    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1997


                                                      REGISTRATION NO. 333-18191

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                              HUBBELL INCORPORATED
             (Exact name of Registrant as specified in its charter)

          CONNECTICUT                         3640                         06-0397030
  (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization   Classification Code Number)       Identification Number)

                             584 DERBY MILFORD ROAD
                         ORANGE, CONNECTICUT 06477-4024
                                 (203) 799-4100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                      ------------------------------------

                            RICHARD W. DAVIES, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              HUBBELL INCORPORATED
                             584 DERBY MILFORD ROAD
                         ORANGE, CONNECTICUT 06477-4024
                                 (203) 799-4100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------

                                   COPIES TO:

             JOEL S. HOFFMAN, ESQ.                         EDMUND M. REMONDINO, ESQ.
           SIMPSON THACHER & BARTLETT                       FINN DIXON & HERLING LLP
              425 LEXINGTON AVENUE                            ONE LANDMARK SQUARE
            NEW YORK, NEW YORK 10017                      STAMFORD, CONNECTICUT 06901

                      ------------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed Prospectus/Proxy Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                      ------------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            FARGO MFG. COMPANY, INC.

                              130 SALT POINT ROAD
                                 P.O. BOX 2900
                       POUGHKEEPSIE, NEW YORK 12603-1016
                                 (914) 471-0600


                                                                January   , 1997


Dear Shareholder:


     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Fargo Mfg. Company, Inc. ("Fargo"), which will be held on February 14, 1997, at 9:00 a.m., local time, at the offices of Fargo.



     At the Special Meeting, holders of shares of the Common Stock, no par value, of Fargo ("Fargo Common Stock"), will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 13, 1996, as amended by Amendment No. 1 thereto dated as of January 8, 1997 (the "Merger Agreement"), among Hubbell Incorporated ("Hubbell"), FMC Acquisition Corporation, a direct, wholly owned subsidiary of Hubbell ("Merger Sub"), and Fargo, with respect to the merger of Merger Sub with and into Fargo as provided for in the Merger Agreement (the "Merger"), with Fargo surviving as a direct, wholly owned subsidiary of Hubbell. Pursuant to the Merger Agreement, each outstanding share of Fargo Common Stock (other than shares owned by Hubbell, Fargo treasury stock and shares held by Fargo shareholders who have properly exercised their appraisal rights under Sections 623 and 910 of the New York Business Corporation Law (such shares, "Dissenting Shares")), will be converted into the right to receive that number of shares of Class B Common Stock, par value $0.01 per share, of Hubbell ("Class B Common Stock"), determined by dividing (x) the quotient obtained by dividing (A) $45 million plus or minus the amount, if any, by which the estimated net worth of Fargo at the time of the Special Meeting (the "Estimated Net Worth Amount") differs from $9,834,900 (the "Net Worth Target") (subject to certain adjustments) by (B) the average closing price per share of Class B Common Stock as reported on the New York Stock Exchange Composite Tape for a consecutive fifteen-day trading period ending three business days prior to the Special Meeting (the "Average Price") by
(y) the total number of shares of Fargo Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (excluding all shares of Fargo Common Stock held in the Fargo treasury or owned by Hubbell) (subject to certain adjustments).


     If the Average Price is less than $34, the Average Price will be deemed to be $34 and Fargo will have the right to terminate the Merger Agreement unless Hubbell elects to retain the actual Average Price for purposes of the calculation described above. If the Average Price is greater than $43, the Average Price will be the actual Average Price and Fargo will have the right to terminate the Merger Agreement unless Hubbell elects that the Average Price will be deemed to be $43 for purposes of the above calculation. Fargo shareholders will receive cash (a) in lieu of any fractional shares which would otherwise be issued in the Merger and (b) to the extent that the net worth of Fargo, calculated and agreed upon by the parties as set forth in Section 2.2 of the Merger Agreement, as of the close of business on the date of Closing (the "Final Closing Net Worth Amount") is greater than the Estimated Net Worth Amount.

     The Merger Agreement provides that ten percent (10%) of the number of whole shares of Class B Common Stock to be issued pursuant to the Merger to each holder of Fargo Common Stock will be deposited by Hubbell into an escrow account (the "Escrow Account") for an amount of time equal to the lesser of eighteen months from the closing date or the date of the completion of the first full audit cycle for the year commencing on January 1, 1997 during which Fargo has been consolidated with Hubbell and its subsidiaries, provided, however, that the Escrow Account will not terminate if there are any outstanding claims against the Escrow Account. The shares deposited in the Escrow Account ("Escrow Shares") will be used (i) to reimburse Hubbell to the extent the Final Closing Net Worth Amount is less than the Estimated Net Worth Amount and (ii) to satisfy any indemnification obligations of the shareholders of Fargo to Hubbell pursuant to
Section 7 of the Merger Agreement. The shares deposited in the Escrow Account will be subject to an escrow agreement (the "Escrow Agreement"), to be dated as of February 10, 1997, among Hubbell, Fargo, Jack F. Myers, in his capacity as shareholder representative, and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent"). Dividends distributed on Escrow Shares will be paid to the Escrow Agent for distribution to the former holders of Fargo Common Stock. Escrow Shares not applied as noted above will be distributed to the former holders of Fargo Common Stock in accordance with the Escrow Agreement. For a more detailed description of the Escrow Agreement and the indemnification obligations, see the section in the accompanying Prospectus/Proxy Statement entitled "THE MERGER -- Indemnification" and "-- Escrow Account/Escrow Agreement."


     You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Prospectus/Proxy Statement for details of the Merger and additional related information. A conformed copy of the Merger Agreement is attached as Exhibit A to the Prospectus/Proxy Statement.

     THE BOARD OF DIRECTORS OF FARGO HAS, BY UNANIMOUS VOTE, APPROVED AND ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF FARGO AND IN THE BEST INTERESTS AND FAIR TO THE SHAREHOLDERS OF FARGO, AND RECOMMENDS THAT THE SHAREHOLDERS OF FARGO VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


     The Board of Directors has fixed the close of business on January 7, 1997 as the record date for the determination of shareholders entitled to vote at the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available for examination by any shareholder, for any purpose relevant to the meeting, on and after January 10, 1997, during ordinary business hours at Fargo's offices located at the address set forth above. The affirmative vote of holders of two-thirds of the outstanding shares of Fargo Common Stock is necessary to approve and adopt the Merger Agreement.


     I look forward to meeting with those shareholders who are able to be present at the Special Meeting; however, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. A failure to vote will have the same effect as a vote against the Merger. You are urged, therefore, to sign, date, and return the enclosed proxy card promptly.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER AGREEMENT IS APPROVED BY THE FARGO SHAREHOLDERS AND THE MERGER IS CONSUMMATED, YOU WILL RECEIVE A TRANSMITTAL FORM AND INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR SHARES.

     Thank you for your cooperation.

                                          Sincerely,

                                          C.B. Schmidt
                                          Chairman of the Board

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                            FARGO MFG. COMPANY, INC.

                              130 SALT POINT ROAD
                                 P.O. BOX 2900
                       POUGHKEEPSIE, NEW YORK 12603-1016
                                 (914) 471-0600

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON FEBRUARY 14, 1997


                            ------------------------

TO THE SHAREHOLDERS OF FARGO MFG. COMPANY, INC.:


     Notice is hereby given that a special meeting (the "Special Meeting") of the shareholders of Fargo Mfg. Company, Inc., a New York corporation ("Fargo"), will be held on February 14, 1997, at 9:00 a.m., local time, at the offices of Fargo, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 13, 1996, as amended by Amendment No. 1 thereto dated as of January 8, 1997 (the "Merger Agreement"), among Hubbell Incorporated, a Connecticut corporation ("Hubbell"), FMC Acquisition Corporation, a New York corporation and a direct, wholly owned subsidiary of Hubbell ("Merger Sub"), and Fargo, with respect to the merger of Merger Sub with and into Fargo upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, Fargo will become a direct, wholly owned subsidiary of Hubbell. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS EXHIBIT A THERETO.



     Only holders of record of shares of Fargo Common Stock at the close of business on January 7, 1997, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. A list of shareholders entitled to vote at the Special Meeting will be available for examination by any shareholder, for any purpose relevant to the meeting, on and after January 10, 1997, during ordinary business hours at Fargo's offices located at the address set forth above.


     Under the New York Business Corporation Law (the "NYBCL"), shareholders of Fargo have the right to dissent from the Merger and demand appraisal rights for their shares of Fargo Common Stock, provided that the Merger is consummated and such shareholders comply with the requirements of Sections 623 and 910 of the NYBCL, the full text of which provisions is set forth as Exhibit C to the accompanying Prospectus/ Proxy Statement. See "THE MERGER -- Dissenting Shares" in the Prospectus/Proxy Statement for a description of the rights of dissenting shareholders and a discussion of the procedures which must be followed by dissenting shareholders of Fargo to obtain appraisal of their shares of Fargo Common Stock.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF FARGO A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Keryl M. Briggs
                                          Secretary

Poughkeepsie, New York

January   , 1997

                              HUBBELL INCORPORATED
                                   PROSPECTUS
                            ------------------------
                            FARGO MFG. COMPANY, INC.

                                PROXY STATEMENT


     This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") serves as a Prospectus of Hubbell Incorporated ("Hubbell") under the Securities Act of 1933, as amended (the "Securities Act") relating to the shares of Class B Common Stock issuable in connection with the Merger. The Class B Common Stock is listed
on the New York Stock Exchange ("NYSE") under the symbol "HUBB". On January   ,
1997, the last sale price of Class B Common Stock as reported on the New York
Stock Exchange Composite Tape (the "NYSE Tape") was $          . For a
description of the Class B Common Stock, see "DESCRIPTION OF CAPITAL STOCK OF HUBBELL" and "COMPARISON OF RIGHTS OF HOLDERS OF FARGO COMMON STOCK AND HUBBELL CLASS B COMMON STOCK."



     This Prospectus/Proxy Statement is being furnished to the shareholders of Fargo Mfg. Company, Inc., a New York corporation ("Fargo") (such shareholders hereinafter sometimes referred to as the "Shareholders"), in connection with the solicitation of proxies by the Board of Directors of Fargo (the "Fargo Board") for use at the special meeting of the Shareholders to be held on February 14, 1997, at 9:00 a.m., local time, at the offices of Fargo, including any adjournments or postponements thereof (the "Special Meeting").



     At the Special Meeting, the holders of shares of the Common Stock, no par value, of Fargo ("Fargo Common Stock") will consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of November 13, 1996, as amended by Amendment No. 1 thereto dated as of January 8, 1997 (the "Merger Agreement"), among Hubbell Incorporated ("Hubbell"), FMC Acquisition Corporation, a direct, wholly owned subsidiary of Hubbell ("Merger Sub"), and Fargo, with respect to the merger of Merger Sub with and into Fargo upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, Fargo will become a direct, wholly owned subsidiary of Hubbell. Pursuant to the Merger Agreement and an Escrow Agreement (the "Escrow Agreement"), to be dated as of February 10, 1997, among Hubbell, Fargo, Jack F. Myers, as shareholder representative (the "Shareholder Representative"), and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent"), ten percent (10%) of the number of whole shares of Class B Common Stock, par value $0.01 per share, of Hubbell ("Class B Common Stock") to be issued pursuant to the Merger to each holder of Fargo Common Stock will be deposited by Hubbell into an escrow account (the "Escrow Account") maintained with the Escrow Agent to be used (i) to reimburse Hubbell to the extent the Final Closing Net Worth Amount is less than the Estimated Net Worth Amount (as such terms are hereinafter defined) and (ii) to satisfy any indemnification obligations of the Shareholders to Hubbell pursuant to Section 7 of the Merger Agreement.


     The Fargo Board has, by unanimous vote, approved and adopted the Merger Agreement, determined that the Merger Agreement and the Merger are in the best interests of Fargo and in the best interests of and fair to the Shareholders, and recommends that the Shareholders vote FOR the approval and adoption of the Merger Agreement and the Merger.


     This Prospectus/Proxy Statement and the accompanying form of proxy are
first being mailed to the Shareholders on or about January   , 1997.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS JANUARY   , 1997.

                               TABLE OF CONTENTS


                                         PAGE                                              PAGE
AVAILABLE INFORMATION..................      2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE............................      2
FORWARD LOOKING STATEMENTS.............      3
SUMMARY................................      4
  THE SPECIAL MEETING..................      4
  Date, Time and Place; Matters to be
     Considered........................      4
  Record Date; Shares Entitled to Vote;
     Votes Required....................      4
  Proxies; Proxy Solicitation..........      4
  THE COMPANIES........................      5
  Hubbell Incorporated.................      5
  FMC Acquisition Corporation..........      5
  Fargo Mfg. Company, Inc..............      5
  THE MERGER...........................      5
  General..............................      5
  Background of the Merger.............      5
  Recommendation of the Fargo Board and
     Reasons for the Merger............      6
  Structure of the Merger..............      6
  Closing; Effective Time..............      6
  Certificate of Incorporation; Bylaws;
     Officers and Directors............      7
  Merger Consideration.................      7
  Determination of Closing Net Worth
     Amount............................      8
  Fractional Shares....................      9
  Affiliated Shares....................      9
  Dissenting Shares....................      9
  Exchange Agent; Exchange Procedures;
     Distributions with Respect to
     Unexchanged Shares; No Further
     Ownership Rights in Fargo Common
     Stock; No Fractional Shares.......     10
  Escrow Account/Escrow Agreement......     10
  Representations and Warranties.......     10
  Indemnification......................     11
  Certain Fees and Expenses............     11
  Termination..........................     12
  Conditions to the Consummation of the
     Merger............................     13
  Regulatory Approvals Required........     13
  Interests of Certain Persons in the
     Merger............................     13
  Certain Federal Income Tax
     Consequences......................     13
  Anticipated Accounting Treatment.....     13
  Resale of Hubbell Common Stock.......     13
  Stock Exchange Listing...............     14
  Comparison of Rights.................     14
  SELECTED HISTORICAL FINANCIAL
     INFORMATION OF HUBBELL
     INCORPORATED......................     15
  SELECTED HISTORICAL FINANCIAL
     INFORMATION OF FARGO MFG. COMPANY,
     INC. .............................     16
  COMPARATIVE PER SHARE DATA...........     17
  COMPARATIVE STOCK PRICES.............     18
THE SPECIAL MEETING....................     19
  Date, Time and Place.................     19
  Matters To Be Considered.............     19
  Record Date; Shares Entitled to Vote;
     Votes Required....................     19
  Proxies; Proxy Solicitation..........     20
THE COMPANIES..........................     21
  Hubbell Incorporated.................     21
  FMC Acquisition Corporation..........     21
  Fargo Mfg. Company, Inc..............     21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF FARGO MFG. COMPANY,
  INC. ................................     23
  Results of Operations................     23
  Liquidity............................     25
THE MERGER.............................     25
  General..............................     25
  Background of the Merger.............     25
  Recommendation of the Fargo Board and
     Reasons for the Merger............     27
  Structure of the Merger..............     29
  Effects of the Merger................     29
  Closing; Effective Time..............     29
  Certificate of Incorporation; Bylaws;
     Officers and Directors............     29
  Merger Consideration.................     29
  Determination of Closing Net Worth
     Amount............................     30
  Fractional Shares....................     32
  Affiliated Shares....................     32
  Dissenting Shares....................     32
  Exchange Agent; Exchange Procedures;
     Distributions with Respect to
     Unexchanged Shares; No Further
     Ownership Rights in Fargo Common
     Stock; No Fractional Shares.......     32
  Escrow Account/Escrow Agreement......     33
  Representations and Warranties.......     34

                  PAGE                       PAGE
  Indemnification..     36
  Business of
     Fargo
     Pending the
     Merger.....     37
  Certain
     Additional
    Agreements..     38
  No
  Solicitation..     39
  Certain Fees
     and
     Expenses...     39
  Termination...     40
  Amendment and
     Waiver.....     41
  Conditions to
     the
    Consummation
     of the
     Merger.....     41
  Expenses......     43
  Interests of
     Certain
     Persons in
     the
     Merger.....     43
  Certain
     Federal
     Income Tax
  Consequences..     43
  Anticipated
     Accounting
    Treatment...     45
  Regulatory
     Approvals
     Required...     45
  Resale of
     Hubbell
     Common
     Stock......     45
  Stock Exchange
     Listing....     45
DESCRIPTION OF
  CAPITAL STOCK
  OF HUBBELL....     45
  Dividend
     Rights.....     46
  Voting
     Rights.....     46
  Liquidation
     Rights.....     46
  Preemptive
     Rights.....     46
  Transfer Agent
     and
     Registrar..     46
  Preferred
     Stock......     46
  The Hubbell
     Rights
    Agreement...     47
DESCRIPTION OF
  CAPITAL STOCK
  OF FARGO......     49
  Dividend
     Rights.....     49
  Voting
     Rights.....     49
  Liquidation
     Rights.....     49
  Preemptive
     Rights.....     49
  Transfer Agent
     and
     Registrar..     50
COMPARISON OF
  RIGHTS OF
  HOLDERS OF
  FARGO COMMON
  STOCK AND
  HUBBELL CLASS
  B COMMON
  STOCK.........     50
  General.......     50
  Voting
     Rights.....     50
  Business
     Combination
     Statutes...     52
  "Anti-
    Greenmail"..     52
  Special
     Meetings...     52
  Quorum
  Requirements..     53
  Shareholders'
     Action
     Without a
     Meeting....     53
  Preemptive
     Rights.....     53
  Dividends.....     54

                  PAGE                       PAGE
  Stock
   Repurchases..     54
  Issuance of
     Rights or
     Options to
     Purchase
     Shares to
     Directors,
     Officers
     and
    Employees...     54
  Loans to
    Directors...     54
  Classification
  of the Board
  of
  Directors.....     54
  Duties of
    Directors...     55
  Interested
     Director
  Transactions..     55
  Limitations on
     Directors'
    Liability...     55
 Indemnification
     of
     Directors
     and
     Officers...     56
  Removal of
    Directors...     57
  Newly Created
   Directorships
     and
    Vacancies...     57
  Dissenters'
     Rights of
    Appraisal...     57
  Listing.......     57
APPRAISAL RIGHTS
  OF DISSENTING
  FARGO
  SHAREHOLDERS..     58
SECURITY
  OWNERSHIP OF
  CERTAIN
  BENEFICIAL
  OWNERS,
  DIRECTORS AND
  EXECUTIVE
  OFFICERS......     62
EXPERTS.........     62
LEGAL
  OPINIONS......     63
OTHER
  INFORMATION
  INCORPORATION
  OF CERTAIN
  DOCUMENTS BY
  REFERENCE.....     63
FINANCIAL
  STATEMENTS
  FARGO MFG.
  COMPANY, INC.
  INDEX TO
  CONSOLIDATED
  FINANCIAL
  STATEMENTS....    F-1
  Independent
     Auditor's
     Report.....    F-2
  CONSOLIDATED
     BALANCE
     SHEETS.....    F-3
  CONSOLIDATED
     STATEMENTS
     OF
   STOCKHOLDERS'
     EQUITY.....    F-5
  CONSOLIDATED
     STATEMENTS
     OF
     INCOME.....    F-6
  CONSOLIDATED
     STATEMENTS
     OF CASH
     FLOWS......    F-7
  NOTES TO
     FINANCIAL
    STATEMENTS..    F-8
EXHIBIT A Merger
  Agreement.....
EXHIBIT B Escrow
  Agreement.....
EXHIBIT C NYBCL
  Sections 623
  and 910.......

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, IN CONNECTION WITH THE MERGER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HUBBELL OR FARGO. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.
                            ------------------------

     NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER WILL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF HUBBELL OR FARGO SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Hubbell is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Hubbell files proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This Registration Statement, as well as such proxy statements, reports, exhibits and other information filed by Hubbell with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the SEC: Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, 13th Floor, New York, New York 10048) and may be obtained through the SEC Internet address at http://www.sec.gov. Copies of such material concerning Hubbell can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, such material concerning Hubbell can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Fargo is not subject to the informational requirements of the Exchange Act and financial and other information about Fargo and its subsidiaries is not publicly available other than as set forth in this Prospectus/Proxy Statement.

     Hubbell has filed a Registration Statement on Form S-4 (the "Registration Statement," which term will encompass all amendments, exhibits, annexes and schedules thereto) with the SEC under the Securities Act and the rules and regulations promulgated thereunder with respect to the Class B Common Stock being offered hereby. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including such omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus/Proxy Statement or in any document incorporated by reference in this Prospectus/Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Hubbell documents are incorporated by reference in this Prospectus/Proxy Statement: (i) Hubbell's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Hubbell's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30,

1996; and (iii) the descriptions of the Class A Common Stock, par value $0.01 per share of Hubbell ("Class A Common Stock"), Class B Common Stock, the rights to purchase Class A Common Stock ("Class A Rights") and the rights to purchase Class B Common Stock ("Class B Rights," and together with Class A Rights, the "Rights") set forth in Hubbell's Registration Statements filed pursuant to
Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents and reports filed by Hubbell pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting will be deemed to be incorporated by reference into this Prospectus/Proxy Statement from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus/Proxy Statement will be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.


     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF STOCK OF HUBBELL OR FARGO, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, TO HUBBELL INCORPORATED, 584 DERBY MILFORD ROAD, ORANGE, CONNECTICUT 06477-4024 (TELEPHONE NUMBER (203) 799-4100, ATTENTION: OFFICE OF THE SECRETARY). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY FEBRUARY 7, 1997.


     All information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Hubbell or Merger Sub has been supplied by Hubbell, and all such information relating to Fargo has been supplied by Fargo.

                           FORWARD LOOKING STATEMENTS

     This Prospectus/Proxy Statement includes or incorporates by reference "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus/Proxy Statement that address activities, events or developments that Hubbell expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of Hubbell's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Hubbell in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Hubbell's expectations and predictions is subject to a number of risks and uncertainties; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Hubbell and its subsidiaries; changes in laws or regulations; and other factors, many of which are beyond the control of Hubbell and its subsidiaries. Consequently, all of the forward-looking statements made or incorporated by reference in this Prospectus/Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by Hubbell will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Hubbell and its subsidiaries or their business or operations.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Prospectus/Proxy Statement, in the attached Exhibits and in the documents incorporated herein by reference. The Shareholders are urged to read carefully this Prospectus/Proxy Statement and the attached Exhibits in their entirety.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE; MATTERS TO BE CONSIDERED


     The Special Meeting will be held at 9:00 a.m., local time, on February 14, 1997, at the offices of Fargo. At the Special Meeting, holders of Fargo Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement, a copy of which is attached as Exhibit A to this Prospectus/Proxy Statement, pursuant to which Merger Sub will be merged with and into Fargo. Fargo will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a direct, wholly owned subsidiary of Hubbell.


RECORD DATE; SHARES ENTITLED TO VOTE; VOTES REQUIRED


     The affirmative vote of the holders of two-thirds of the outstanding shares of Fargo Common Stock entitled to vote at the Special Meeting is required for the approval and adoption of the Merger Agreement. Only holders of record of Fargo Common Stock at the close of business on January 7, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. The presence in person or by proxy of the holders of a majority of the shares of Fargo Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. As of the Record Date, there were 235,702 shares of Fargo Common Stock outstanding, of which 71,318 shares (approximately 30.3% of the outstanding shares of Fargo Common Stock) were beneficially owned by directors and executive officers of Fargo. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS". All such directors and executive officers of Fargo have indicated to Fargo that it is intended that all such shares will be voted in favor of approval and adoption of the Merger Agreement.


     The approval of the shareholders of Hubbell is not required to effect the Merger.

PROXIES; PROXY SOLICITATION

     Shares of Fargo Common Stock represented by properly executed, unrevoked proxies received at or prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Fargo Common Stock represented by properly executed, unrevoked proxies for which no instruction is given will be voted FOR approval of the Merger Agreement. The Shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A Fargo shareholder may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to the vote on approval and adoption of the Merger Agreement by delivering written notice of revocation to the Secretary of Fargo at 130 Salt Point Road, Box 2900, Poughkeepsie, New York 12603-1016 at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

     The persons named as proxies by a Fargo shareholder may propose and vote for one or more adjournments of the Special Meeting to permit further solicitations of proxies in favor of any proposal. If the Special Meeting is postponed or adjourned for any reason, when the Special Meeting is convened or reconvened, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     In addition to solicitation by mail, directors, officers and employees of Fargo may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Fargo will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Any questions or requests for assistance regarding proxies and related materials may be directed to Ms. Keryl Briggs by telephone at (914) 471-0600. Fargo will bear the cost of the Special Meeting and of soliciting proxies therefor.

     THE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                 THE COMPANIES


HUBBELL INCORPORATED


     Hubbell was founded as a proprietorship in 1888 and was incorporated in Connecticut in 1905. Hubbell manufactures and sells high quality electrical and electronic products for a broad range of commercial, industrial, telecommunications and utility applications and has expanded its operations into other areas of the electrical industry and related fields. Hubbell's principal executive offices are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024, and its telephone number is (203) 799-4100.


FMC ACQUISITION CORPORATION


     Merger Sub is a corporation recently organized by Hubbell for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger Agreement and the transactions contemplated thereby. The principal executive offices of Merger Sub are located at 584 Derby Milford Road, Orange Connecticut 06477-4024, and its telephone number is (203) 799-4100.


FARGO MFG. COMPANY, INC.


     Fargo was founded in 1914 and incorporated in its present form in 1946. Fargo is a manufacturer of niche distribution and transmission product lines, principally for the utility industry. Fargo presently derives approximately 90% of its sales from distribution products, including electrical connectors, line splices, dead ends, hot line taps, formed wire products and wildlife protectors, and various associated products. Fargo is a privately-owned company and there is no established public trading market for its capital stock, consisting solely of Fargo Common Stock. Fargo's principal executive offices are located at 130 Salt Point Road, Poughkeepsie, New York 12603-1016, and its telephone number is (914) 471-0600.

                                   THE MERGER


GENERAL


     The Boards of Directors of Hubbell, Merger Sub and Fargo have approved the Merger Agreement, which provides for the Merger of Merger Sub with and into Fargo at the Effective Time (as hereinafter defined), with Fargo as the Surviving Corporation.


BACKGROUND OF THE MERGER



     In July 1995, Scott R. Wheaton, then Fargo's President and Chief Executive Officer, Chairman of the Board and representative of the Wheaton family interests (the "Wheaton Interests"), such Wheaton Interests holding, in the aggregate, approximately 17.5% of the outstanding Fargo Common Stock, died unexpectedly. Richard C. Raible, previously Fargo's Vice President -- Manufacturing and a director, was elected by the Board as President and Chief Executive Officer, and C. B. Schmidt, a director and lead representative of the Schmidt family interests (the "Schmidt Interests", and together with the Wheaton Interests, the "Interests"), such Schmidt Interests holding, in the aggregate, approximately 17% of the outstanding Fargo Common Stock, was elected as Chairman of the Board.

     Following Mr. Wheaton's death, representatives of the Interests expressed to Mr. Raible and the other members of the Fargo Board their desire to have their respective holdings of Fargo Common Stock liquidated at a fair market value, and requested that efforts be made to establish such a value. Various alternatives were explored by the Fargo Board, including the possible use of a qualified employee stock ownership plan (an "ESOP") as an internal solution for liquidating the Interests. After rejecting the ESOP alternative as inadequate given that the per share price feasibly attainable would have been too low, and after several other large Shareholders, which Shareholders, together with the Interests, represented a substantial majority of the outstanding Fargo Common Stock, expressed their desire to explore the external value which might be attained for the Shareholders through the sale of Fargo to a third party, the Fargo Board established a committee (the "Alliance Review Committee"), which considered and then presented to the Fargo Board a statement of alliance considerations (the "Alliance Considerations") that enumerated criteria and procedures for evaluating the potential sale of Fargo. Among other things, the Alliance Considerations set forth as the general objective the maximization of net proceeds to the Shareholders. After reviewing and approving the Alliance Considerations, the Fargo Board engaged Robert M. Haas Associates, Inc. ("RMHA") to provide investment banking advisory services for the liquidation of Shareholder interests in a satisfactory manner. Under RMHA's direction, a formal bidding process ensued, which included, among other things, the distribution to potential transaction partners of information regarding Fargo's financial performance and condition, the submission by parties of expressions of interest, and the invitation of the five highest initial proposals in terms of consideration to participate in the final phase of the bidding process. That final phase included the submission by each candidate of its "final and best offer," culminating in the Alliance Review Committee's selection of Hubbell as the entity with which Fargo should merge. See "THE MERGER -- Background of the Merger". On August 2, 1996, Fargo and Hubbell entered into a letter of intent setting forth in general terms the basis upon which Hubbell proposed to acquire all of the outstanding Fargo Common Stock. The Merger Agreement was signed on November 13, 1996, following extensive negotiations concerning the detailed terms and conditions of the Merger. See "THE MERGER -- Structure of the Merger".

RECOMMENDATION OF THE FARGO BOARD AND REASONS FOR THE MERGER


     THE FARGO BOARD HAS, BY UNANIMOUS VOTE, APPROVED AND ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER AGREEMENT AND MERGER ARE IN THE BEST INTERESTS OF FARGO AND IN THE BEST INTERESTS OF AND FAIR TO THE SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In reaching its decision to adopt the Merger Agreement and recommend the Merger, the Fargo Board considered a number of factors. See "THE MERGER -- Background of the Merger" and "-- Recommendation of the Fargo Board and Reasons for the Merger".


STRUCTURE OF THE MERGER

     Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, in accordance with the New York Business Corporation Law (the "NYBCL"), Merger Sub will be merged with and into Fargo, with Fargo continuing as the Surviving Corporation under the name "Fargo Mfg. Company, Inc." as a direct, wholly owned subsidiary of Hubbell.

CLOSING; EFFECTIVE TIME

     Unless the Merger Agreement has been terminated and the transactions contemplated therein have been abandoned, and subject to certain conditions described under "THE MERGER -- Conditions to the Consummation of the Merger" below, the closing (the "Closing") of the Merger will take place on the second business day following the satisfaction or waiver, if applicable, of such conditions (or as soon as practicable thereafter), or as otherwise mutually agreed by the parties to the Merger Agreement (the "Closing Date"). Immediately following the Closing and on the Closing Date, the parties to the Merger Agreement will cause the Merger to be consummated by filing a certificate of merger as required by the NYBCL (the time of such filing being the "Effective Time").

CERTIFICATE OF INCORPORATION; BYLAWS; OFFICERS AND DIRECTORS


     At the Effective Time, the certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case to serve thereafter until their successors are elected and qualified.


MERGER CONSIDERATION



     At the Effective Time, each issued and outstanding share of Fargo Common Stock (other than shares owned by Hubbell, Fargo treasury stock and shares held by the Shareholders who have properly exercised their appraisal rights under Sections 623 and 910 of the NYBCL (such shares, "Dissenting Shares")), will be converted into the right to receive that number of shares or fraction thereof of Class B Common Stock determined by dividing (x) the quotient obtained by dividing (A) $45 million plus or minus the amount, if any, by which the total assets less total liabilities of Fargo as determined in accordance with generally accepted accounted principles ("GAAP") consistently applied (the "Net Worth Amount") calculated by Fargo as of the last day of the completed calendar month which immediately precedes the Special Meeting and derived from the Initial Balance Sheet (as hereinafter defined) (the "Estimated Net Worth Amount") differs from $9,834,900 (the "Net Worth Target") (subject to certain adjustments) by (B) an amount equal to the average closing price per share of Class B Common Stock (the "Average Price") as reported on the NYSE Tape for a consecutive fifteen-day trading period ending three business days prior to the Special Meeting (the "Pricing Period") by (y) the total number of shares of Fargo Common Stock issued and outstanding immediately prior to the Effective Time (excluding all shares of Fargo Common Stock held in the Fargo treasury) (the "Outstanding Fargo Shares") (the number of shares or fraction thereof of Class B Common Stock so determined being hereinafter referred to as the "Merger Consideration"). Shareholders will also be entitled to receive (x) the amount of cash, if any, required to be deposited by Hubbell or Merger Sub with ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent") pursuant to Section 2.2(v)(B) of the Merger Agreement divided by (y) the total number of Outstanding Fargo Shares. See "THE MERGER -- Merger Consideration".



     If the Average Price is less than $34, the Average Price will be deemed to be $34 and Fargo will have the right to terminate the Merger Agreement unless Hubbell elects to retain the actual Average Price for purposes of the calculation described above. If the Average Price is greater than $43, the Average Price will be the actual Average Price and Fargo will have the right to terminate the Merger Agreement unless Hubbell elects that the Average Price will be deemed to be $43 for purposes of the above calculation. Fargo may elect not to terminate the Merger Agreement even if (i) the Average Price is less than $34 and Hubbell fails to elect to retain the actual Average Price for purposes of the calculation described above or (ii) the Average Price is greater than $43 and Hubbell fails to elect that the Average Price be deemed to be $43 for the purposes of the above calculation. In determining whether to elect to terminate the Merger Agreement under these circumstances, the Fargo Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, its view as to whether Hubbell is prepared to increase the Merger Consideration, the market for stocks in Hubbell's and Fargo's industries, the relative value of Class B Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving and adopting the Merger Agreement, the Shareholders would be permitting the Fargo Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though (i) the Average Price was less than $34 and Hubbell failed to elect to retain the actual Average Price or (ii) the Average Price was greater than $43 and Hubbell failed to elect that the Average Price be deemed to be $43. In determining whether to elect (i) to retain the actual Average Price when the Average Price is less than $34 or (ii) that the Average Price will be deemed to be $43 when the actual Average Price is greater than $43, Hubbell will take into account all relevant facts and circumstances existing at the time, including, without limitation, its view as to whether Fargo is willing to accept the Merger with Class B Common Stock valued at a lower price with respect to clause (i) and at a higher price with respect to clause (ii) and, in each case, the value of the Merger to Hubbell. See "THE MERGER -- Merger Consideration". The Shareholders will receive cash (a) in lieu of any fractional shares which would otherwise be issued in the Merger and (b) to the extent that the Final Closing Net Worth Amount (as hereinafter defined) is greater than the Estimated Net Worth Amount. See "THE MERGER -- Fractional Shares" and "-- Determination of Closing Net Worth Amount".


DETERMINATION OF CLOSING NET WORTH AMOUNT


     Preparation of Initial Balance Sheet. The Merger Agreement provides that at least three (3) business days prior to the date of the Special Meeting, Fargo will cause to be prepared and delivered to Hubbell an unaudited balance sheet of Fargo (the "Initial Balance Sheet"), certified by Fargo's Chief Financial Officer, and a calculation of the Estimated Net Worth Amount derived from the Initial Balance Sheet, which will reflect a liability for the documented out-of-pocket fees and expenses of Fargo (whether or not incurred prior to the date of the Merger Agreement) payable by Fargo to outside legal counsel, to RMHA and to any outside accountants or actuaries, in each case arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and Closing or potential Closing and all transactions contemplated by the Merger Agreement ("Shareholder Expenses"), will include an accrual for the maximum amount of any and all fees and expenses payable, whether at Closing or at any time prior or subsequent thereto, to RMHA, and is required to be prepared in accordance with the books and records of Fargo and will comply with GAAP applied on a consistent basis. During the preparation of the Initial Balance Sheet, Fargo will provide Hubbell and Hubbell's authorized representatives during normal business hours with reasonable access to the books, records, facilities and employees of Fargo, and cooperate fully with Hubbell and Hubbell's authorized representatives.


     Preparation of Closing Balance Sheet. Within 120 days after the Effective Time, Hubbell will cause to be prepared and delivered to the Shareholder Representative an unaudited preliminary closing balance sheet of Fargo as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"), which Preliminary Closing Balance Sheet will be non-binding on the parties and will be for illustrative purposes only. Within fourteen (14) months after the Effective Time, Hubbell will cause to be prepared and delivered to the Shareholder Representative an unaudited balance sheet of Fargo as of the close of business on the Closing Date (the "Closing Balance Sheet") and a calculation of the Net Worth Amount as of such date (the "Closing Net Worth Amount") derived from the Closing Balance Sheet. If the Closing Net Worth Amount set forth in the Closing Balance Sheet is greater than or less than the Estimated Net Worth Amount by an amount equal to or less than $20,000, then certain provisions of the Merger Agreement will not apply and Hubbell and the Shareholder Representative (on behalf of the Shareholders) will mutually agree upon the Final Closing Net Worth Amount (the "Final Closing Net Worth Amount"), which determination will be final and binding on the parties thereto, absent fraud or manifest error; provided, however, if Hubbell and the Shareholder Representative are unable to mutually agree upon the Final Closing Net Worth Amount, the Final Closing Net Worth Amount will be the average of the Closing Net Worth Amount set forth in the Closing Balance Sheet and the Estimated Net Worth Amount.

     If the Closing Net Worth Amount set forth in the Closing Balance Sheet is greater than or less than the Estimated Net Worth Amount by an amount greater than $20,000, the Shareholder Representative, on behalf of the Shareholders, will have a period of thirty (30) days after delivery of the Closing Balance Sheet to present in writing to Hubbell any objections the Shareholder Representative may have to any of the matters set forth therein which relate to the calculation of the Closing Net Worth Amount. If no objections are raised within such 30-day period, the Closing Balance Sheet and the calculation of the Closing Net Worth Amount will be final (a "Final Closing Net Worth Amount") and binding on the parties hereto, absent fraud or manifest error.

     In addition, the Merger Agreement provides that in the event that the Shareholder Representative raises any objections within the aforesaid 30-day period, the Shareholder Representative and Hubbell, together with their respective independent certified public accountants, will attempt promptly to resolve the matter or matters in dispute and, if resolved, such accounting firms will send a joint notice to the Shareholder Representative and Hubbell stating the manner in which the dispute was resolved, and a confirmation of the original Closing Net Worth Amount or a revised Closing Net Worth Amount (each, a "Final Closing Net

Worth Amount") based upon such resolution, whereupon the Final Closing Net Worth Amount will be final and binding on the parties hereto, absent fraud or manifest error.

     The Merger Agreement provides that if such dispute cannot be resolved by the Shareholder Representative and Hubbell nor by the aforesaid accounting firms within sixty (60) days after the delivery of the Closing Balance Sheet, then the specific matters in dispute will be submitted to a firm of independent certified public accountants mutually acceptable to the Shareholder Representative and Hubbell (the "Final Arbiter"), which firm will make a final and binding determination as to such matter or matters within forty-five (45) days of its appointment. The Final Arbiter will send its written determination to the Shareholder Representative and Hubbell, together with a confirmation of the Final Closing Net Worth Amount based upon such determination, whereupon the Final Closing Net Worth Amount will be binding on the parties thereto, absent fraud or manifest error.

     After the Effective Time, any adjustment that must be made to the Merger Consideration as a result of (A) the Estimated Net Worth Amount being greater than the Final Closing Net Worth Amount will be made out of shares of Class B Common Stock on deposit in the Escrow Account subject to certain procedures set forth in the Merger Agreement and (B) the Estimated Net Worth Amount being less than the Final Closing Net Worth Amount, will be made by the deposit by Hubbell or Merger Sub with the Exchange Agent of an amount in cash equal to the difference between such amounts, such cash to be paid to the Shareholders pursuant to the procedures set forth in the Merger Agreement, subject to certain reductions as set forth in the Merger Agreement.


FRACTIONAL SHARES


     No fractional shares of Class B Common Stock will be issued in the Merger. The Shareholders will not be entitled to receive fractional shares of Class B Common Stock, but will instead be entitled to receive a cash payment in lieu of any fraction of a share of Class B Common Stock, such cash payment to be equal to the fraction of a share of Class B Common Stock, if any, so determined as described under "THE MERGER-- Merger Consideration", multiplied by the Average Price.


AFFILIATED SHARES


     Each share of Fargo Common Stock which is issued and outstanding immediately prior to the Effective Time and owned by Hubbell or any direct or indirect subsidiary of Hubbell, or by Fargo or any of its subsidiaries, will be canceled and retired and no payment will be made with respect thereto.


DISSENTING SHARES


     Under the NYBCL, the Shareholders have the right to dissent from the Merger and demand appraisal rights for their shares of Fargo Common Stock, provided that the Merger is consummated and such Shareholders comply with the requirements of Sections 623 and 910 of the NYBCL.

     The Merger Agreement provides that Dissenting Shares will not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal with the consent of Fargo, if required, or becomes ineligible for such appraisal. Pursuant to the Merger Agreement, each holder of Dissenting Shares will have only such rights and remedies as are granted to such holder under Sections 623 and 910 of the NYBCL and Dissenting Shares will not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to the Shareholders of record prior to the Effective
Time).

     For a description of appraisal rights available to the Shareholders, see "APPRAISAL RIGHTS OF DISSENTING FARGO SHAREHOLDERS" and the applicable provisions of the NYBCL which are annexed as Exhibit C to this Prospectus/Proxy Statement.

EXCHANGE AGENT; EXCHANGE PROCEDURES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; NO FURTHER OWNERSHIP RIGHTS IN FARGO COMMON STOCK; NO FRACTIONAL SHARES



     Exchange Agent. The Merger Agreement provides that as soon as practicable after the Effective Time, the Exchange Agent will be authorized, pursuant to an agreement satisfactory to Hubbell and Fargo, to act as the Exchange Agent in effecting the exchange for the applicable Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented shares of Fargo Common Stock entitled to conversion into Class B Common Stock pursuant to the Merger Agreement. At or before the Effective Time, Hubbell will irrevocably instruct the registrar and transfer agent for the Class B Common Stock to countersign and deliver to the Exchange Agent such shares of Class B Common Stock as and when required to deliver the Merger Consideration (less such shares of Class B Common Stock as will constitute Escrow Shares as described under "THE MERGER -- Escrow Account/Escrow Agreement" below).



     Exchange Procedures. Upon the surrender of each Certificate, the Exchange Agent will, as promptly as practicable, distribute to the holder of such Certificate the Merger Consideration multiplied by the number of shares of Fargo Common Stock formerly represented by such Certificate (including cash due in lieu of fractional shares), less such Shareholder's pro rata contribution to the Escrow Account as described under "THE MERGER -- Escrow Account/Escrow Agreement", in exchange therefor and in accordance with any applicable instructions from the holder thereof, and such Certificate will forthwith be canceled.


     THE SHAREHOLDERS SHOULD NOT FORWARD FARGO STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. THE SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.


ESCROW ACCOUNT/ESCROW AGREEMENT



     The Merger Agreement provides that at Closing, Hubbell will deposit 10% of the number of whole shares of Class B Common Stock to be issued pursuant to the Merger to each holder of Fargo Common Stock (after rounding down to the nearest share in the case of fractional shares) (the "Escrow Shares") into the Escrow Account. Such Escrow Shares will be held for, and dividends distributed on such Escrow Shares will be paid to the Escrow Agent for distribution to, the Shareholders as specified in the Escrow Agreement. The Escrow Account will be used solely at the option of Hubbell to (i) reimburse Hubbell to the extent that the Estimated Net Worth Amount used in determining the Merger Consideration exceeds the Final Closing Net Worth Amount and (ii) satisfy any indemnification obligations to Hubbell set forth in Section 7 of the Merger Agreement. See "THE MERGER -- Indemnification" and "-- Representations and Warranties". Any Escrow Shares remaining in the Escrow Account after the earlier of (i) eighteen (18) months from the Closing Date or (ii) at the completion of the first full audit cycle for the year commencing on January 1, 1997 during which Fargo has been consolidated with Hubbell and its Subsidiaries (each, a "Termination Date"), will be distributed to the Shareholders based on the Shareholders' relative holdings of Fargo Common Stock initially deposited in the Escrow Account, provided, however, that if the procedure set forth in Section 2.2 of the Merger Agreement for determining the Final Closing Net Worth Amount is still continuing or if there are any outstanding or unsatisfied claims against the Escrow Account on or prior to the Termination Date, the Escrow Agreement will continue in effect until the resolution of all such claims, as more fully described under "THE MERGER -- Escrow Account/Escrow Agreement". All Escrow Shares distributed from the Escrow Account will be deemed to be distributed pro rata by the Shareholders in accordance with each Shareholder's percentage interest in the Escrow Account.



REPRESENTATIONS AND WARRANTIES


     The Merger Agreement includes representations and warranties of Fargo, Hubbell and Merger Sub. The representations and warranties of Fargo contained in the Merger Agreement or in any certificate or agreement delivered pursuant to the Merger Agreement will survive the Closing and will continue in effect from the Closing Date to the earlier of (i) eighteen months following the Closing Date or (ii) at the completion of the first full audit cycle for the year commencing on January 1, 1997 during which Fargo has been consolidated with Hubbell and its Subsidiaries, notwithstanding any investigation or access to information by or on behalf of any party. See "THE MERGER -- Representations and Warranties".



INDEMNIFICATION



     Pursuant to the Merger Agreement, the Shareholders will severally, to the extent of their respective percentage interests in the Escrow Account, and in accordance with the procedures set forth in the Escrow Agreement, be responsible for, will pay or cause to be paid, and will indemnify and hold harmless Hubbell, its subsidiaries and affiliates (including the Surviving Corporation), and their respective employees, representatives, officers, directors, and agents (collectively, the "Indemnified Parties") from and against any losses, claims, liabilities (whether or not arising out of third-party claims), damages, expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) or obligations (collectively, "Losses") in any way related to, attributed to, resulting from, caused by, based upon or arising out of (i) any inaccuracy of, misrepresentation relating to, breach of, or failure to fulfill any covenant, agreement, representation or warranty contained in the Merger Agreement or in any certificate or agreement delivered or entered into pursuant to the Merger Agreement on the part of Fargo or any subsidiary of Fargo or (ii) with respect to each Plan specified on Schedule 4.15(A) to the Merger Agreement, the alteration, termination or modification of such Plan or any failure by Fargo to establish and administer such Plan in compliance with any applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. See "THE MERGER -- Escrow Account/Escrow Agreement",
"-- Representations and Warranties" and "-- Indemnification".



     The Escrow Account will be the exclusive means of payment of the indemnification obligations of the Shareholders arising under Section 7 of the Merger Agreement and any indemnification payment will be made in accordance with the terms of the Escrow Agreement. Any dispute with respect to an indemnification claim made by Hubbell will be handled as provided for in Section 4 of the Escrow Agreement. See "THE MERGER -- Escrow Account/Escrow Agreement".


     No indemnification amount will be payable unless and until the aggregate indemnification liability of the Shareholders under the Merger Agreement or under the Escrow Agreement exceeds $130,000, and after exceeding such amount, such indemnification liability will not include such $130,000.

     The rights of Hubbell and the other Indemnified Parties set forth in the Merger Agreement are the exclusive remedy and in lieu of any and all other rights and remedies with respect to Losses arising out of matters specified in the Merger Agreement (other than an action for fraud).


CERTAIN FEES AND EXPENSES



     The Merger Agreement requires, in the event that the Fargo Board (i) withdraws or modifies or publicly proposes or announces its intention to withdraw or modify, in a manner adverse to Hubbell, the approval or recommendation by the Fargo Board of the Merger Agreement or the Merger (including by refraining from recommending approval of the Merger in this Prospectus/Proxy Statement), (ii) approves or recommends any tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of a substantial amount of assets, sale of securities, acquisition of beneficial ownership of (or options or rights to purchase or the right to vote) securities of any class or series of debt or equity securities of Fargo, liquidation, dissolution or similar transactions involving Fargo, any of its subsidiaries or any division of Fargo or a subsidiary (such proposals, announcements or transactions, "Acquisition Proposals") or (iii) approves Fargo's entering into any Acquisition Proposal, or, in the event (x) the Shareholders in a vote at the Special Meeting fail to approve the transactions contemplated by the Merger Agreement and there exists an Acquisition Proposal or (y) the Merger Agreement is terminated (other than by Fargo as described in clauses (ii), (iv)(b) or (iv)(c) of the first paragraph of "THE MERGER -- Termination") prior to the Special Meeting taking place, and before such vote or termination Fargo received or became aware of an Acquisition Proposal, or in the event the Alternative Transaction Fee plus the Transaction Expenses (each as defined below) otherwise become due and payable (as described under "THE MERGER -- No Solicitation"), then in each such case unless at the time of such action or event Fargo is entitled to terminate the Merger Agreement pursuant to clause (ii)(a) or (iv)(b) of the first paragraph of "THE MERGER -- Termination" or Hubbell or Merger Sub is otherwise in material breach of any material representation, warranty, covenant or agreement under the Merger Agreement, prior to or concurrently with the taking of any such action by the Fargo Board or within three business days of the occurrence of any such event that does not involve actions by the Fargo Board, Fargo will pay to Hubbell in immediately available funds $2,250,000 (the "Alternative Transaction Fee"), plus all of the Transaction Expenses (not to exceed $750,000). "Transaction Expenses" means, with respect to any party, the documented out-of-pocket expenses of such party (whether or not incurred prior to the date of the Merger Agreement) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the Merger and all other transactions contemplated by the Merger Agreement.


     The Merger Agreement also provides that in the event the Shareholders in a vote at the Special Meeting do not approve the transactions contemplated by the Merger Agreement and there does not exist an Acquisition Proposal, Fargo will pay to Hubbell in immediately available funds all of its Transaction Expenses, as more fully described under "THE MERGER -- Certain Fees and Expenses".



TERMINATION



     The Merger Agreement may be terminated, by written notice given promptly to the other parties thereto, at any time prior to the Effective Time, whether prior to or after approval of the Merger Agreement by the Shareholders: (i) by mutual written consent of the Boards of Directors of Hubbell and Fargo; (ii) by either Hubbell or Fargo if (a) a court of competent jurisdiction or any governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and nonappealable or (b) the Effective Time has not occurred on or before March 15, 1997, unless the absence of such occurrence is due to the failure to perform in all material respects the material obligations under the Merger Agreement required to be performed at or prior to the Effective Time (I) in the case of Hubbell, by Merger Sub or Hubbell (or their subsidiaries or affiliates) or (II) in the case of Fargo, by Fargo; (iii) by Hubbell, if (a) at the Special Meeting, the holders of two-thirds of the Outstanding Fargo Shares do not approve the Merger Agreement and the Merger; (b) Fargo has (I) withdrawn, modified or amended in any material respect its approval or recommendation of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement,
(II) failed to include such recommendation in this Prospectus/Proxy Statement, or (III) taken any public position inconsistent with such recommendation, including, without limitation, having failed (without the consent of Hubbell) to after a reasonable period of time reject or disapprove any Acquisition Proposal other than the Merger (or after a reasonable period of time recommend to the Shareholders such rejection or disapproval); (c) in the event of a material breach by Fargo of any representation, warranty or agreement contained in the Merger Agreement which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Fargo; or (d) if the Alternative Transaction Fee plus the Transaction Expenses have become payable as described under "THE MERGER -- Certain Fees and Expenses"; or (iv) by Fargo, if (a) Fargo executes or has executed a definitive agreement for an Acquisition Proposal which the Fargo Board determines, in the exercise of its fiduciary duties under applicable law as advised by outside counsel, contains terms that are more favorable to Fargo's security holders, taken as a whole, than the transactions contemplated by the Merger Agreement and the Alternative Transaction Fee plus all of the Transaction Expenses have been paid or are paid concurrently therewith; (b) in the event of a material breach by Hubbell or Merger Sub of any representation, warranty or agreement contained in the Merger Agreement which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Hubbell; (c) if (I) the Average Price is less than $34 and Hubbell does not elect to have the Average Price be the actual Average Price rather than the deemed Average Price or (II) the Average Price is greater than $43 and Hubbell fails to elect to have the Average Price deemed to be $43 (see "THE MERGER -- Merger Consideration"); or (d) if the Transaction Expenses have become payable due to the fact that the Shareholders have not approved the Merger Agreement and the Merger at the Special Meeting (despite the absence of an Acquisition Proposal) and the Transaction Expenses have been paid in full. See "THE MERGER -- Termination".

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The obligations of Hubbell, Merger Sub and Fargo to consummate the Merger are subject to the satisfaction or waiver of various conditions, including without limitation, the approval of Shareholders and of third parties required for the consummation of the Merger, the expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the absence of any law that has been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger, and the SEC's declaration of effectiveness of the Registration Statement of which this Prospectus/Proxy Statement forms a part. See "THE
MERGER -- Conditions to the Consummation of the Merger".

REGULATORY APPROVALS REQUIRED


     The consummation of the Merger is subject to the expiration or termination of the relevant waiting period under the HSR Act. On December 18, 1996, the waiting period under the HSR Act expired. See "THE MERGER -- Regulatory Approvals Required".


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, directors and executive officers of Fargo beneficially owned 71,318 shares of Fargo Common Stock (or 30.3%). Shares of Fargo Common Stock held by executive officers and directors of Fargo will be converted into the right to receive the same consideration as shares of Fargo Common Stock held by other Shareholders. In the Merger Agreement, Hubbell and Merger Sub have agreed that the rights of present and former officers and directors of Fargo to indemnification under provisions set forth in the certificate of incorporation of Fargo will be maintained for at least six years after the Effective Time. See "THE MERGER -- Interests of Certain Persons in the Merger".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Simpson Thacher & Bartlett ("ST&B"), counsel to Hubbell expects to deliver to Fargo an opinion that for United States federal income tax purposes (under current law and assuming that (i) the Merger takes place as described in the Merger Agreement, (ii) certain factual matters with respect to Hubbell, Merger Sub, Fargo and certain shareholders of Fargo, respectively, described in certain representation letters addressed to such counsel, are true and correct as of the Effective Time and (iii) the amount of cash to be paid by Hubbell or Merger Sub pursuant to the Merger Agreement does not exceed ten percent of the aggregate consideration to be paid by Hubbell or Merger Sub to Shareholders pursuant to the Merger Agreement), the Merger will be treated as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER. See "THE MERGER -- Certain Federal Income Tax Consequences".

ANTICIPATED ACCOUNTING TREATMENT

     Hubbell intends to treat the Merger as a "purchase" for accounting and financial reporting purposes. See "THE MERGER -- Anticipated Accounting Treatment".

RESALE OF HUBBELL COMMON STOCK

     The Class B Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Fargo shareholder who may be deemed to be an affiliate of Fargo (an "Affiliate"), for purposes of Rule 145 under the Securities Act. Fargo will use its best efforts to cause each such Affiliate to enter into an agreement with Hubbell providing that such Affiliate will not transfer any Class B Common Stock received in the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 144 (to the extent incorporated in Rule 145), each promulgated under the Securities Act, or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Hubbell, or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act.


STOCK EXCHANGE LISTING


     The shares of Class B Common Stock to be issued pursuant to the Merger Agreement are listed on the NYSE.


COMPARISON OF RIGHTS



     The Shareholders should also consider that the rights of holders of Hubbell Common Stock differ in a number of respects from the rights of holders of Fargo Common Stock. See "COMPARISON OF RIGHTS OF HOLDERS OF FARGO COMMON STOCK AND HUBBELL CLASS B COMMON STOCK".

       SELECTED HISTORICAL FINANCIAL INFORMATION OF HUBBELL INCORPORATED


     The following table sets forth selected consolidated historical financial data for Hubbell and has been derived from and should be read in conjunction with the audited consolidated financial statements of Hubbell for each of the five years ended December 31, 1995 and the unaudited interim consolidated financial statements of Hubbell for the nine months ended September 30, 1996 and 1995, including the respective notes thereto. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the unaudited interim data. Interim results for the nine months ended September 30, 1996 are not necessarily indicative of results which may be expected for future periods, including the year ending December 31, 1996. Pro forma financial statements of Hubbell reflecting the effect of the Merger are not presented and prior year financial statements of Hubbell will not be restated due to the immateriality of the Merger to Hubbell's financial results.


                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                     ----------------------  ----------------------------------------------------------
                                        1996        1995        1995        1994       1993         1992         1991
                                     ----------  ----------  ----------  ----------  --------     --------     --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Net Sales........................... $  966,297  $  860,408  $1,143,126  $1,013,700  $832,423     $786,078     $756,126
Gross profit........................    288,992     250,878     339,948     305,020   262,931      257,800      247,640
Restructuring charge................         --          --          --          --   (50,000)(1)       --           --
Operating income....................    145,399     122,110     164,960     140,583    70,241      117,926      118,501
Income before cumulative effect of
  change in accounting principles...    104,394      90,186     121,934     106,533    66,306(1)    94,090       90,597
Cumulative effect of change in
  accounting principles.............         --          --          --          --        --      (16,506)(2)       --
Net Income..........................    104,394      90,186     121,934     106,533    66,306(1)    77,584       90,597
Earnings Per Share(3):
  Income before cumulative effect of
    change in accounting
    principles......................       1.55        1.35        1.83        1.60      1.00         1.42         1.37
Cumulative effect of change in
  accounting principles.............         --          --          --          --        --        (0.25)(2)       --
    Net Income......................       1.55        1.35        1.83        1.60      1.00         1.17         1.37
Cash dividends declared per common
  share(3)..........................        .76         .68         .92         .81       .78          .76          .70
FINANCIAL POSITION, AT END OF
  PERIOD:
Working capital.....................    332,829     194,412     305,168     112,833   131,875      129,401      232,939
Current ratio.......................   2.3 to 1    1.7 to 1    2.6 to 1    1.3 to 1  1.6 to 1     1.6 to 1     3.1 to 1
Total assets........................  1,155,656   1,048,136   1,057,245   1,041,569   874,298      806,688      685,341
Long-term debt......................     99,442       2,700     102,096       2,700     2,700        2,700        8,100
Common shareholders' equity:
  Total.............................    720,176     651,744     667,338     608,996   557,660      541,327      518,906
  Per share.........................      10.73        9.78       10.00        9.24      8.50         8.27         7.94


---------------

(1) In the fourth quarter of 1993, Hubbell recorded a restructuring charge for consolidation of manufacturing and distribution operations and other productivity programs which reduced net income by $31,000,000, $0.46 per share. Excluding the restructuring charge, net earnings from operations would have been $97,306,000, $1.46 per share.



(2) In 1992, Hubbell adopted Statement of Financial Accounting Standards (FAS) No. 106 Employers' Accounting for Postretirement Benefits Other Than Pensions, No. 109 -- Accounting for Income Taxes and No. 112 -- Employers' Accounting for Postemployment Benefits. As part of adopting the new accounting standards as of January 1, 1992, a one-time non-cash charge of $16,506,000 net of tax or $0.25 per share was recorded.



(3) Share data have been restated for the 2-for-1 stock split in the form of a 100% stock dividend paid on August 9, 1996.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                          OF FARGO MFG. COMPANY, INC.


     The following table sets forth selected consolidated historical financial data for Fargo and has been derived from and should be read in conjunction with the audited consolidated financial statements of Fargo for each of the five years ended December 31, 1995 and the unaudited interim consolidated financial statements of Fargo for the nine months ended September 30, 1996 and 1995, including the respective notes thereto. Copies of the financial statements referred to will be provided to any Shareholder, without cost, upon request. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the unaudited interim data. Interim results for the nine months ended September 30, 1996 are not necessarily indicative of results which may be expected for future periods, including the year ending December 31, 1996.


                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                      ------------------    ---------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
                                      -------    -------    -------    -------    -------    -------    -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA
Net sales..........................   $23,055    $19,396    $26,765    $26,133    $24,622    $24,615    $23,629
Gross profit.......................     7,410      5,327      7,791      6,292      6,453      6,807      6,083
Operating income...................     3,089      1,538      2,637      1,230      1,500      1,958      1,382
Net income.........................     1,978        960      1,830      1,304        939      1,330        795
Dividends declared.................       311        255        347        317        289        259        245
Net income per common share(1).....      8.39       4.32       8.11       5.97       4.42       6.48       3.91
Dividends per common share(1)......      1.32       1.15       1.54       1.45       1.36       1.26       1.21
BALANCE SHEET DATA
Total assets.......................    19,201     15,534     16,610     13,558     11,835     11,169     11,195
Long-term obligations
Long-term debt(2)..................        84        142         97        125          0          0      1,575
  Deferred compensation............       508        534        510        498        526        475        439


---------------

(1) The per share information for the years 1993, 1992, and 1991 has been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend payable to holders of Fargo Common Stock on March 30, 1993.


(2) Long-term debt includes the long-term portion of capital lease obligations.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth for Hubbell Common Stock (Class A and Class
B) and Fargo Common Stock certain historical, pro forma and pro forma equivalent per share financial information for the nine months ended September 30, 1996 and for the year ended December 31, 1995. The information presented herein should be read in conjunction with the financial statements and other financial information of Hubbell contained or incorporated by reference in this Prospectus/Proxy Statement and the financial statements and other financial information of Fargo, including the notes thereto, appearing elsewhere in this Prospectus/Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The pro forma information is presented as if the Merger had taken place at the beginning of the periods presented. Equivalent pro forma dividends per share, income per share and book value per share presented for the Fargo Common Stock assume (i) exchange ratios of Class B Common Stock for Fargo Common Stock based upon the average closing price per share of the Class B Common Stock on the NYSE Tape for the fifteen-day trading period ending December 6, 1996 and (ii) that the Estimated Net Worth Amount and the Final Closing Net Worth Amount each equals the Net Worth Target. (At September 30, 1996 Fargo's net worth exceeded the Net Worth Target by over $5 million. To the extent the Estimated Net Worth Amount exceeds the Net Worth Target, the exchange ratio and pro forma equivalent numbers for Fargo would increase.) THIS EXCHANGE RATIO IS ASSUMED FOR THE PURPOSES OF THESE CALCULATIONS ONLY. THE ACTUAL NUMBER OF SHARES OF CLASS B COMMON STOCK TO BE RECEIVED FOR EACH SHARE OF FARGO COMMON STOCK WILL BE BASED ON A COMPARISON OF THE AVERAGE PRICE AS REPORTED ON THE NYSE TAPE FOR THE PRICING PERIOD AND THE ESTIMATED NET WORTH AMOUNT AND THE NET WORTH TARGET.


                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,          YEAR ENDED
                                                                   1996            DECEMBER 31, 1995
                                                             -----------------     -----------------
HUBBELL COMMON STOCK(1):
Income Per Common Share
  Historical...............................................       $  1.55               $  1.83
  Pro Forma, Combined......................................          1.55                  1.81
Cash Dividends Declared Per Common Share:
  Historical...............................................          0.76                  0.92
  Pro Forma, Combined(2)...................................          0.76                  0.92
Book Value Per Common Share At Period End:
  Historical...............................................         10.73                 10.00
  Pro Forma, Combined......................................         11.22                 10.51
FARGO COMMON STOCK:
Income Per Common Share:
  Historical...............................................          8.39                  8.11
  Pro Forma Equivalent(3)..................................          7.00                  8.18
Cash Dividends Declared Per Common Share:
  Historical...............................................          1.32                  1.54
  Pro Forma Equivalent(3)..................................          3.43                  4.15
Book Value Per Share at Period End:
  Historical...............................................         64.57                 57.51
  Pro Forma Equivalent(3)..................................         50.64                 47.42


---------------
(1) Figures have been adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid on August 9, 1996.

(2) The Hubbell pro forma dividends represent historical dividends per share.

(3) The Fargo pro forma equivalent per share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 4.5136 calculated using the assumptions described above.

                            COMPARATIVE STOCK PRICES

     Hubbell Class B Common Stock is listed on the NYSE under the trading symbol "HUBB". There is no established public trading market for the Fargo Common Stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of Class B Common Stock as reported on the NYSE Tape.


                                                                            CLASS B
                                                                             COMMON
                                                                            STOCK(*)
                                                                           ----------
                                                                           HIGH   LOW
                                                                           ----   ---
        CALENDAR QUARTER
        1994
          First Quarter..................................................   29 1/2 25  1/2
          Second Quarter.................................................   30    25  1/8
          Third Quarter..................................................   27 1/2 25  1/2
          Fourth Quarter.................................................   27 5/8 25
        1995
          First Quarter..................................................   27    25  1/4
          Second Quarter.................................................   29    26  1/2
          Third Quarter..................................................   30    28  1/4
          Fourth Quarter.................................................   33    29  1/8
        1996
          First Quarter..................................................   35 1/8 31  3/4
          Second Quarter.................................................   36    31  3/4
          Third Quarter..................................................   37 7/8 33  1/4
          Fourth Quarter.................................................   43 3/4 36  3/8
        1997
          First Quarter (through January   , 1997).......................


---------------
(*) All figures have been adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid on August 9, 1996.

     On November 12, 1996, the last trading day before the execution of the Merger Agreement, the closing sale price of Class B Common Stock as reported on the NYSE Tape was $42 3/8 per share.


     On January   , 1997, the last full trading day for which information was available at the time of the printing of this Prospectus/Proxy Statement, the closing sale price of Class B Common Stock as reported on the NYSE Tape was
$       per share.


     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT INFORMATION FOR THE MARKET PRICES OF CLASS B COMMON STOCK.

     No assurance can be given as to the market price of Class B Common Stock at or after the Effective Time.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE


     This Prospectus/Proxy Statement is being furnished to the Shareholders in connection with the solicitation by the Fargo Board of proxies for use at the Special Meeting to be held on February 14, 1997, at 9:00 a.m., local time, at the offices of Fargo.


MATTERS TO BE CONSIDERED

     At the Special Meeting, holders of Fargo Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Fargo and Fargo will become a direct, wholly owned subsidiary of Hubbell.

     THE FARGO BOARD, BY UNANIMOUS VOTE, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF FARGO AND IN THE BEST INTERESTS OF AND FAIR TO THE SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND
"-- RECOMMENDATION OF THE FARGO BOARD AND REASONS FOR THE MERGER".

     The Board of Directors of Hubbell (the "Hubbell Board") has approved the Merger Agreement and the transfer of shares of Class B Common Stock in the Merger, and the Board of Directors of Merger Sub, and Hubbell, as the sole shareholder of Merger Sub, have respectively adopted and approved the Merger Agreement. Approval of the Merger Agreement and the Merger by Hubbell's shareholders is not required to effect the Merger.

     The Shareholders have the right to dissent from the Merger Agreement and, subject to certain conditions provided under the NYBCL, to receive payment for the fair value of their shares of Fargo Common Stock. See "THE
MERGER -- Dissenting Shares" and Exhibit C to this Prospectus/Proxy Statement.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTES REQUIRED


     The close of business on January 7, 1997, has been fixed as the Record Date for determining the holders of Fargo Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 235,702 shares of Fargo Common Stock outstanding and entitled to vote. The holders of record on the Record Date of Fargo Common Stock are entitled to one vote per share of Fargo Common Stock on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of a majority of the shares of Fargo Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of holders of two-thirds of the outstanding shares of Fargo Common Stock is required for approval and adoption of the Merger Agreement. Shares of Fargo Common Stock represented at the Special Meeting by a properly executed, unrevoked proxy received at or prior to the Special Meeting will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.



     As of the Record Date, 71,318 shares (approximately 30.3% of the outstanding shares of Fargo Common Stock) were beneficially owned by directors and executive officers of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS". All of such directors and executive officers of the Company have indicated to Fargo that it is intended that all such shares will be voted in favor of approval and adoption of the Merger Agreement. As of the Record Date, none of Hubbell or Hubbell's directors or executive officers beneficially owned any shares of Fargo Common Stock.


     Abstentions will be treated as not meeting the requisite vote. In light of the treatment of abstentions and the fact that the affirmative vote required to approve and adopt the Merger Agreement is two-thirds of the total number of outstanding shares of Fargo Common Stock on the Record Date, abstentions (as well as any other failure to vote shares of Fargo Common Stock) will have the same effect as votes against approval of the Merger Agreement.

PROXIES; PROXY SOLICITATION


     Shares of Fargo Common Stock represented by properly executed, unrevoked proxies received at or prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Fargo Common Stock represented by properly executed, unrevoked proxies for which no instruction is given will be voted FOR approval of the Merger Agreement. The Shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A Fargo shareholder may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to the vote on the approval of the Merger Agreement, by delivering written notice of revocation to the Secretary of Fargo at 130 Salt Point Road, Box 2900, Poughkeepsie, New York 12603-1016 at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.


     The persons named as proxies by a Fargo shareholder may propose and vote for one or more adjournments of the Special Meeting to permit further solicitations of proxies in favor of any proposal. If the Special Meeting is postponed or adjourned for any reason, when the Special Meeting is convened or reconvened, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     In addition to solicitation by mail, directors, officers and employees of Fargo may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Fargo will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Any questions or requests for assistance regarding proxies and related materials may be directed to Ms. Keryl Briggs by telephone at (914) 471-0600. Fargo will bear the cost of the Special Meeting and of soliciting proxies therefor.

     THE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                 THE COMPANIES

HUBBELL INCORPORATED

     Hubbell was founded as a proprietorship in 1888, and was incorporated in Connecticut in 1905. Hubbell manufactures and sells high quality electrical and electronic products for a broad range of commercial, industrial, telecommunications and utility applications and has expanded its operations into other areas of the electrical industry and related fields. Hubbell's products are now manufactured or assembled by twenty-one divisions and subsidiaries at thirty-two locations in the United States, Canada, Puerto Rico, Mexico, the United Kingdom and Singapore. Hubbell also participates in joint ventures with partners in Brazil, Germany and Taiwan, and maintains sales offices in Malaysia, Hong Kong, South Korea and the Middle East.

     Hubbell is primarily engaged in the engineering, manufacture and sale of electrical and electronic products. These products can be divided into three general segments: products primarily used in low-voltage applications, products primarily used in high-voltage applications and products that either are not directly related to the electrical business, or if related, cannot be clearly classified on a voltage application basis. Hubbell defines "low-voltage" as being 600 volts and less and "high-voltage" as greater than 600 volts.

     Over the years, Hubbell has acquired a number of businesses, including more recently Anderson Electrical Connectors and Gleason Reel Corp.

     The principal executive offices of Hubbell are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024, and its telephone number is (203) 799-4100.

FMC ACQUISITION CORPORATION

     Merger Sub is a corporation recently organized by Hubbell for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger Agreement and the transactions contemplated thereby. The principal executive offices of Merger Sub are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024, and its telephone number is (203) 799-4100.

FARGO MFG. COMPANY, INC.

     Fargo was founded in 1914 and incorporated in its present form in 1946. Fargo is a manufacturer of niche distribution and transmission product lines, principally for the utility industry. Fargo presently derives approximately 90% of its sales from distribution products, including electrical connectors, line splices, dead ends, hot line taps, formed wire products and wildlife protectors, and various associated products. Approximately 6% of revenues consist of transmission products, including splices, sleeves, connectors and dead ends, as well as spacers and dampers, with the balance of sales consisting of original equipment and resale products, including substation fittings for cable, tube and bus as well as underground enclosures, wrenches, hydraulic pumps and presses, and coatings. Approximately 23% of Fargo's 1995 sales were derived from products which are sole-sourced, with approximately 70% of the remaining revenues being generated from products which occupy prominent market positions. Management estimates that Fargo's Stock Keeping Units ("SKU") base approximates 3,500 products. Fargo maintains an active new product development, extension and enhancement program. Fargo's products are designed to offer cost-efficient installation, optimal functionality and strength, and superior life cycle performance.

     Fargo sells its products in all fifty states as well as in approximately 50 countries through an extensive network of domestic and foreign distributors and a direct sales force. Domestic and foreign sales accounted, respectively, for approximately 88% and 12% of 1995 revenues, with Canada accounting for the largest portion of international sales, followed by the Caribbean, Mexico, Latin America, parts of South America and Asia. Fargo has conducted extensive marketing initiatives in foreign markets and believes that such markets offer significant potential for sales growth.

     Fargo's customer base includes each of the approximately 132 investor-owned utilities in the United States, Canada and Mexico as well as an estimated 470 assorted Rural Utility Systems, public utility districts, municipal utilities and other parties. Fargo is not subject to material account concentration, with three accounts (two being distributors) each generating approximately 5% of Fargo's total revenues in 1995. Fargo's 22 largest accounts represented approximately 50% of 1995 sales volume. Fargo's business is not subject to significant seasonal or other cyclical fluctuations as a result of its primary involvement in the utility repair, upgrade and rebuild market, rather than the new construction market.

     Fargo's operations are conducted in its company-owned 103,000 square-foot facility situated on an 18-acre site in Poughkeepsie, New York. Fargo has taken various actions to streamline its operations and reduce costs, including the implementation of a state-of-the-art integrated information system (an MRP II system), on-line since 1994, and standard cost accounting in 1996. Fargo believes that its personnel are a key strength, with a well-rounded management team overseeing a highly motivated work force of approximately 210 full-time employees.

     Fargo is a privately-owned company and there is no established public trading market for its capital stock, consisting solely of Fargo Common Stock.

     As of December 13, 1996, there were 218 holders of record of Fargo Common Stock. Shares of Fargo Common Stock held by beneficial owners of more than five percent of Fargo Common Stock as well as shares held by executive officers and directors will be converted into the right to receive the same consideration as shares of Fargo Common Stock held by other Shareholders.


     For 1996, Fargo declared and paid cash dividends in an aggregate amount of $1.76 per share (of which dividends in the amount of $0.44 per share were paid in respect of each quarter). In 1995, Fargo declared and paid cash dividends in the amount of $1.52 per share (of which $0.37 per share was paid in the first and second quarters and $0.39 per share was paid in the third and fourth quarters). Cash dividends in the amount of $1.44 per share were declared and paid in 1994, of which $0.35 per share was paid in each of the first and second quarters of 1994 and $0.37 per share was paid in the third and fourth quarters of 1994. Other than the Merger Agreement, which prohibits the Company from declaring, paying or setting aside for payment any dividend without the consent of Hubbell prior to the closing of the Merger (except for the dividend paid with respect to the fourth quarter of 1996), there are no restrictions that currently materially limit Fargo's ability to pay dividends.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

             AND RESULTS OF OPERATIONS OF FARGO MFG. COMPANY, INC.


     The following discussion should be read in conjunction with Fargo's consolidated historical financial statements and the related notes thereto included elsewhere in this Prospectus/Proxy Statement.


RESULTS OF OPERATIONS



  Comparison of Nine Months Ended September 30, 1996 to Nine Months Ended September 30, 1995



     Net Income. Net income increased to $1,977,689 for the nine months ended September 30, 1996, compared to $960,210 for the nine months ended September 30, 1995, an increase of $1,017,479, or 106%. This increase was primarily due to an increase in net sales, offset by increases in research and development expense, selling and distribution expense and general and administrative expense.



     Revenues. Net sales increased to $23,054,785 for the nine months ended September 30, 1996, compared to $19,395,638 for the nine months ended September 30, 1995, an increase of $3,659,147, or 18.9%. Such net sales for the nine months ended September 30, 1996 represent record sales for Fargo. While Fargo had been anticipating higher sales generally for 1996, actual sales growth has been higher than expected due in part to Hurricane Fran which accounted for over $1,000,000 in storm-related orders. The majority of the sales growth, however, is due to expanded customer alliances and penetration of international markets, which Fargo believes is attributable, in substantial part, to its continuing efforts to position itself as a premier supplier of niche distribution and transmission products in its markets.



     Gross Profit. Gross margins increased to 32% for the nine months ended September 30, 1996 as compared to 27.5% for the nine months ended September 30, 1995. This increase was attributable to two factors: the ability of Fargo to increase product prices due to an increased emphasis on quality control and customer service, and the decrease in manufacturing costs resulting from the use of more advanced manufacturing and cost accounting systems implemented in 1995.



     Research and Development Expense. Research and development expense, which consists primarily of salaries and other personnel-related expenses, was $653,118 for the nine months ended September 30, 1996 as compared to $550,065 for the same period in 1995, an increase of $103,053, or 18.7%. This increase was due in part to an increased accrual of bonuses under the performance based incentive compensation program for the first nine months of 1996. The increase in research and development expenses in 1996 was also partly due to the transfer of an employee (previously in Fargo's manufacturing department) to the research and development department. However, management expects that total research and development expense for 1996 will remain in the range of 2% to 3% of total sales.



     Selling and Distribution Expense. Selling and distribution expense consists primarily of sales and marketing promotions, distribution costs, personnel and related overhead costs and customer support costs. Selling and distribution expense increased $115,114, or 5.8%, to $2,091,383 for the nine month period ended September 30, 1996, as compared to $1,976,269 for the same period in 1995. This increase was primarily due to higher commissions resulting from higher sales as well as the accrual of bonuses under the performance based incentive compensation program. However, as a percentage of sales, selling and distribution expense remained in the 9-10% range.



     General and Administrative Expense. For the period ended September 30, 1996, general and administrative expense increased by $313,293, or 24.8%, to $1,575,859, as compared to $1,262,566 for the period ended September 30, 1995. Much of this increase was due to the accrual of bonuses under the performance based incentive compensation program. However, as a percentage of sales, general and administrative expenses remained stable at around 6.5%.


  Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

     Net Income. Net income increased to $1,830,085 for 1995 from $1,303,989 in 1994, an increase of $526,096 or 40.3%. This increase was primarily due to an increase in net sales and a decrease in selling and distribution expense, offset by increases in research and development expense and general and administrative expense.


     Revenues. Net sales increased to $26,764,805 for the year ended December 31, 1995, as compared to $26,132,915 for the year ended December 31, 1994, an increase of $631,890. As sales volume was up only slightly in 1995 from 1994, this increase was primarily due to pricing increases instituted in 1994.



     Gross Profit. Gross margins increased to 29.1% of sales for the year ended December 31, 1995, as compared to 24.1% of sales for the year ended December 31, 1994. One of the reasons for this increase was that Fargo was able to increase prices beginning in 1994 to reflect increased raw material costs, which it had not been able to do earlier due to the fact it had multi-year contracts and price increases could not be made until such contracts expired. In addition, in 1995 Fargo implemented an advanced manufacturing resource and standard cost accounting computer system which was instrumental with respect to a decline of manufacturing overhead of $573,323.



     Research and Development Expense. Research and development expense increased slightly in 1995 as compared to 1994 to $751,621 from $714,436 primarily due to higher accrued incentive compensation in 1995 as compared to 1994. However, these expenses remained at just under 2% of sales.



     Selling and Distribution Expense. Selling and distribution expense decreased $264,507, or 9.2%, to $2,611,874 in 1995, as compared to $2,876,381 in
1994. This decrease resulted from the restructuring of Fargo's sales and marketing department which began in 1994 and was completed in 1995, which resulted in the closure of Fargo's satellite domestic area and Canadian sales offices. Fargo also centralized its account service operations into a Customer Satisfaction department to ensure timely and effective responses to customer inquiries. These changes resulted in headcount reduction while leading to increased efficiencies and cost savings.



     General and Administrative Expense. General and administrative expense increased $332,038 to $1,788,407 in 1995 from $1,456,369 in 1994, an increase of
22.8%. This increase was largely due to additional payroll costs related to the management transition which resulted from the death of the former president and chief executive officer of Fargo as well as to increased payments under the performance based incentive compensation program.



  Comparison of Year Ended December 31, 1994 to Year Ended December 31, 1993



     Net Income. Net income increased to $1,303,989 in 1994 as compared to $938,593 in 1993, an increase of $365,396, or 38.9%. This increase was primarily due to an increase in net sales, a decrease in general and administrative expense and the receipt of a settlement payment relating to a securities arbitration, offset by increases in research and development expense and selling and distribution expense.



     Revenues. Net sales increased to $26,132,915 for the year ended December 31, 1994, as compared to net sales of $24,621,714 for the year ended December 31, 1993. Such increase was primarily the result of storm-related sales and the implementation of price increases in 1994.



     Miscellaneous Income. In 1994 Fargo received miscellaneous income in the amount of $542,000. The majority of such income was related to a one-time settlement payment in connection with an arbitration settled in Fargo's favor regarding purchases by a broker for Fargo's account.



     Gross Profit. Gross margins decreased slightly to 24.1% of sales in 1994 from 26.2% of sales in 1993. This decrease was attributable to the increased cost of raw materials during 1994 due to high volatility in the copper and aluminum markets. Since a significant portion of Fargo's business is tied to multi-year contracts, pricing increases could not be implemented until existing commitments had expired. Although such pricing increases were implemented in 1994, the impact of such increases was not largely felt until 1995.



     Research and Development Expense. Research and development expense increased in 1994, as compared to 1993, to $714,436 from $649,798 primarily due to payments for professional services rendered by third party consultants. However, these expenses remained at just under 2% of sales.

     Selling and Distribution Expense. Selling and distribution expense increased slightly in 1994, to $2,876,381 from $2,772,054 in 1993, an increase of 3.7%. This small increase was primarily due to increased expenses relating to advertising and trade shows.



     General and Administrative Expense. General and administrative expense decreased $74,245 to $1,456,369 in 1994 from $1,530,614 in 1993, a decrease of
4.9%.



LIQUIDITY



     The strong sales growth experienced during the first nine months of 1996 has resulted in strong net earnings. Fargo generated cash flows from operations of $3,619,790 in the nine months ended September 30, 1996, which represents a 43% increase from $2,527,353 in the same period in 1995. Fargo's cash position, including investments in U.S. Treasury Bills, stood at approximately $7,600,000 as of September 30, 1996 as compared to approximately $4,900,000 at September 30, 1995. Furthermore, Fargo carries no interest-bearing debt other than capital lease obligations and has available two separate, unsecured lines of credit totaling $6,500,000. No advances were outstanding under either line of credit as of September 30, 1996. Management believes that Fargo's strong liquidity position will be sufficient to fund anticipated future growth and capital expenditures. Anticipated capital expenditures consist primarily of acquisitions of machinery and equipment used in manufacturing operations.



     Fargo's cash and cash equivalents, including investments in U.S. Treasury Bills, was $4,895,372, $2,727,781 and $1,770,563 at December 31, 1995, 1994 and
1993, respectively. Current ratios of 5.8, 7.1 and 7.5 and quick ratios of 4.2,
4.5 and 4.1 at December 31, 1995, 1994 and 1993, respectively, reflect the strong liquidity position of Fargo. Working capital was $10,341,093, $8,580,940 and $7,324,524 at December 31, 1995, 1994 and 1993, respectively. Furthermore, no advances were outstanding under either line of credit as of December 31, 1995, 1994 or 1993. Fargo generated cash flow from operations of $3,114,871, $1,830,044 and $2,272,252 during the years ended December 31, 1995, 1994 and 1993, respectively. During 1995, Fargo continued to develop its new formed wire product line. This development accounted for the significant increase in purchases of equipment in 1995 compared to 1994 and 1993. Fargo's financing activities consist largely of purchases and sales of treasury stock and payment of dividends. During 1993, Fargo paid $400,000 to retire the remaining balance on a debenture note originally issued to fund the repurchase of a deceased shareholder's common stock.


                                   THE MERGER


GENERAL



     The Boards of Directors of Hubbell, Merger Sub and Fargo have approved the Merger Agreement, which provides for the Merger of Merger Sub with and into Fargo at the Effective Time, with Fargo as the Surviving Corporation. This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger, including the principal terms of the Merger Agreement and the Escrow Agreement. A copy of the Merger Agreement is attached to this Prospectus/Proxy Statement as Exhibit A and is incorporated herein by reference and a copy of the Escrow Agreement is attached to this Prospectus/Proxy Statement as Exhibit B and is incorporated herein by reference. The description set forth below of the terms of the Merger Agreement and the Escrow Agreement is qualified in its entirety by reference thereto. All of the Shareholders are urged to read the Merger Agreement and the Escrow Agreement in their entireties.



BACKGROUND OF THE MERGER



     In July 1995, Scott R. Wheaton, then Fargo's President and Chief Executive Officer, Chairman of the Board and representative of the Wheaton Interests, such Wheaton Interests holding, in the aggregate, approximately 17.5% of the outstanding Fargo Common Stock, died unexpectedly. Richard C. Raible, previously Fargo's Vice President-Manufacturing and a director, was elected by the Board as President and Chief Executive Officer, and C. B. Schmidt, a director and lead representative of the Schmidt Interests, such interests holding, in the aggregate, approximately 17% of the outstanding Fargo Common Stock, was elected as Chairman of the Board.

     Following Mr. Wheaton's death, representatives of the Interests expressed to Mr. Raible and the other members of the Fargo Board their desire to have their respective holdings of Fargo Common Stock liquidated at a fair market value, and requested that efforts be made to establish such a value. In this connection, it was made clear by such representatives that book value was not considered an acceptable determinant of value.

     In the fall of 1995, the Fargo Board focused on the possible use of an ESOP as an internal solution for liquidating the Interests. Finn Dixon & Herling LLP ("FD&H") was retained to provide legal advice and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") was retained to provide financial advice, with respect to the potential implementation of an ESOP. Merrill Lynch's services included a written analysis of a variety of long-range corporate ownership scenarios, concluding that 100% of Fargo's "freely-traded equity on a minority interest basis" had a value of $15,900,000, or approximately 1.18 times Fargo's then estimated 1995 year-end book value per share, based on various assumptions and a combination of market and income approaches. That report indicated that the "minority interest premise" did not reflect the value of a fractional majority interest in the equity of Fargo or reflect the value of the entire business enterprise.


     At and prior to the January 1996 meeting of the Fargo Board, the Fargo Board realized that the per share price which feasibly could be paid in liquidation of the Interests through the use of an ESOP would not be adequate. At this meeting, Jack F. Myers, a director and Vice President, Sales and Marketing, speaking on behalf of several other large Shareholders, which Shareholders, together with the Interests, represented a substantial majority of the outstanding Fargo Common Stock, expressed their desire to explore the external value which might be attained for the Shareholders through the sale of Fargo to a third party. Upon further discussion, the Fargo Board established the Alliance Review Committee to spearhead efforts to achieve a consensus with respect to the criteria and procedures for evaluating the potential sale of Fargo. Jack Conklin, Vice-Chairman of the Board, was appointed to chair such committee and Mr. Raible and Mr. Myers were appointed as additional members.


     At its February 1996 meeting, the Alliance Review Committee presented a statement of Alliance Considerations to the Fargo Board. Set forth as the "general objective" was the maximization of net proceeds to the Shareholders. Additional Alliance Considerations included (i) the preference for a stock swap with a NYSE company, (ii) the preference for tax-deferred treatment, (iii) the desire for a strategic partner capable of strengthening Fargo, (iv) the desire for a transaction which would give present management a fair opportunity to perform and (v) the desire to keep the business in Poughkeepsie, New York. The Alliance Considerations stated that there would be no mandates or preconditions communicated to prospective offerees. They also stated that the negotiating team would have flexibility to balance the price of any offer with non-monetary intangibles. At the February meeting, the Fargo Board authorized the Alliance Review Committee to explore the potential liquidation of shareholder interests through a merger or other fundamental transaction, giving full consideration to the Alliance Considerations when evaluating potential acquirors, and engaging such professional assistance as it considered necessary in connection therewith. FD&H's selection as legal counsel was reviewed and confirmed.

     In March 1996, following an extensive interview process, RMHA was engaged by Fargo to act as its exclusive agent to provide investment banking advisory services in relation to the evaluation, structuring and negotiation of a potential transaction providing for the liquidation of shareholder interests in a satisfactory manner. RMHA specializes in mergers and acquisitions of middle market companies.

     Under RMHA's direction, a formal bidding process ensued in the following manner:


     - A list of 39 potential transaction partners was assembled. On or about May 20, 1996, a "blind profile" containing information about Fargo, including its financial performance and condition, was distributed by RMHA to parties on such list which had not already expressed an interest in Fargo specifically and which required preliminary information with which to assess their potential interest in a transaction. Expressions of interest led to the distribution of comprehensive information to a total of 25 parties. Of such parties, 18 (including those companies which previously expressed an interest in acquiring Fargo) were recognized as strategic parties which were conducting business in Fargo's general market. The seven other parties were substantial, financially-oriented firms, presumably considering an acquisition of Fargo for investment purposes.


     - On or about June 24, 1996, in accordance with set procedures conveyed by RMHA, 16 parties submitted expressions of interest incorporating various terms, including the proposed purchase price, the form of consideration to be paid and the structure of the transaction. Based upon a review of these submissions, those parties which submitted the five highest initial proposals in terms of the consideration to be derived by the Shareholders (the fifth such offer being materially superior to the next highest offer in financial terms) were invited to participate in the final phase of the bidding process.



     - The final phase consisted of separately scheduled visits, conducted during the week of July 8 through July 12, 1996, which included plant tours and lengthy meetings with Fargo's management, the Alliance Review Committee and RMHA. At the end of each such visit, the candidate was requested to submit what would be considered its "best and final offer."



     - At the July 19, 1996 meeting of the Fargo Board, the Alliance Review Committee presented a detailed discussion concerning the remaining candidates, including both financial considerations and the intangible factors set out in the Alliance Considerations. On July 26, 1996, following additional discussions and consultations with members of the Fargo Board and with RMHA, FD&H and D'Arcangelo and Co., Fargo's independent accountants, the Alliance Review Committee selected Hubbell as the entity with which Fargo should merge. Hubbell's offer was the highest from the standpoint of aggregate consideration to be paid, and included a willingness to structure the transaction as a tax-free exchange of stock. Shortly after the selection of Hubbell, which concluded the bidding process, one of the finalists indicated that it was prepared to raise the price it was willing to pay to an amount which would have equaled the aggregate consideration offered by Hubbell, but such an offer was less favorable to Fargo because the proposed transaction would not have been structured as a tax-free exchange of stock.


     On August 2, 1996, Fargo and Hubbell entered into a letter of intent setting forth in general terms the basis upon which Hubbell proposed to acquire all of the outstanding shares of Fargo Common Stock. The Merger Agreement was signed on November 13, 1996, following extensive negotiations concerning the detailed terms and conditions upon which the Merger would take place.


RECOMMENDATION OF THE FARGO BOARD AND REASONS FOR THE MERGER



     The Fargo Board, at a special meeting held on September 20, 1996, approved the Merger Agreement and the Merger by unanimous vote of all directors. Certain modifications to the Merger Agreement were unanimously approved and adopted at a meeting of the Fargo Board held on September 25, 1996. Minor amendments were made to the Merger Agreement in the form of Amendment No. 1 thereto dated as of January 8, 1997. THE FARGO BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF FARGO AND IN THE BEST INTERESTS OF AND FAIR TO THE SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.



     The decision of the Fargo Board to approve and recommend the Merger Agreement was the product of the Fargo Board's lengthy evaluation process described above under "THE MERGER -- Background of the Merger". This process involved the implementation of a controlled auction process by RMHA to generate the highest, bona fide, third-party acquisition proposals for Fargo and review of such third-party proposals by the Fargo Board with the assistance of its legal and financial advisors. See "THE MERGER -- Background of the Merger". The following discussion of factors considered and given weight by the Fargo Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Fargo Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Fargo Board may have given different weights to different factors.

     In determining to approve and recommend the Merger Agreement, the Fargo Board considered a number of factors, including the following: (i) that Hubbell's offer constituted the most favorable offer, in terms of the aggregate purchase price and the type of consideration to be paid to the Shareholders, after the completion of what the Fargo Board believes to have been a well-conducted and thorough bidding process, offering the Shareholders a substantial premium over the approximately $58.75 book value per share of Fargo Common Stock as of December 31, 1995 (see "THE MERGER -- Background of the Merger"); (ii) the recommendation of management that the Merger Agreement be approved, based in part on its favorable view of the prospects of a strategic combination of Fargo with Hubbell and that the receipt of Class B Common Stock would provide the Shareholders with a continuing interest in the potential benefits of such combination following the Merger; (iii) the presentations of RMHA at the special meetings of the Fargo Board held on September 20, 1996 and September 25, 1996 (see "THE MERGER -- Background of the Merger"); (iv) the Fargo Board's belief, based on the fact that the execution of the Merger Agreement followed the solicitation of offers for an acquisition of Fargo in a controlled auction process, that any potential alternative transactions that might be reasonably available to Fargo were unlikely to provide values to the Shareholders superior to the Merger; (v) information with respect to the financial condition, results of operations, business and prospects of Fargo, including the prospects of Fargo if it were to remain independent, and current industry, economic and market conditions; (vi) the financial and other terms and conditions of the Merger Agreement, including (a) the fact that the Merger Agreement does not include a financing condition to the obligations of Hubbell and Merger Sub to consummate the Merger, (b) the holdback for potential post-closing claims of Hubbell in the form of the Escrow Account of 10% of the Merger Consideration, with procedures for holding, and thereafter distributing, such Escrow Shares (to the extent unaffected by claims) to the Shareholders, and with dividends paid in respect of Escrow Shares, while so held, being payable to the former Shareholders on a pro rata basis, (c) the condition that the Merger will be a tax-free reorganization for federal income tax purposes to the Shareholders, subject to the satisfaction by Fargo of certain requirements which are expected to be met, and (d) the conversion of outstanding Fargo Common Stock, an illiquid security, into a liquid security traded on the NYSE; (vii) that the Merger Agreement permits Fargo to terminate the Merger Agreement or take certain other actions relating to an unsolicited Acquisition Proposal if the Fargo Board, in the exercise of its fiduciary duties under applicable law as advised by outside counsel, determines that such Acquisition Proposal contains terms that are more favorable to Fargo's security holders, taken as a whole, than the transactions contemplated by the Merger Agreement, executes a definitive agreement for such Acquisition Proposal and pays Hubbell the Alternative Transaction Fee and Transaction Expenses (see "THE MERGER -- No Solicitation", "-- Certain Fees and Expenses" and "-- Termination"); (viii) the terms of the Escrow Agreement (see "THE MERGER -- Escrow Account/Escrow Agreement" and Exhibit B); (ix) the market prices at which the Class B Common Stock have traded during 1996, and the earnings and dividends per share attributable thereto; (x) the Fargo Board's belief that the Shareholders are receiving fair and even treatment, with no pre-conditions having been established in the bidding process, or having been negotiated with Hubbell in advance of the approval and signing of the Merger Agreement, with respect to the continued employment of any member of Fargo's management following the Closing or with respect to any other special arrangements benefitting management which might, if proposed, have adversely affected the purchase price Hubbell or another prospective acquiror would have been willing to pay to acquire Fargo;
(xi) the belief that an alliance with Hubbell could strengthen Fargo's position in the marketplace, providing Fargo with additional distribution channels and financial resources to support its growth at a time when changes in the industry, including the combination of utilities through merger and other types of business arrangements, are making strategic alliances more desirable; and
(xii) the recognition that neither the status quo, nor the use of internal resources to fund a partial liquidation of shareholder interests, would be acceptable to a substantial majority of the Shareholders, and the belief that Fargo's recent financial performance, together with prevailing market conditions, positioned it to attract (and did attract) a high level of interest, especially from strategic parties within the industry.


     Having considered the foregoing, the Fargo Board, based upon the cumulative business experience of its members, their knowledge of the business, operations, properties, assets and earnings of Fargo, and its consideration of Fargo's long-term prospects, as well as the thoroughness and results of the bidding process, concluded that the terms of the Merger are fair to the Shareholders.

     Consistent with the Alliance Considerations, the Fargo Board viewed maximizing value to the Shareholders as its paramount objective. Accordingly, factors relating to the amount and type of consideration to be paid to the Shareholders were considered most critical. Factors relating to the ability of the alliance partner to strengthen Fargo for the future were also deemed important. As noted above, Hubbell's offer was considered the best offer in terms of maximizing value to the Shareholders, and was also viewed favorably with respect to the other Alliance Considerations when compared to any of the other four finalists.


STRUCTURE OF THE MERGER


     Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, in accordance with the NYBCL, Merger Sub will be merged with and into Fargo, with Fargo continuing as the Surviving Corporation under the name "Fargo Mfg. Company, Inc.", a direct, wholly owned subsidiary of Hubbell. At the election of Hubbell, any direct wholly owned subsidiary of Hubbell that is a New York corporation may be substituted for Merger Sub as a constituent corporation in the Merger, provided that no such substitution will be effective until such subsidiary becomes a party to the Merger Agreement, in which case such entity will be deemed to be Merger Sub for all purposes under the Merger Agreement.


EFFECTS OF THE MERGER


     The Merger will have the effects provided by the NYBCL, including, but not limited to, Article 9 of the NYBCL, relating to, among other things, the transfer of assets and liabilities upon a merger and dissenters' rights.


CLOSING; EFFECTIVE TIME



     Unless the Merger Agreement has been terminated and the transactions contemplated therein have been abandoned as described under "THE
MERGER -- Termination" below, and subject to conditions described under "THE MERGER -- Conditions to the Consummation of the Merger" below, the Closing will take place on the second business day following the satisfaction or waiver, if applicable, of such conditions (or as soon as practicable thereafter), or at such other place, time and date as the parties to the Merger Agreement may mutually agree. Immediately following the Closing and on the Closing Date, the parties to the Merger Agreement will cause the Merger to be consummated by filing with the Department of State of the State of New York a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the NYBCL at the Effective Time.



CERTIFICATE OF INCORPORATION; BYLAWS; OFFICERS AND DIRECTORS


     At the Effective Time, the certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case to serve thereafter until their successors are elected and qualified.


MERGER CONSIDERATION



     At the Effective Time, by virtue of the Merger, each share of Fargo Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Hubbell, Fargo and their subsidiaries and Dissenting Shares), will be converted into the right to receive that number of shares or fraction thereof of Class B Common Stock determined by dividing (x) the quotient obtained by dividing (A) $45 million plus the amount, if any, by which the Estimated Net Worth Amount (such Net Worth Amount, determined as described below under "THE MERGER -- Determination of Closing Net Worth Amount") exceeds the Net Worth Target (or less the amount, if any, by which the Net Worth Target exceeds the Estimated Net Worth Amount) (subject to adjustment, if any, after the Closing as set forth in Section 2.2(v)(A) of the Merger Agreement) by (B) the Average Price for the Pricing Period by (y) the total number of Outstanding Fargo Shares. Shareholders will also be entitled to receive (x) the amount of cash, if any, required to be deposited by Hubbell or Merger Sub with the Exchange Agent as described under "THE MERGER -- Determination of Closing Net Worth Amount" below (pursuant to Section 2.2(v)(B) of the Merger Agreement) divided by (y) the total number of Outstanding Fargo Shares (excluding any shares of Fargo Common Stock owned by Hubbell). Any fraction of a share of Class B Common Stock determined as noted above will be limited to the fourth decimal place with such fourth decimal place being rounded up if the fifth decimal place is a 5 or greater.



     If the Average Price is less than $34, the Average Price will be deemed to be $34 and Fargo will have the right to terminate the Merger Agreement unless Hubbell elects to retain the actual Average Price for purposes of the calculation described above. If the Average Price is greater than $43, the Average Price will be the actual Average Price and Fargo will have the right to terminate the Merger Agreement unless Hubbell elects that the Average Price will be deemed to be $43 for purposes of the above calculation. Fargo may elect not to terminate the Merger Agreement even if (i) the Average Price is less than $34 and Hubbell fails to elect to retain the actual Average Price for purposes of the calculation described above or (ii) the Average Price is greater than $43 and Hubbell fails to elect that the Average Price be deemed to be $43 for the purposes of the above calculation. In determining whether to elect to terminate the Merger Agreement under these circumstances, the Fargo Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, its view as to whether Hubbell is prepared to increase the Merger Consideration, the market for stocks in Hubbell's and Fargo's industries, the relative value of Class B Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving and adopting the Merger Agreement, the Shareholders would be permitting the Fargo Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though (i) the Average Price was less than $34 and Hubbell failed to elect to retain the actual Average Price or (ii) the Average Price was greater than $43 and Hubbell failed to elect that the Average Price be deemed to be $43. In determining whether to elect (i) to retain the actual Average Price when the Average Price is less than $34 or (ii) that the Average Price will be deemed to be $43 when the actual Average Price is greater than $43, Hubbell will take into account all relevant facts and circumstances existing at the time, including, without limitation, its view as to whether Fargo is willing to accept the Merger with Class B Common Stock valued at a lower price with respect to clause (i) and at a higher price with respect to clause (ii) and, in each case, the value of the Merger to Hubbell.



DETERMINATION OF CLOSING NET WORTH AMOUNT


     Preparation of Initial Balance Sheet. The Merger Agreement provides that at least three (3) business days prior to the date of the Special Meeting, Fargo will cause to be prepared and delivered to Hubbell the Initial Balance Sheet, certified by Fargo's Chief Financial Officer, and a calculation of the Estimated Net Worth Amount derived from the Initial Balance Sheet. The Initial Balance Sheet is required to reflect a liability for Shareholder Expenses, an accrual for the maximum amount of any and all fees and expenses payable, whether at Closing or at any time prior or subsequent thereto, to RMHA, and to be prepared in accordance with the books and records of Fargo and to comply with GAAP applied on a consistent basis. During the preparation of the Initial Balance Sheet, Fargo will provide Hubbell and Hubbell's authorized representatives during normal business hours with reasonable access to the books, records, facilities and employees of Fargo, and cooperate fully with Hubbell and Hubbell's authorized representatives.

     Preparation of Closing Balance Sheet. The Merger Agreement provides that within 120 days after the Effective Time, Hubbell will cause to be prepared and delivered to the Shareholder Representative the Preliminary Closing Balance Sheet, which Preliminary Closing Balance Sheet will be non-binding upon the parties and will be for illustrative purposes only. Within fourteen (14) months after the Effective Time, Hubbell will cause to be prepared and delivered to the Shareholder Representative the Closing Balance Sheet and a calculation of the Closing Net Worth Amount derived from the Closing Balance Sheet. The Closing Balance Sheet will be prepared in accordance with the books and records of Fargo and is required to comply with GAAP applied on a consistent basis. The Merger Agreement specifies that if the Closing Net Worth Amount set forth on the Closing Balance Sheet is greater than or less than the Estimated Net Worth Amount by an amount equal to or less than $20,000, then certain provisions of the Merger Agreement will not apply and Hubbell and the Shareholder Representative (on behalf of the Shareholders) will mutually agree upon the Final Closing Net Worth Amount, which determination will be final and binding on the parties hereto, absent fraud or manifest error; provided, however, if Hubbell and the Shareholder Representative are unable to mutually agree upon the Final Closing Net Worth Amount, the Final Closing Net Worth Amount will be the average of the Closing Net Worth Amount set forth in the Closing Balance Sheet and the Estimated Net Worth Amount.

     However, in the event that the Closing Net Worth Amount set forth in the Closing Balance Sheet is greater than or less than the Estimated Net Worth Amount by an amount greater than $20,000, the Shareholder Representative, on behalf of the Shareholders, will have a period of thirty (30) days after delivery of the Closing Balance Sheet to present in writing to Hubbell any objections the Shareholder Representative may have to any of the matters set forth therein which relate to the calculation of the Closing Net Worth Amount, which objections will be set forth in reasonable detail. If no objections are raised within such 30-day period, the Closing Balance Sheet and the calculation of the Closing Net Worth Amount will be final (a "Final Closing Net Worth Amount") and binding on the parties, absent fraud or manifest error. During such 30-day period, Hubbell will cause the Shareholder Representative and his authorized representatives to be provided during normal business hours with reasonable access to the facilities, employees, books and records of the Surviving Corporation which are relevant to the Closing Balance Sheet, and Hubbell will cooperate fully with the Shareholder Representative and his representatives.

     In addition, the Merger Agreement provides that in the event that the Shareholder Representative raises any objections within the aforesaid 30-day period, the Shareholder Representative and Hubbell, together with their respective independent certified public accountants, will attempt promptly to resolve the matter or matters in dispute and, if resolved, such accounting firms will send a joint notice to the Shareholder Representative and Hubbell stating the manner in which the dispute was resolved, and a confirmation of the original Closing Net Worth Amount or a revised Closing Net Worth Amount (each, a "Final Closing Net Worth Amount") based upon such resolution, whereupon the Final Closing Net Worth Amount will be final and binding on the parties thereto, absent fraud or manifest error.

     If such dispute cannot be resolved by the Shareholder Representative and Hubbell nor by the aforesaid accounting firms within sixty (60) days after the delivery of the Closing Balance Sheet, then the specific matters in dispute will be submitted to the Final Arbiter, which firm will make a final and binding determination as to such matter or matters within forty-five (45) days of its appointment. The Final Arbiter will send its written determination to the Shareholder Representative and Hubbell, together with a confirmation of the Final Closing Net Worth Amount based upon such determination, whereupon the Final Closing Net Worth Amount will be binding on the parties, absent fraud or manifest error.

     The parties to the Merger Agreement have agreed to cooperate with each other and each other's authorized representatives and with the Final Arbiter in order that any and all matters in dispute will be resolved as soon as practicable and that determination of the Final Closing Net Worth Amount will be made.


     After the Effective Time, any adjustment that must be made to the Merger Consideration as a result of (A) the Estimated Net Worth Amount being greater than the Final Closing Net Worth Amount will be made out of shares of Class B Common Stock on deposit in the Escrow Account subject to certain procedures set forth in the Escrow Agreement and (B) the Estimated Net Worth Amount being less than the Final Closing Net Worth Amount, will be made by the deposit of an amount in cash equal to the difference between such amounts by Hubbell or Merger Sub with the Exchange Agent not more than three business days after the final determination that the adjustment set forth in the relevant section of the Merger Agreement is required, such cash to be paid to the Shareholders pursuant to the procedures set forth in the Merger Agreement; provided, that the amount of cash required to be thus deposited with the Exchange Agent by Hubbell or Merger Sub will be reduced by the excess of (i) the sum of (x) the amount of cash required to be paid by Hubbell or Merger Sub to Dissenting Shares and (y) the amount of cash required to be paid by Hubbell or Merger Sub pursuant to Sections 2.2(v)(B) and 3.1(f) of the Merger Agreement (without giving effect to this proviso) over (ii) ten percent (10%) of the aggregate consideration to be paid by Hubbell or Merger Sub to the

Shareholders pursuant to the Merger Agreement; provided, further, that in no event will the amount of cash to be deposited pursuant to such procedures be reduced below zero by the preceding proviso.


FRACTIONAL SHARES



     No fractional shares of Class B Common Stock will be issued in the Merger. The Shareholders will not be entitled to receive fractional shares of Class B Common Stock, but will instead be entitled to receive a cash payment in lieu of any fraction of a share of Class B Common Stock, such cash payment to be equal to the fraction of a share of Class B Common Stock, if any, so determined as described under "THE MERGER -- Merger Consideration" above, multiplied by the Average Price.



AFFILIATED SHARES


     Each share of Fargo Common Stock which is issued and outstanding immediately prior to the Effective Time and owned by Hubbell or any direct or indirect subsidiary of Hubbell, or by Fargo or any of its subsidiaries, will be canceled and retired and no payment will be made with respect thereto.


DISSENTING SHARES



     The Merger Agreement provides that Dissenting Shares will not be converted into the right to receive the appropriate Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal with the consent of Fargo, if required, or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his or her demand for such appraisal with the consent of Fargo, if required, or becomes ineligible for such appraisal (through failure to perfect or otherwise), then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares will be automatically converted into and represent the right to receive the appropriate Merger Consideration as described above. The Merger Agreement also requires Fargo to give Hubbell (i) prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to Section 623 of the NYBCL received by Fargo and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 623 of the NYBCL. In addition, the Merger Agreement provides that Fargo will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Hubbell, settle or offer to settle any such demands. Pursuant to the Merger Agreement, each holder of Dissenting Shares will have only such rights and remedies as are granted to such holder under Sections 623 and 910 of the NYBCL and Dissenting Shares will not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to the Shareholders of record prior to the Effective Time).


     For a description of appraisal rights available to the Shareholders, see "APPRAISAL RIGHTS OF DISSENTING FARGO SHAREHOLDERS" and the applicable provisions of the NYBCL which are annexed as Exhibit C to this Prospectus/Proxy Statement.


EXCHANGE AGENT; EXCHANGE PROCEDURES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; NO FURTHER OWNERSHIP RIGHTS IN FARGO COMMON STOCK; NO FRACTIONAL SHARES



     Exchange Agent. The Merger Agreement provides that as soon as practicable after the Effective Time, the Exchange Agent will be authorized, pursuant to an agreement satisfactory to Hubbell and Fargo, to act as the Exchange Agent in effecting the exchange pursuant to the Merger Agreement of the applicable Merger Consideration for the Certificates that, prior to the Effective Time, represented shares of Fargo Common Stock entitled to conversion into Class B Common Stock. At or before the Effective Time, Hubbell will irrevocably instruct the registrar and transfer agent for the Class B Common Stock to countersign and deliver to the Exchange Agent such shares of Class B Common Stock as and when required to deliver the Merger Consideration (less such shares of Class B Common Stock as will constitute Escrow Shares as described under "THE MERGER -- Escrow Account/Escrow Agreement"). Hubbell agrees, at all times from and after the Effective Time, to reserve from shares held in treasury a sufficient number of shares of Class B Common Stock to provide for all transfers pursuant to the Merger Agreement.


     Exchange Procedures. Upon the surrender of each Certificate, the Exchange Agent will, as promptly as practicable, distribute to the holder of such Certificate the applicable Merger Consideration multiplied by the number of shares of Fargo Common Stock formerly represented by such Certificate (including cash due in lieu of fractional shares), less such Shareholder's pro rata contribution to the Escrow Account as described under "THE MERGER -- Escrow Account/Escrow Agreement" below, in exchange therefor and, in accordance with any applicable instructions from the holder thereof (subject to satisfaction of the conditions described below with respect to delivery of Merger Consideration to a person other than the person in whose name the Certificate is registered), and such Certificate will forthwith be canceled. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition to such exchange that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger Agreement will be liable to a holder of Fargo Common Stock for any Merger Consideration delivered to a public official to the extent required by applicable abandoned property, escheat and similar laws. The Exchange Agent will be authorized to distribute Merger Consideration (including cash due upon sale of fractional shares) for any Certificate which has been lost, stolen or destroyed upon receipt of satisfactory evidence of the ownership of the Fargo Common Stock formerly represented thereby and after receipt of appropriate indemnification. Without limiting the foregoing, the agreement with the Exchange Agent will specifically provide that the execution and delivery by a Shareholder of record to the Exchange Agent of an "Affidavit of Loss and Indemnity" in substantially the form of Exhibit C to the Merger Agreement (which is attached as part of Exhibit A hereto), along with an insurance policy providing coverage reasonably satisfactory to Hubbell for any loss, damage or expense that Hubbell, the Surviving Corporation, the Exchange Agent or their respective successors or assigns may sustain arising from the issuance of the Merger Consideration in respect of such lost, stolen or destroyed certificates, will constitute satisfactory evidence and appropriate indemnification for such purpose.



     THE SHAREHOLDERS SHOULD NOT FORWARD FARGO STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. THE SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.



     Interest; Distributions with Respect to Unexchanged Shares. No interest will be paid or accrue on the Merger Consideration or on dividends or other payments paid by Hubbell thereon and no dividends or other payment payable after the Effective Time with respect to the Class B Common Stock will be paid to the holder of any unsurrendered Certificate formerly representing Fargo Common Stock until the holder thereof surrenders such Certificate.



     No Further Ownership Rights in Fargo Common Stock. Until so surrendered and exchanged, each Certificate (other than Certificates representing Dissenting Shares or shares held by Hubbell or any direct or indirect subsidiary of Hubbell, or by Fargo or any of its subsidiaries) will represent solely the right to receive the applicable Merger Consideration.



ESCROW ACCOUNT/ESCROW AGREEMENT



     The following is a brief summary of the Escrow Account and the Escrow Agreement and is qualified in its entirety by reference to the Escrow Agreement to be executed by Fargo and Hubbell in connection with the Merger Agreement, a form of which is attached as Exhibit B to this Prospectus/Proxy Statement.


     The Merger Agreement provides that, subject to the fractional share provisions described above, at the Closing Hubbell will deposit the Escrow Shares into the Escrow Account maintained with the Escrow Agent. Such Escrow Shares will be held for, and dividends distributed on such Escrow Shares will be paid to the Escrow Agent for distribution to, the Shareholders as specified in the Escrow Agreement. The Merger

Agreement provides that the Escrow Account will be used solely at the option of Hubbell to (i) reimburse Hubbell to the extent that the Estimated Net Worth Amount used in determining the Merger Consideration exceeds the Final Closing Net Worth Amount and (ii) satisfy any indemnification obligations to Hubbell set forth in Section 7 of the Merger Agreement and described under "THE
MERGER -- Indemnification" below. Any Escrow Shares remaining in the Escrow Account after the earlier of (i) eighteen (18) months from the Closing Date or
(ii) at the completion of the first full audit cycle for the year commencing on January 1, 1997 during which Fargo has been consolidated with Hubbell and its Subsidiaries, will be distributed to the Shareholders based on such Shareholders' relative holdings of Fargo Common Stock initially deposited in the Escrow Account, provided, however, that if the procedure set forth in Section
2.2 of the Merger Agreement for determining the Final Closing Net Worth Amount is still continuing or if there are any outstanding or unsatisfied claims against the Escrow Account as to which the Escrow Agent has received notice pursuant to Section 4 of the Merger Agreement on or prior to the Termination Date, the Escrow Agreement will continue in effect until the resolution of all such claims and a number of Escrow Shares equal in value (valued on the Average Price) to satisfy any unpaid judgments and settlements and any outstanding or unsatisfied claims against the Escrow Account will be retained in the Escrow Account until such judgments, settlements and claims have been satisfied and discharged, and any unused amount remaining after such satisfaction and discharge will be promptly paid to the Shareholders. All Escrow Shares distributed from the Escrow Account will be deemed to be distributed pro rata by the Shareholders in accordance with each such Shareholder's percentage interest in the Escrow Account, as set forth on Schedule A to the Escrow Agreement, as executed.



     After the Effective Time, any adjustment that must be made to the Merger Consideration as a result of (A) the Estimated Net Worth Amount being greater than the Final Closing Net Worth Amount will be made out of Escrow Shares subject to the procedures thereof and (B) the Estimated Net Worth Amount being less than the Final Closing Net Worth Amount, will be made by the deposit of an amount in cash equal to the difference between such amounts by Hubbell or Merger Sub with the Exchange Agent not more than three business days after the final determination that such an adjustment is required, such cash to be paid to the Shareholders pursuant to the procedures set forth in Section 3.2 of the Merger Agreement; provided, that the amount of cash required to be deposited with the Exchange Agent by Hubbell or Merger Sub pursuant to such procedures will be reduced by the excess of (i) the sum of the amount of cash required to be paid by Hubbell or Merger Sub to Dissenting Shares and pursuant to Sections 2.2(v)(B) and 3.1(f) of the Merger Agreement (without giving effect to this proviso) over
(ii) ten percent (10%) of the aggregate consideration to be paid by Hubbell or Merger Sub to the Shareholders pursuant to the Merger Agreement; provided, further, that in no event will the amount of cash to be deposited pursuant to
Section 2.2(v)(B) of the Merger Agreement be reduced below zero by the preceding proviso.



REPRESENTATIONS AND WARRANTIES


     The Merger Agreement includes representations and warranties of Fargo and of Hubbell and Merger Sub. The representations and warranties described below are subject to various materiality and knowledge qualifiers and to a disclosure schedule for exceptions to the representations and warranties. The representations and warranties of Fargo contained in the Merger Agreement or in any certificate or agreement delivered pursuant to the Merger Agreement will survive the Closing and will continue in effect from the Closing Date to the earlier of the date (i) eighteen (18) months following the Closing Date or (ii) at the completion of the first full audit cycle for the year commencing on January 1, 1997 during which Fargo has been consolidated with Hubbell and its Subsidiaries, notwithstanding any investigation or access to information by or on behalf of any party.


     The Merger Agreement includes representations and warranties by Fargo as to, among other things, (i) organization, existence, standing and corporate power of Fargo; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of the need for governmental, regulatory or third-party authorizations, orders, consents, approvals, filings or registrations with respect to the execution and delivery of the Merger Agreement and any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement); (iii) compliance with laws, rules, regulations, orders or decrees applicable to the businesses or properties of Fargo and its subsidiary Fargo International Sales Corp. ("FISC") and the Merger Agreement's and the Merger's noncontravention of (a) the organizational documents of Fargo or FISC, (b) any law, rule, regulation, judgment, decree or order to which Fargo or FISC is subject, (c) any agreement, indenture or other instrument to which Fargo or FISC is a party or to which their respective properties are subject (except in an immaterial way); (iv) the capitalization of Fargo; (v) the organization, existence and standing of FISC and the ownership of the capital stock of each of Fargo's subsidiaries by Fargo or by Fargo Mfg. Company (Canada) Ltd. in the case of Fargo Mfg. Company (Quebec) Ltd.; (vi) the preparation of certain consolidated financial statements of Fargo and its subsidiaries in accordance with GAAP and the fair presentation of the consolidated financial position of Fargo and its subsidiaries by such financial statements (as of the dates or periods indicated); (vii) the absence of any undisclosed liabilities required to be disclosed by GAAP (other than liabilities reserved against or incurred in the ordinary course of business since September 30, 1996); (viii) compliance as to form and the accuracy of information supplied by Fargo contained in this Prospectus/Proxy Statement and the Registration Statement of which this Prospectus/Proxy Statement forms a part; (ix) the absence of certain changes or events since December 31, 1995; (x) good and marketable title to Fargo's and FISC's tangible personal properties free and clear of all liens (other than certain permitted liens) and the validity and good standing of, and absence of default under, leases of material tangible personal property which Fargo or FISC leases as lessor or lessee; (xi) certain real property matters affecting Fargo and FISC; (xii) absence of real property leases where Fargo or FISC is lessee; (xiii) the validity and binding nature of the material contracts of Fargo and FISC and the absence of any breach or default with respect thereto; (xiv) certain environmental matters, including material compliance with laws, holding of environmental permits, absence of certain hazardous materials, and absence of any consent decrees or similar matters with respect to environmental matters; (xv) certain employee benefit matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xvi) the absence of unfair labor practices, labor strikes, other labor controversies, and compliance with labor laws, including the Worker Adjustment and Retraining Notification Act of 1988 and collective bargaining notification and bargaining obligations; (xvii) absence of material litigation affecting Fargo, FISC or the transactions contemplated by the Merger Agreement and absence of any order, judgment, injunction or decree against Fargo or FISC; (xviii) certain tax matters, including filing of tax returns and payment of taxes; (xix) certain intellectual property matters, including the absence of any alteration or impairment of intellectual property due to the Merger and the absence of any infringement, misappropriation or misuse of any third party intellectual property rights by Fargo or FISC and the absence of any licenses by or to Fargo or FISC of intellectual property; (xx) the holding of all required permits by Fargo and FISC to operate their businesses; (xxi) the holding of customary insurance policies by Fargo and FISC; (xxii) the maintenance of materially complete and correct books and records of Fargo and FISC; (xxiii) certain matters with respect to accounts receivable and accounts payable of Fargo and FISC; (xxiv) the condition of the assets and properties owned, operated or leased by Fargo and FISC; (xxv) certain matters with respect to the inventory and return policy of Fargo and FISC; (xxvi) with certain exceptions set forth in the Merger Agreement, the absence of transactions between Fargo and FISC on the one hand and any affiliate, officer, director, employee, proprietor, partner, shareholder or "associate" (as defined under Rule 405 of the Securities
Act); (xxvii) the absence of any Fargo obligation to pay brokerage, finder's, financial advisory or other fees or commissions in connection with the Merger Agreement or the Merger, except to RMHA; (xxviii) the approval and recommendation of the Merger Agreement and the Merger by the Fargo Board; and
(xxix) the required vote of the Shareholders to approve the Merger Agreement and the Merger.



     The Merger Agreement also includes representations and warranties by Hubbell and Merger Sub as to, among other things, (i) organization, existence, standing and corporate power of Hubbell and Merger Sub; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iii) the absence of the need for governmental, regulatory or third-party authorizations, orders, consents, approvals, filings or registrations with respect to the execution and delivery by Hubbell and Merger Sub of the Merger Agreement and the consummation by Hubbell or Merger Sub of any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement); (iv) compliance as to form and the accuracy of information contained in the Registration Statement of which this Prospectus/Proxy Statement forms a part; (v) the fact that all shares of Class B Common Stock to be transferred in accordance with the Merger Agreement have been duly authorized and, when transferred as contemplated by the Merger Agreement, will be fully paid and nonassessable, registered under the Securities Act and the Exchange Act, registered or exempt from registration under applicable state securities laws, listed on the NYSE and freely transferable (except to the extent transfers by "affiliates" of Fargo are restricted under Rule 145 of the Securities Act);
(vi) timely filing, compliance as to form and accuracy of information in documents and reports filed with the SEC since January 1, 1993; (vii) the capitalization of Hubbell; (viii) the absence of any Hubbell or Merger Sub obligation to pay brokerage, finder's, financial advisory or other fees or commissions in connection with the Merger Agreement or the Merger; and (ix) that Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and that all of the outstanding capital stock of Merger Sub is owned by Hubbell.



INDEMNIFICATION



     Pursuant to the Merger Agreement, the Shareholders will severally, to the extent of their respective percentage interests in the Escrow Account described above, and in accordance with the procedures set forth in the Escrow Agreement described above, be responsible for, pay or cause to be paid, and indemnify and hold harmless Hubbell, its subsidiaries and affiliates (including the Surviving Corporation), and their respective employees, representatives, officers, directors, and agents from and against any Losses in any way related to, attributed to, resulting from, caused by, based upon or arising (i) out of any inaccuracy of, misrepresentation relating to, breach of, or failure to fulfill any representation, warranty, covenant or agreement contained in the Merger Agreement or in any certificate or agreement delivered or entered into pursuant to the Merger Agreement on the part of Fargo or any subsidiary of Fargo or (ii) with respect to each Plan specified on Schedule 4.15(A) to the Merger Agreement, the alteration, termination or modification of such Plan or any failure by Fargo to (x) establish and administer such Plan in compliance with any applicable provisions of ERISA, the Code and other applicable laws, rules and regulations or (y) make any required filings with respect thereto, including but not limited to, the filing of a Form 5500.



     The Merger Agreement further provides that the Escrow Account will be the exclusive means of payment of the indemnification obligations of the Shareholders described above. Any indemnification payment will be made in accordance with the terms of the Escrow Agreement described above. See "THE MERGER -- Escrow Account/Escrow Agreement" above. As provided in Section 4 of the Escrow Agreement, Hubbell will give the Shareholder Representative written notice of any claim for indemnification or payment pursuant to Section 7 of the Merger Agreement, which notice will include a calculation of the amount of the requested indemnity or other payment and will furnish to the Shareholder Representative copies of all books, records and other information reasonably requested by the Shareholder Representative to the extent necessary to substantiate such claim and verify the amount thereof. Any dispute with respect to an indemnification claim made by Hubbell will be handled as provided for in
Section 4 of the Escrow Agreement. For purposes of the Merger Agreement and the Escrow Agreement, the Shareholder Representative will mean Jack F. Myers, or such replacement or successor as will be designated by Shareholders owning an aggregate of two-thirds or more of Fargo Common Stock.


     The Merger Agreement further provides that no indemnification amount will be payable as described above unless and until the aggregate indemnification liability of the Shareholders under the Merger Agreement or under the Escrow Agreement exceeds $130,000, and after exceeding such amount, such indemnification liability will not include such $130,000. All Escrow Shares distributed from the Escrow Account will be deemed distributed pro rata by the Shareholders in accordance with each such Shareholder's respective percentage interest in the Escrow Account.


     The rights of Hubbell, Merger Sub and the other Indemnified Parties set forth in the Merger Agreement are the exclusive remedy and in lieu of any and all other rights and remedies with respect to Losses arising out of the matters specified in the Merger Agreement (other than an action for fraud), and such Losses will be satisfied solely from the Escrow Account in accordance with the provisions of the Merger Agreement and the provisions of the Escrow Agreement, and Hubbell and Merger Sub agree that none of the Indemnified Parties will have any recourse for the payment of any Losses of any kind whatsoever arising under
Section 7.2 of the Merger Agreement against the past, present or future Shareholders, directors, officers and employees of Fargo, nor will any of such persons be personally liable for any such Losses (other than an action for fraud), it being expressly understood that the sole remedy of the Indemnified Parties will be against the Escrow Account in accordance with the Escrow Agreement.


BUSINESS OF FARGO PENDING THE MERGER


     Fargo has agreed that, except as contemplated by the Merger Agreement, from the date of execution of the Merger Agreement to the Effective Time, Fargo and its subsidiaries will conduct their respective operations only in, and not take any action except in, the ordinary course of business consistent with past practice, and will use all reasonable efforts (without any obligation to pay additional consideration) to preserve intact their business organization, assets, prospects and advantageous business relationships, to keep available the services of their key officers and key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers, business partners and others having business relationships with Fargo and its subsidiaries.

     Without limiting the generality of the foregoing, Fargo also agreed that prior to the Effective Time (and except as set forth on a schedule to the Merger Agreement or contemplated by the terms of the Merger Agreement), neither Fargo nor its subsidiaries will, without the prior written consent of Hubbell: (i) split, combine or reclassify any shares of such entity's capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities; (ii) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through dividend or the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of Fargo or any of its subsidiaries or any securities convertible into or exercisable or exchangeable for shares of stock of any class of Fargo or any of its subsidiaries; (iii) other than purchase or sale orders in the ordinary course of business, voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) or issue any debt securities, or incur other indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve; (iv) notwithstanding anything to the contrary contained therein, including but not limited to subsection (v) therein,
(a) enter into any employment or similar agreement or arrangement with any person, except for agreements or arrangements (exclusive of employment agreements) entered into in the ordinary course of business consistent with past practice or (b) amend any such agreement or arrangement except in the ordinary course of business consistent with past practice; (v) subject to subsection (iv) therein, take any of the following actions except in the ordinary course of business consistent with past practice or as required by existing agreement or law: (a) grant, or become obligated to grant, any increase in the compensation of officers or employees; (b) adopt, institute or amend any plan, agreement, contract, program, policy or other employee benefit arrangement; or (c) take any action with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement; (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of properties or assets of any other individual or entity; (vii) except as required by the consummation of the Merger, pay, discharge or satisfy any claims or liabilities, or settle any litigation other than the payment, discharge or satisfaction of claims or liabilities in the ordinary course of business consistent with past practice; (viii) amend the restated certificate of incorporation or by-laws of Fargo or the certificate of incorporation or by-laws (or comparable documents) of any subsidiary; (ix) authorize or make any capital expenditures (including by lease) which in the aggregate are more than the sum of $20,000 (excluding certain scheduled capital expenditures); (x) sell or dispose of, mortgage, encumber or grant an option for any assets or properties, other than sales of inventory in the ordinary course of business; (xi) waive, release, grant or transfer any rights of value (other than in the ordinary course of business), or modify or change in any material respect any existing license, lease, or contract; (xii) except to the extent any such policy is replaced with comparable coverage, allow or permit any insurance policy naming Fargo as a beneficiary or a loss payable payee to be canceled or terminated;

(xiii) make any changes in Fargo's accounting methods, principles or practices except as may be required by GAAP; (xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fargo or any of its subsidiaries, except as contemplated by the Merger Agreement; (xv) take any action, except in the ordinary course of business consistent with past practices, which would result in the acceleration of collection of any accounts receivable or delay the payment of any accounts payable; or (xvi) agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty of Fargo and its subsidiaries in Section 4 of the Merger Agreement untrue or incorrect.


CERTAIN ADDITIONAL AGREEMENTS



     The Merger Agreement contains additional covenants relating to, among other things: (i) the provision by Fargo to Hubbell and its authorized representatives, between the date of the Merger Agreement and the Effective Time, of (a) reasonable access to all personnel, plants, offices, warehouses and other facilities and to all books and records of Fargo and its subsidiaries, (b) access for reasonable inspections by Hubbell and (c) access to financial and operating data and other reasonably requested information on Fargo and its subsidiaries; (ii) the continued effectiveness of the confidentiality agreement, dated as of March 26, 1996, between Fargo and Hubbell, until the Effective Time and the coverage of the information supplied pursuant to clause (i) above by such agreement; (iii) the use of reasonable efforts, by each of the parties to the Merger Agreement, to consummate the transactions contemplated by the Merger Agreement (including in connection with filings required under the Securities Act and the HSR Act); (iv) the provision by each party to the Merger Agreement between the date of the Merger Agreement and the Effective Time to the other parties of supplemental information regarding any matter arising after the date of the Merger Agreement that would have been required to be disclosed to such other parties or would have been a breach of a representation or warranty or covenant if existing, occurring or known at the date of the Merger Agreement;
(v) the prompt preparation and filing by Hubbell of the Registration Statement of which this Prospectus/Proxy Statement forms a part (and the cooperation of Fargo in the preparation of such Registration Statement), the use of all reasonable efforts by Hubbell to have such Registration Statement declared effective, the taking of actions by Hubbell reasonably required under state blue sky or securities laws, the inclusion in the Prospectus/Proxy Statement of the recommendation of the Fargo Board as described in Section 3.3 of the Merger Agreement, and an agreement by Hubbell and Fargo to correct promptly (and in no event later than the date of the Special Meeting) any materially inaccurate information contained in such Registration Statement; (vi) the prompt preparation and filing by Fargo, Hubbell and Merger Sub of any other filings required under the Securities Act or any other federal or state securities laws relating to the Merger; (vii) the sharing of information among the parties with respect to the comments of the SEC or any other governmental official with respect to the Registration Statement and any filings described under clause
(vi) above and with respect to the status of the Registration Statement, and an agreement to use all reasonable efforts to respond to the comments of such governmental officials and cause the Prospectus/Proxy Statement to be mailed to the Shareholders at the earliest practicable time; (vii) Fargo's agreement to, as promptly as practicable, take all action reasonably necessary to convene the Special Meeting for the purpose of considering and voting upon the Merger;
(viii) Fargo's agreement not to, without Hubbell's prior consent, terminate, alter or waive any rights under any agreement governing (a) the conduct of another party with respect to purchases of shares or the making of proposals for a business combination with Fargo or (b) the right of another party to use non-publicly available information relating to Fargo and Fargo's agreement to use all reasonable efforts to enforce the terms of such agreements; (ix) the agreement of the parties to the Merger Agreement not to, and to not permit their affiliates to, take any action which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code; (x) Fargo's agreement not to settle, without the prior consent of Hubbell, any claim brought by any present, former or purported holder of any securities of Fargo in connection with the Merger prior to the Effective Time; (xi) Hubbell's and Fargo's agreement to, on or before the Effective Time, establish the Escrow Account and use their best efforts to cause the Escrow Agent to execute the Escrow Agreement; (xii) Fargo's agreement to deliver a letter to Hubbell prior to the Closing Date identifying all persons who are, at the time of the Special Meeting, "affiliates" for purposes of Rule 145 under the Securities Act, and to use its best efforts to cause each such person to deliver affiliate agreements to

Hubbell on or prior to the Closing Date which acknowledge certain transfer restrictions on the Class B Common Stock received by such affiliates; (xiii) Fargo's agreement to pay all Shareholder Expenses prior to the Closing; (xiv) Hubbell's and Merger Sub's agreement that, within certain limitations, accruals under Fargo's key management bonus pool with respect to fiscal 1996 will constitute obligations of the Surviving Corporation to the extent of such accruals; (xv) Hubbell's and Fargo's agreement that the certificate of incorporation of the Surviving Corporation will contain provisions for the indemnification of directors and officers of Fargo no less favorable than the provisions set forth in the certificate of incorporation of Fargo and that such provisions will remain in effect for at least six (6) years following the Effective Time; (xvi) Hubbell's and Merger Sub's agreement to use their reasonable best efforts to maintain in effect for one (1) year following the Effective Time Fargo's current policies of directors' and officers' liability insurance to the extent that it provides coverage for events occurring prior to the Effective Time, if, or the extent that, the annual premium therefore would not be in excess of $6,000; (xvii) Fargo's agreement to take all appropriate actions to terminate the payment benefit with respect to each Plan specified in
Schedule 4.15(A) to the Merger Agreement by January 1, 1998; (xviii) Hubbell's, Merger Sub's, Fargo's and the Fargo Shareholders' agreement to deliver certain tax representation letters and to permit ST&B to rely upon such letters for purposes of rendering the tax opinion related to the Merger; (xix) Fargo's agreement that, prior to the Effective Time, it will not, without the prior written consent of Hubbell (and subject to certain exceptions), initiate any communications or enter into or make any agreement, understanding or commitment, orally or in writing, with any environmental authorities concerning any matter relating to Fargo's compliance with or liability under any environmental law; and (xx) Hubbell's, Merger Sub's and Fargo's agreement to consult and cooperate with each other prior to issuing, or permitting any of their subsidiaries, directors, officers, employees, agents, representatives or advisors to issue, any press release or public statement with respect to the Merger Agreement or the Merger.


NO SOLICITATION


     The Merger Agreement provides that neither Fargo nor any of its subsidiaries will, and Fargo will use all reasonable efforts to cause each of its officers, directors, employees, affiliates, representatives, agents and advisors not to, directly or indirectly, encourage, solicit, initiate, engage or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group other than Parent or an affiliate of Parent (a "Third Party") concerning (or concerning the business of Fargo or any subsidiary of Fargo in connection with) any Acquisition Proposals. Notwithstanding the foregoing, in the event a Third Party expresses in writing a bona fide intention to make an offer to Fargo to effect a transaction that is more favorable to Fargo's security holders, taken as a whole, than the transactions contemplated by the Merger Agreement, the Merger Agreement allows Fargo to furnish information provided to Hubbell concerning Fargo's business, properties or assets to such Third Party or to conduct negotiations with such Third Party if (i) the failure to provide such information or conduct negotiations would cause the members of the Fargo Board to breach their fiduciary duties to Fargo's security holders as advised by outside counsel to Fargo and (ii) such Third Party has entered into an appropriate confidentiality agreement with Fargo. The Merger Agreement requires Fargo to promptly inform Hubbell of any inquiry, offer or proposal (including the terms thereof and the identity of the Third Party making such inquiry, offer or proposal) that Fargo may receive in respect of an Acquisition Proposal after the date of the Merger Agreement and furnish to Hubbell a copy of any such written inquiry, offer or proposal. Fargo may take any of the foregoing actions pursuant to the second preceding sentence if such action constitutes a withdrawal or modification of the Fargo Board's recommendation to approve the Merger Agreement, in a manner adverse to Hubbell or Merger Sub, only if Fargo pays to Hubbell, prior to or concurrently with the taking of such action, the Alternative Transaction Fee plus the Transaction Expenses (not to exceed $750,000). See "THE MERGER -- Certain Fees and Expenses."


CERTAIN FEES AND EXPENSES


     The Merger Agreement requires, in the event that the Fargo Board (i) withdraws or modifies or publicly proposes or announces its intention to withdraw or modify, in a manner adverse to Hubbell, the approval or recommendation by the Fargo Board of the Merger Agreement or the Merger (including by refraining from recommending approval of the Merger in this Prospectus/Proxy Statement), (ii) approves or recommends any Acquisition Proposal or (iii) approves Fargo's entering into any Acquisition Proposal (including, without limitation, the commencement of a self tender or exchange offer), or, in the event (x) the Shareholders in a vote at the Special Meeting fail to approve the transactions contemplated by the Merger Agreement and there exists an Acquisition Proposal or
(y) the Merger Agreement is terminated (other than by Fargo as described in clauses (ii), (iv)(b) or (iv)(c) of the first paragraph of "THE
MERGER -- Termination" below), prior to the Special Meeting taking place and before such vote or termination Fargo received or became aware of an Acquisition Proposal or in the event the Alternative Transaction Fee plus Transaction Expenses otherwise become due and payable as described under "THE MERGER -- No Solicitation" above, then in each such case unless at the time of such action or event Fargo is entitled to terminate the Merger Agreement pursuant to clause
(ii)(a) or (iv)(b) of the first paragraph of "THE MERGER -- Termination" below, or Hubbell or Merger Sub is otherwise in material breach of any material representation, warranty, covenant or agreement under the Merger Agreement, prior to or concurrently with the taking of any such action by the Fargo Board or within three business days of the occurrence of any such event that does not involve actions by the Fargo Board, Fargo will pay to Hubbell in immediately available funds, the Alternative Transaction Fee, plus all of the Transaction Expenses (not to exceed $750,000), to an account which Hubbell designates prior to the time such payment is due.


     The Merger Agreement also provides that in the event the Shareholders in a vote at the Special Meeting do not approve the transactions contemplated by the Merger Agreement and an Acquisition Proposal does not exist, Fargo will pay to Hubbell in immediately available funds all of its Transaction Expenses, to an account which Hubbell designates prior to the time such payment is due; provided, that Fargo will not be obligated to pay to Hubbell the Transaction Expenses as described in this paragraph in the event that after the end of the Pricing Period and prior to the vote of the Shareholders at the Special Meeting, there has occurred a material adverse change in or effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Hubbell and its subsidiaries taken as a whole.


     The Merger Agreement provides that any act or omission referred to under "THE MERGER -- No Solicitation" above or this "THE MERGER -- Certain Fees and Expenses" section, which results in Fargo being obligated to pay the Alternative Transaction Fee and/or the Transaction Expenses will not constitute a breach of the Merger Agreement by Fargo if, prior to or concurrently with such action, Fargo pays the Alternative Transaction Fee and all of the Transaction Expenses or all of the Transaction Expenses, as the case may be, as described therein.



TERMINATION


     The Merger Agreement may be terminated, by written notice given promptly to the other parties thereto, at any time prior to the Effective Time, whether prior to or after approval of the Merger Agreement by the Shareholders: (i) by mutual written consent of the Boards of Directors of Hubbell and Fargo; (ii) by either Hubbell or Fargo if (a) a court of competent jurisdiction or any governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and nonappealable or (b) the Effective Time has not occurred on or before March 15, 1997, unless the absence of such occurrence is due to the failure to perform in all material respects the material obligations under the Merger Agreement required to be performed at or prior to the Effective Time (I) in the case of Hubbell, by Merger Sub or Hubbell (or their subsidiaries or affiliates) or (II) in the case of Fargo, by Fargo; (iii) by Hubbell, if (a) at the Special Meeting, the holders of two-thirds of the outstanding shares of Fargo Common Stock do not approve the Merger Agreement and the Merger; (b) Fargo has (I) withdrawn, modified or amended in any material respect its approval or recommendation of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, (II) failed to include such recommendation in this Prospectus/Proxy Statement, or (III) taken any public position inconsistent with such recommendation, including, without limitation, having failed (without the consent of Hubbell) to after a reasonable period of time reject or disapprove any Acquisition Proposal other than the Merger (or after a reasonable period of time recommend to the Shareholders such rejection or disapproval); (c) in the event of a material breach by Fargo of any representation, warranty or agreement contained in the Merger Agreement which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Fargo; or (d) if the Alternative Transaction Fee plus the Transaction Expenses have become payable as described under "THE
MERGER -- Certain Fees and Expenses"; or (iv) by Fargo, if (a) Fargo executes or has executed a definitive agreement for an Acquisition Proposal which the Fargo Board determines, in the exercise of its fiduciary duties under applicable law as advised by outside counsel, contains terms that are more favorable to Fargo's security holders, taken as a whole, than the transactions contemplated by the Merger Agreement and the Alternative Transaction Fee plus all of the Transaction Expenses have been paid or are paid concurrently therewith; (b) in the event of a material breach by Hubbell or Merger Sub of any representation, warranty or agreement contained in the Merger Agreement which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Hubbell; (c) if (I) the Average Price is less than $34 and Hubbell does not elect that the Average Price will be the actual Average Price or (II) the Average Price is greater than $43 and Hubbell fails to elect to have the Average Price deemed to be $43 (see "THE MERGER -- Merger Consideration"); or (d) if the Transaction Expenses have become payable due to the fact that the Shareholders do not approve the Merger Agreement and the Merger at the Special Meeting (despite the absence of an Acquisition Proposal) and the Transaction Expenses have been paid in full.



     In the event of termination of the Merger Agreement by either Fargo or Hubbell, the Merger Agreement will become void, without liability on the part of Hubbell, Merger Sub or Fargo other than under certain specified provisions of the Merger Agreement related to public statements, general expenses and the fees and expenses described under "THE MERGER -- Certain Fees and Expenses", except that (i) no party will be relieved of any liability for damages actually incurred as a result of any breach of the Merger Agreement (whether willful or not), (ii) the confidentiality agreement, dated as of March 26, 1996, between Hubbell and Fargo will continue in full force and effect and (iii) the parties agree that payment in full of the Alternative Transaction Fee and/or Transaction Expenses, as the case may be, to Hubbell, in the event such amounts become payable as described under "THE MERGER -- Certain Fees and Expenses", will constitute Hubbell's and Merger Sub's exclusive remedy with respect to asserted damages based on lost profits or gain or otherwise relating to their expectations as to what would have happened if the Merger had been consummated.



AMENDMENT AND WAIVER


     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto, and after adoption of the Merger Agreement and the Merger by the Shareholders, no amendment may be made which reduces the consideration to be provided by Hubbell for each share of Fargo Common Stock or which changes the form thereof without the further approval of the Shareholders affected thereby. At any time prior to the Effective Time, whether before or after the Special Meeting, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.


CONDITIONS TO THE CONSUMMATION OF THE MERGER


     Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to the Merger Agreement to consummate the Merger are subject to the following conditions: (i) the Merger Agreement will have been approved and adopted by the holders of two-thirds of the outstanding Fargo Shares of Fargo Common Stock; (ii) any waiting period (and any extension thereof) applicable to the Merger under the HSR Act will have expired or been terminated; (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction will have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger or any other material transaction contemplated by the Merger Agreement; (iv) all approvals of third parties required for the consummation of the Merger will have been obtained and such approvals will be effective and will not have been suspended, revoked or stayed by action of any governmental authority; and (v) the Registration Statement of which this Prospectus/Proxy Statement forms a part will have been declared effective by the SEC and will not be subject to a stop order or any threatened stop order.


     Conditions to the Obligations of Hubbell and Merger Sub. The obligations of Hubbell and Merger Sub to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Hubbell and Merger Sub: (i) Fargo will have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time; (ii) the representations and warranties of Fargo contained in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any representation and warranty is made as of a specified date, in which case such representation and warranty will be true and correct in all material respects as of such date); (iii) there will not have occurred after the date of the Merger Agreement any event resulting in any materially adverse change in or effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Fargo and its subsidiaries taken as a whole; (iv) Fargo will have furnished such certificates of its officers to evidence compliance with the conditions described in this paragraph as may be reasonably requested by Hubbell and Merger Sub; (v) Fargo will have delivered to Hubbell an opinion, dated the Closing Date, satisfactory to counsel for Hubbell, of FD&H, counsel to Fargo, with respect to (a) the due incorporation, valid existence and good standing of Fargo, (b) Fargo's authority to execute and deliver the Merger Agreement and consummate the Merger, along with the enforceability of the Merger Agreement, and (c) the absence of facts known to such counsel which would give such counsel reason to believe that this Prospectus/Proxy Statement (except as to the financial data contained herein, and except as to information concerning Hubbell or Merger Sub, as to which such counsel does not express any belief) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein, in the light of the circumstances under which they were made, not misleading; and (vi) the receipt of affiliate letters from each affiliate of Fargo.



     Conditions to the Obligation of Fargo. The obligation of Fargo to effect the Merger is further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by
Fargo: (i) Merger Sub and Hubbell will have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by them at or prior to the Effective Time; (ii) the representations and warranties of Merger Sub and Hubbell contained in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any representation and warranty is made as of a specified date, in which case such representation and warranty will be true and correct in all material respects as of such date); (iii) Merger Sub and Hubbell will have furnished such certificates of their officers to evidence compliance with the conditions described in this paragraph as may be reasonably requested by Fargo; (iv) Hubbell will have delivered to Fargo an opinion, dated the Closing Date, satisfactory to counsel for Fargo, of Richard W. Davies, General Counsel of Hubbell, or ST&B, counsel to Hubbell, with respect to (a) the due incorporation, valid existence and good standing of Hubbell, (b) Merger Sub's and Hubbell's authority to execute and deliver the Merger Agreement and consummate the Merger, along with the enforceability of the Merger Agreement,
(c) that upon the filing of a certificate of merger with the Department of State of the State of New York, the Merger will be effective in accordance with the Merger Agreement and the NYBCL; (d) that the shares of Class B Common Stock which will be transferred in accordance with the Merger Agreement have been duly authorized and validly issued, have been listed on the NYSE and, when transferred to the Shareholders, will be fully paid and nonassessable; and (e) subject to the receipt of certain representation letters and limitations on the cash paid by Hubbell or Merger Sub in the Merger, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; and (v) following a vote of the Shareholders approving the Merger at the Special Meeting and prior to the Effective Time, there will not have occurred a material adverse change in or effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Hubbell and its subsidiaries taken as a whole.

EXPENSES



     The Merger Agreement provides that (except under the circumstances described under "THE MERGER -- Certain Fees and Expenses" above and under any agreement entered into pursuant to the Merger Agreement (See "THE
MERGER -- Escrow Account/Escrow Agreement" above.), Hubbell, Merger Sub and Fargo each will pay its own fees and expenses incident to the negotiation, preparation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Fargo will bear the cost of the Special Meeting and of soliciting proxies therefor.



INTERESTS OF CERTAIN PERSONS IN THE MERGER



     General. Shares of Fargo Common Stock held by certain executive officers and directors of Fargo will receive the same consideration as shares of Fargo Common Stock held by other Shareholders.



     Indemnification; D&O Insurance. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation will contain provisions for the indemnification of directors and officers of Fargo no less favorable than the provisions set forth in the certificate of incorporation of Fargo and Hubbell and Merger Sub covenant and agree that such provisions will remain in effect for at least six (6) years following the Effective Time. In addition, the Merger Agreement requires Hubbell and the Surviving Corporation to use their reasonable best efforts to maintain in effect for one (1) year following the Effective Time Fargo's current policies of directors' and officers' liability insurance to the extent that they provide coverage for events occurring prior to the Effective Time, if, or the extent that, the annual premium therefore would not be in excess of $6,000. See "THE MERGER -- Certain Additional Agreements".



CERTAIN FEDERAL INCOME TAX CONSEQUENCES



     The following discussion summarizes the principal federal United States income tax consequences of the Merger to holders of Fargo Common Stock (who hold such stock as a capital asset) and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval of the Merger. The discussion does not reflect the individual tax position of any holder of Fargo Common Stock and does not address the tax consequences that may be relevant to holders of Fargo Common Stock with special tax status, including but not limited to financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired Fargo Common Stock as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Finally, the tax consequences to the Shareholders exercising their rights to appraisal under the NYBCL are not discussed. The discussion is based on the Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. HOLDERS OF FARGO COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


     At the time of Closing, ST&B, counsel to Hubbell, will deliver to Fargo its opinion to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(E) of the Code. Such opinion will assume (i) that the Merger will take place as described in the Merger Agreement, (ii) that certain factual matters with respect to Hubbell, Merger Sub, Fargo and certain shareholders of Fargo, respectively, described in certain representation letters addressed to such counsel, will be true and correct as of the Effective Time and (iii) that the amount of cash to be paid by Hubbell or Merger Sub pursuant to the Merger Agreement will not exceed ten percent of the aggregate consideration to be paid by Hubbell or Merger Sub to the Shareholders pursuant to the Merger Agreement. If any of the assumptions are inaccurate, the opinion of ST&B could be adversely affected. Neither Hubbell nor Fargo has requested or will request an advance ruling from the Internal Revenue Service (the "IRS") as to the tax consequences of the Merger. The following discussion is based on the opinion of ST&B to be delivered to Fargo which is subject to the qualifications and limitations stated above and in such opinion.


     Tax Treatment of Holders of Fargo Common Stock. Exchanges of Fargo Common Stock pursuant to the Merger will generally have the United States federal income tax consequences described below. As discussed below, the United States federal income tax consequences of such exchanges will depend on whether cash is paid to a holder as a result of the Estimated Net Worth Amount being less than the Final Closing Net Worth Amount (a "Cash Adjustment"). In considering the following discussion, a holder should be aware that (under Section 318 of the Code) the holder may be considered to own, after the Merger, Class B Common Stock owned (and in some cases constructively owned) by certain related individuals and entities and Class B Common Stock which the holder (or such individuals and entities) has the right to acquire upon the exercise of options.



     Exchange of Fargo Common Stock With No Cash Adjustment. Provided there is no Cash Adjustment and except as provided below in the discussion entitled "Cash Received in Lieu of Fractional Shares of Class B Common Stock", a holder of Fargo Common Stock who participates in the Merger will exchange all of his Fargo Common Stock solely for Class B Common Stock and will not recognize gain or loss on the exchange. The aggregate tax basis of the Class B Common Stock received will be equal to the aggregate tax basis of the Fargo Common Stock exchanged, and the holding period of the Class B Common Stock received will include the holding period of the Fargo Common Stock exchanged.



     Exchange of Fargo Common Stock With a Cash Adjustment. If there is a Cash Adjustment, a holder of Fargo Common Stock who participates in the Merger will exchange his Fargo Common Stock for Class B Common Stock and cash received pursuant to the Cash Adjustment. Such holder will not recognize any loss but will realize gain measured by the excess, if any, of (i) the sum of the amount of cash and the fair market value of the Class B Common Stock received in the Merger over (ii) such holder's tax basis in the Fargo Common Stock. However, any such gain will be recognized (and thus subject to tax) only to the extent of the cash received. Such recognized gain will constitute long- or short-term capital gain (depending on whether the holder held the Fargo Common Stock for more than one year) or, as discussed below, a dividend. Such holder's adjusted basis for the Class B Common Stock received generally will be the same as the adjusted basis of the Fargo Common Stock surrendered, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized. The holding period of the Class B Common Stock received will include the period during which the Fargo Common Stock surrendered was held.



     In general, the determination of whether a holder who exchanges Fargo Common Stock for cash and Class B Common Stock recognizes capital gain or dividend income is made by reference to the rules of Sections 356(a)(2) and 302 of the Code. Under Section 356(a)(2), each holder of Fargo Common Stock will be treated for tax purposes as if such holder had received only Class B Common Stock in the Merger, and immediately thereafter Hubbell had redeemed appropriate portions of such Class B Common Stock in exchange for the cash actually distributed to such holder in the Merger. Under Section 302, all of the cash representing gain recognized by a holder on the exchange will be taxed as capital gain if the deemed redemption from such holder (i) is a "substantially disproportionate redemption" of stock with respect to such holder or (ii) is "not essentially equivalent to a dividend" (taking into account, in either case, the constructive ownership rules described above and all other actual and deemed redemptions from such holder and other holders of Class B Common Stock undertaken as part of the plan of reorganization).



     The deemed redemption of a holder's Class B Common Stock will be a "substantially disproportionate redemption" if, as a result of the deemed redemption, there is a greater than 20% reduction in (1) the percentage of all then outstanding shares of Class B Common Stock then owned by the holder and (2) the percentage of the voting power of all then-outstanding Class B Common Stock represented by all Class B Common Stock then owned by the holder.



     The deemed redemption of a holder's Class B Common Stock will be "not essentially equivalent to a dividend" if the holder experiences a "meaningful reduction" in his proportionate equity interest in Hubbell by reason of the deemed redemption. In general, there are no fixed rules for determining when a "meaningful reduction" has occurred. However, based upon a published ruling of the IRS, the receipt of cash in the Merger would not be characterized as a dividend if the holder's percentage stock ownership interest in Hubbell or Fargo prior to the Merger is minimal, the holder exercises no control over the affairs of Hubbell or Fargo, and the holder's percentage equity interest in Hubbell is reduced in the deemed redemption to any extent.

     If neither of the redemption tests described above is satisfied, a holder will be treated as having received a dividend equal to the amount of such holder's recognized gain (as described above), assuming that such holder's ratable share of the accumulated earnings and profits of Fargo (or possibly the total earnings and profits of Fargo and Hubbell) equals or exceeds such recognized gain.

     Cash Received in Lieu of Fractional Shares of Class B Common Stock. No fractional shares of Class B Common Stock will be issued in the Merger. A holder who receives cash in lieu of a fractional share of Class B Common Stock will be treated as having received such fractional share of Class B Common Stock and having sold it to Hubbell. The holder generally will recognize capital gain or loss equal to the difference between the basis for the fractional share of Class B Common Stock and the cash received in the deemed sale to Hubbell of such share.

ANTICIPATED ACCOUNTING TREATMENT

     Hubbell intends to treat the Merger as a "purchase" for accounting and financial reporting purposes.

REGULATORY APPROVALS REQUIRED


     Under the HSR Act and the regulations promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. Such requirements have been satisfied.


RESALE OF HUBBELL COMMON STOCK

     The Class B Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Fargo shareholder who may be deemed to be an affiliate of Fargo (an "Affiliate") for purposes of Rule 145 under the Securities Act. Fargo will use its best efforts to cause each such Affiliate to enter into an agreement with Hubbell providing that such Affiliate will not transfer any shares of Class B Common Stock received in the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 144 (to the extent incorporated in Rule 145), each promulgated under the Securities Act, or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Hubbell, or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Act.

STOCK EXCHANGE LISTING

     The shares of Class B Common Stock to be issued pursuant to the Merger Agreement have been listed on the NYSE.

                    DESCRIPTION OF CAPITAL STOCK OF HUBBELL

     The following statements are brief summaries of certain provisions relating to Hubbell's capital stock and are qualified in their entirety by reference to the provisions of Hubbell's Restated Certificate of Incorporation (the "Hubbell Charter"), and By-Laws (the "Hubbell By-Laws"), which are incorporated herein by reference as exhibits to the Registration Statement of which this Prospectus/Proxy Statement is a part.

     Hubbell is authorized to issue 205,891,097 shares of capital stock including (i) 5,891,097 shares of Preferred Stock without par value, of which no shares are outstanding, (ii) 50,000,000 shares of Class A Common Stock (together with the Class B Common Stock, "Hubbell Common Stock"), of which 11,447,000 shares were outstanding as of November 4, 1996 and (iii) 150,000,000 shares of Class B Common Stock, of which 54,541,000 shares were outstanding as of November 4, 1996.

DIVIDEND RIGHTS



     Subject to the terms of any contractual restriction on the declaration or payment of dividends, holders of Hubbell Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of Hubbell, out of funds legally available therefor. Holders of Class A Common Stock and Class B Common Stock have identical rights to dividends, except that stock dividends may be declared and paid on shares of Class A Common Stock consisting in whole or in part of shares of Class B Common Stock.



VOTING RIGHTS



     Except as may otherwise be provided by law, the holders of record of Class A Common Stock and Class B Common Stock vote as a single class. Each share of Class A Common Stock is entitled to 20 votes and each share of Class B Common Stock is entitled to one vote upon all matters brought before any meeting of the shareholders of the corporation. Any corporate action to be taken by a vote of the shareholders of Hubbell shall be authorized by the affirmative vote of a majority of the voting power of the shares of stock, represented at a meeting of shareholders duly held and at which a quorum is present, which are entitled to vote on any subject matter to be voted on at the meeting.


     Under Connecticut law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting where a quorum is present. The Hubbell By-Laws provide that directors are to be elected at the annual meeting of shareholders.


LIQUIDATION RIGHTS



     Upon any liquidation of Hubbell, the holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably in the distribution of all assets of the corporation.



PREEMPTIVE RIGHTS


     Holders of Hubbell Common Stock have no preemptive rights to subscribe to or purchase any new or additional or increased shares of stock issued by Hubbell of any class or any scrip, rights, warrants, bonds or other obligations, security or evidence of indebtedness, whether or not convertible into or exchangeable for, nor do such holders claim rights to purchase or otherwise acquire, shares of stock of the corporation of any class.


TRANSFER AGENT AND REGISTRAR



     ChaseMellon Shareholder Services, L.L.C. serves as transfer agent and registrar for Hubbell Common Stock. ChaseMellon Shareholder Services, L.L.C. is located at 450 West 33rd Street, New York, New York 10001.



PREFERRED STOCK



     The Hubbell Charter authorizes the Hubbell Board to issue Preferred Stock in series. Each series is to be of equal rank and identical except to the extent expressly determined by the Hubbell Board. The Hubbell Board is authorized to determine the number of shares of each series, the dividend rate, whether dividends should be cumulative, voting rights, liquidation rights, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking fund provisions for the redemption or purchase of shares of the series, whether or not the shares are to be convertible into shares of common stock, and the terms and conditions on which the shares are convertible into Class A Common Stock or Class B Common Stock, or both. All shares of Preferred Stock constitute one and the same class, and are of equal rank, regardless of series, in respect of the payment of dividends and distributions in liquidation. No such shares of Preferred Stock were issued and outstanding as of the date hereof.

THE HUBBELL RIGHTS AGREEMENT


     This summary description of the Rights summarizes the material terms of the Rights but does not purport to be complete and is qualified in its entirety by reference to the Hubbell Rights Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement is a part.

     Hubbell has adopted a Hubbell shareholders' rights plan which is intended to protect shareholders in the event of unsolicited offers or attempts to acquire Hubbell, including offers that do not treat all shareholders equally, acquisitions in the open market of shares constituting control without offering fair value to all shareholders and other coercive or unfair takeover tactics that could impair the Hubbell Board's ability to represent shareholders' interests fully.

     The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 13, 1988, as the same may be amended from time to time (the "Rights Agreement"), between Hubbell and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent which is herein incorporated by reference as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement is a part.


     Pursuant to Hubbell's shareholders' rights plan, on December 23, 1988, Hubbell distributed one Class A Right for each outstanding share of Class A Common Stock of Hubbell and one Class B Right for each outstanding share of Class B Common Stock of Hubbell. The number of Rights per share was subsequently adjusted pursuant to antidilution provisions in the Rights Agreement, and is subject to further adjustment. As of November 4, 1996 each share of Class A Common Stock had associated with it .411351 Class A Rights and each share of Class B Common Stock had associated with it .411351 Class B Rights. The Rights will expire at the close of business on December 31, 1998, unless earlier redeemed by Hubbell as described below.



     The Rights Agreement also provides for the issuance of Rights with respect to new shares of Class A Common Stock and Class B Common Stock which may become outstanding (whether originally issued or delivered from Hubbell's treasury).



     Once exercisable, each Class A Right and Class B Right would, as of the Record Date, entitle its registered holder to purchase one share of Hubbell's Class A Common Stock or Class B Common Stock, as the case may be (the "Conversion Rate"), in each case at a price of $120.00 per share (the "Purchase Price"), subject to adjustment to prevent dilution.



     The Rights are not exercisable until the earlier to occur of (i) ten days following the first date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Class A Common Stock of Hubbell, or
(ii) such later date as may be determined by action of the Hubbell Board which is not later than the nineteenth business day after the commencement of a tender offer or exchange offer the consummation of which would result in the ownership of 30% or more of the outstanding Class A Common Stock. The Rights will be represented by and transferred with, and only with, the Hubbell Common Stock.



     The Rights Agreement provides that neither the trust established under a Trust Indenture dated September 2, 1957 made by Louie E. Roche (the "Roche Trust") nor the trust established under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell (the "Hubbell Trust" and either individually as the "Trust") will be deemed an Acquiring Person so long as such Trust (i) will not have engaged in any of the self-dealing transactions referenced below at a time when it beneficially owned 20% or more of the outstanding Class A Common Stock and (ii) will not have made an acquisition of shares of Class A Common Stock that would increase the percentage of Class A Common Stock beneficially owned by it to 25% or more nor, at a time when it beneficially owns 25% or more of the outstanding Class A Common Stock, have made an acquisition of additional shares of Class A Common Stock that would increase the percentage of outstanding Class A Common Stock beneficially owned by it, in each case, other than from the other Trust or pursuant to a Permitted Tender Offer (as defined below).


     The Purchase Price payable, and the number of shares of Hubbell Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Hubbell Common Stock, (ii) upon the grant to holders of Hubbell Common Stock of certain rights or warrants to subscribe for Hubbell Common Stock or convertible securities at less than the current market price of the Hubbell Common Stock or (iii) upon the distribution to holders of the Hubbell Common Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Hubbell Common Stock) or of subscription rights or warrants (other than those referred to above).

     In the event that, after the Stock Acquisition Date (as defined therein), Hubbell were to be acquired in a merger or other business combination (in which any shares of Hubbell's Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of Hubbell and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that each holder of record of an outstanding Right will from and after such date have the right to receive, upon payment of the Purchase Price, the number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.


     In the event that a person (a) makes an acquisition of shares of Class A Common Stock that would increase the percentage of outstanding Class A Common Stock beneficially owned by such person to 25% or more, or (b) beneficially owning in excess of 25% of such Class A Common Stock, makes an acquisition of additional shares of Class A Common Stock that would increase the percentage of outstanding Class A Common Stock beneficially owned by such Person, then, unless any such acquisition was made by the Roche Trust or the Hubbell Trust from the other such Trust or was made pursuant to an all-cash tender offer for all outstanding shares of both Class A Common Stock and Class B Common Stock at the same price per share for each class and which is accepted by holders of at least two-thirds of each class of Hubbell Common Stock owned by persons other than the person making the tender offer and its affiliates (a "Permitted Tender Offer"), then each holder of a Right, other than such Person, will have the right to receive, upon payment of the Purchase Price, a number of shares of Class A Common Stock or Class B Common Stock, as the case may be, having a market value equal to twice the Purchase Price.



     In addition, in the event that any Acquiring Person or any of its affiliates or associates engages in one or more of certain "self-dealing" transactions as described in the Rights Agreement, each holder of a Right (other than the Acquiring Person) will have the right to receive, upon payment of the Purchase Price, a number of shares of Class A Common Stock or Class B Common Stock, as the case way be, having a market value equal to twice the Purchase Price. This same right will also be available to each holder of record of a Right, other than the Acquiring Person, if, while there is an Acquiring Person, there occurs any reclassification of securities, any recapitalization of Hubbell, or any merger or consolidation or other transaction involving Hubbell or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest of Hubbell or any of its subsidiaries which is owned or controlled by the Acquiring Person. To the extent that insufficient shares of Hubbell Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of Hubbell Common Stock to the extent available and then cash, property or other securities of Hubbell (provided that shares of Class A Common Stock may not be substituted for shares of Class B Common Stock), in proportions determined by Hubbell, so that the aggregate value received is equal to twice the Purchase Price.


     Rights are not exercisable following the occurrence of the events described in the previous paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, following the occurrence of the events described in the previous paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person will be null and void.

     At any time until ten days following the Stock Acquisition Date (subject to extension by the Hubbell Board), the Hubbell Board may cause Hubbell to redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), subject to adjustment; provided that after a Stock Acquisition Date, a redemption of the Rights requires the approval of a majority of the Hubbell Board, including a majority of the Continuing Directors (as defined below). Immediately upon the action of the Hubbell Board authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the holders of Rights will be entitled to receive only the Redemption Price without any interest thereon.

     A "Continuing Director" is any member of the Hubbell Board other than an Acquiring Person or his affiliates or associates, who (i) was a member of the Hubbell Board immediately prior to the time that any person or group became an Acquiring Person, or (ii) becomes a member of the Hubbell Board subsequent to the time that any person or group becomes an Acquiring Person, if such person is recommended or nominated for election to the Hubbell Board by a majority of the Continuing Directors then on the Hubbell Board.

     For as long as the Rights are then redeemable, Hubbell may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, Hubbell may amend the Rights in any manner that does not affect adversely the interests of holders of the Rights as such; provided that from and after a Stock Acquisition Date, the Rights may be amended only by a majority of the Hubbell Board, including a majority of the Continuing Directors.

     Until a Right is exercised, the holder, as such, has no rights as a shareholder of Hubbell, including, without limitation, the right to vote or to receive dividends.

                     DESCRIPTION OF CAPITAL STOCK OF FARGO

     The following statements are brief summaries of certain provisions relating to Fargo's capital stock and are qualified in their entirety by reference to the provisions of Fargo's Restated Certificate of Incorporation (the "Fargo Charter"), and By-Laws (the "Fargo By-Laws"), which are filed as exhibits to the Registration Statement of which this Prospectus/Proxy Statement is a part.

     Fargo is authorized to issue 360,000 shares of common stock, without par value, all of the same class, of which 235,702 shares were issued and outstanding as of the Record Date.


DIVIDEND RIGHTS


     Subject to the terms of any contractual restriction on the declaration or payment of dividends, holders of Fargo Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of Fargo, out of funds legally available therefor.


VOTING RIGHTS


     Each Shareholder of record having the right to vote is entitled to have one vote upon all matters brought before any meeting of the Shareholders. Except as otherwise provided by law, any corporate action to be taken by a vote of the Shareholders, other than the election of directors, is authorized by a majority of the votes cast at a meeting by the Shareholders present in person or by proxy and entitled to vote thereon.

     Directors are elected based upon a plurality of the votes cast at the annual meeting of Shareholders.


LIQUIDATION RIGHTS


     No mention is made of liquidation rights in the Fargo Charter or By-Laws.


PREEMPTIVE RIGHTS


     No mention is made of preemptive rights in the Fargo Charter. The NYBCL, however, provides for preemptive rights of shareholders but not, unless otherwise provided in the certificate of incorporation, when shares or other securities offered for sale or subjected to rights or options to purchase are to be issued by the board to effect a merger or consolidation or offered or subjected to rights or options for consideration other than cash.

TRANSFER AGENT AND REGISTRAR


     Fargo acts as its own transfer agent and registrar.

                       COMPARISON OF RIGHTS OF HOLDERS OF
              FARGO COMMON STOCK AND HUBBELL CLASS B COMMON STOCK

     The following comparison of the rights of holders of Fargo Common Stock and Class B Common Stock is presented on the basis of the NYBCL and the Connecticut Business Corporation Act ("CBCA") and the existing Fargo Charter and By-Laws and the Hubbell Charter and By-Laws.


GENERAL


     Fargo is a New York corporation subject to the provisions of the NYBCL; Hubbell is a Connecticut corporation subject to the provisions of the Connecticut Business Corporation Act ("CBCA"), which became effective on January 1, 1997 and replaced the Connecticut Stock Corporation Act ("CSCA"). As indicated in certain instances below, pursuant to the CBCA, corporations such as Hubbell which were incorporated prior to January 1, 1997 will, in certain respects and subject to affirmative action by such corporations to the contrary, be treated in the same manner as they had formerly been treated under the CSCA and, accordingly, differently from Connecticut corporations incorporated after the effective date of the CBCA.


     Shareholders of Fargo, whose rights are presently governed by the Fargo Charter, the Fargo By-Laws and the NYBCL, will, as a result of the Merger, become holders of Class B Common Stock (unless they have perfected dissenters' rights with respect to their shares as described under "APPRAISAL RIGHTS OF DISSENTING FARGO SHAREHOLDERS"). The rights of such former Shareholders will thereafter be governed by the Hubbell Charter, the Hubbell By-Laws and the laws of Connecticut.


     The following summary, which does not purport to be a complete statement of the differences between the rights of the shareholders of Hubbell and the Shareholders, sets forth certain differences between the Hubbell Charter and the Fargo Charter, the Hubbell By-Laws and the Fargo By-Laws and Connecticut and New York law. The identification of specific differences is not meant to indicate that other differences do not exist. This summary is qualified in its entirety by reference to the full text of each of such documents and the applicable state statutes. For information as to how material concerning Hubbell may be obtained, see "AVAILABLE INFORMATION".


VOTING RIGHTS


     Generally. The NYBCL and the CBCA provide that every shareholder is entitled to one vote for each share of capital stock held by such shareholder unless otherwise specified in the certificate of incorporation. These statutes also provide that the holders of outstanding shares of any class of stock will, regardless of any limitations or restrictions in the certificate of incorporation, be entitled to vote as a class upon any proposed amendment to the certificate of incorporation which would have certain specified effects on their rights.

     The Hubbell Charter provides that each shareholder of record of Class A Common Stock is entitled to 20 votes per share and each holder of Class B Common Stock is entitled to one vote per share, upon all matters brought before any meeting of the shareholders of Hubbell. See "DESCRIPTION OF CAPITAL STOCK OF HUBBELL -- Voting Rights". Each Shareholder of record of Fargo shares is entitled to one vote per share upon all matters brought before any meeting of the Shareholders. See "DESCRIPTION OF CAPITAL STOCK OF FARGO -- Voting Rights".


     Election of Directors. The Fargo By-Laws provide that the number of directors will be not less than four, nor greater than nineteen directors. The number of directors of Fargo is currently fixed at 10. Directors are elected at the annual meeting of Shareholders by a plurality of the votes cast. Each director holds office until the next annual meeting of the Shareholders and until his or her successor has been duly elected and qualified.

     The Hubbell By-Laws provide that the number of directors will be not less than 3 and not more than 11. Within this range, the number of directors may be increased by the concurring vote of a majority of the directors constituting the full Hubbell Board immediately prior to such vote. The number of directors of Hubbell is presently fixed at 9. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Hubbell By-Laws provide that the election of directors will take place at the annual meeting of shareholders.

     Approval of Certain Transactions. Except as may otherwise be provided by law or by the Fargo Charter, Shareholders of record are entitled to one vote for every share of stock, and any corporate action to be taken by a vote of the Shareholders shall be authorized by a majority of the votes cast at a meeting of the Shareholders present in person or by proxy and entitled to vote thereon. Fargo requires the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon to effect a merger, a consolidation and a share exchange as well as to effect the sale, lease or disposition of all or substantially all of Fargo's assets. The holders of shares of a class or series are entitled to vote as a class if the proposed transaction contains any provision which, if contained in an amendment to the certificate of incorporation, would entitle the holder of shares of such class or series to vote as a class thereon; in such a case, in addition to the required two-thirds vote of all outstanding shares, the merger must be authorized by a vote of the holders of a majority of all outstanding shares of each such class or series. No vote of the Shareholders is required where Fargo owns at least 90% of the outstanding shares of each class of another corporation and merges such corporation into itself.


     Except as may otherwise be provided by law, the holders of record of Class A and Class B Common Stock vote as a single class, and the holder of record of each issued and outstanding share of Class A Common Stock is entitled to have twenty (20) votes per share and the holder of record of each issued and outstanding Class B Common Stock is entitled to have one (1) vote per share, upon all matters brought before any meeting of the shareholders. Except as may otherwise be provided by law, any corporate action to be taken by a vote of the shareholders of Hubbell shall be authorized by the affirmative vote of a majority of the voting power of the shares of stock voted at a meeting of shareholders duly held and at which a quorum is present.



     A plan of merger or share exchange must be authorized by a recommendation by the Hubbell Board, unless the Hubbell Board determines that because of conflicts of interest or other special circumstances it should make no recommendation, followed by, in most circumstances, the approval of two-thirds of the outstanding shares of each class, whether or not otherwise entitled to vote. Each class is entitled to vote separately. If Hubbell is to be the surviving corporation in a merger, as a general matter shareholders are not required to be given a vote on the plan of merger unless the shares to be issued in the merger represent 20% or more of the issued and outstanding shares of Hubbell.


     Amendment to Charter or By-Laws. An amendment to the Fargo Charter may be authorized by the vote of the Fargo Board, followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of Shareholders. If any class or series is entitled under the NYBCL to vote as a class with respect to an amendment, the amendment must be authorized by the vote of the holders of a majority of all outstanding shares of such class or series.

     Fargo By-Laws may be adopted, amended or repealed by vote of the Shareholders entitled to vote in the election of any directors. Fargo By-Laws may also be adopted, amended or repealed by the Fargo Board, by a vote of not less than a majority of the entire Fargo Board. However, any By-Law adopted by the Fargo Board may be amended or repealed by the Shareholders entitled to vote thereon, as described above. If the Fargo Board adopts, amends or repeals any By-Law regulating an impending election of directors, the By-Law so adopted, amended or repealed must be set forth in the notice of the next meeting of the Shareholders, together with a concise statement of the changes made.


     An amendment to the Hubbell Charter must be authorized by a recommendation by the Hubbell Board, unless the Hubbell Board determines that because of conflicts of interest or other special circumstances it should make no recommendation, followed by, in most circumstances, the approval by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights, and (ii) a majority of the votes cast by every other voting group entitled to vote on the amendment. An amendment to the Hubbell Charter that adds, changes or deletes a greater quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater.

     The Hubbell By-Laws may be amended by the affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon. By-Laws amended or adopted by the shareholders are subject to amendment or repeal by the Hubbell Board, unless such By-Laws are declared by the shareholders as not subject to amendment or repeal by the Hubbell Board. The Hubbell By-Laws may be amended by the Hubbell Board by an affirmative vote of directors holding a majority of the directorships.

BUSINESS COMBINATION STATUTES

     The CBCA generally prohibits Hubbell, as a resident domestic corporation, from engaging in certain business combinations (as defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested shareholder (as defined by the statute generally to include holders of 10% or more of the outstanding stock of the corporation) for a period of five years following the date that such shareholder became an interested shareholder, unless the business combination or the purchase of stock is approved by the Hubbell Board and by a majority of the non-employee directors of which there must be at least two, prior to the date such shareholder became an interested shareholder or unless the interested shareholder was an interested shareholder on February 1, 1988, unless subsequent to June 7, 1988, such interested shareholder increased its proportionate share of the voting power of the outstanding voting stock of Hubbell (excluding any increase approved by the Hubbell Board before such increase occurs). The CBCA also generally requires business combinations with an interested shareholder to be approved by the board of directors and by the affirmative vote of at least (1) the holders of eighty per cent of the voting power of the outstanding shares of voting stock and (2) the holders of two-thirds of such voting power excluding the voting stock held by the interested shareholder, unless the consideration to be received by the shareholders of the corporation meets certain price and other requirements set forth in the statute or unless the board of directors of the corporation has by resolution determined to exempt business combinations with such interested shareholder prior to the time that such shareholder became an interested shareholder.

"ANTI-GREENMAIL"

     The NYBCL provides that no domestic corporation may purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price which is higher than the market price unless such transaction is approved by both the corporation's board of directors and a majority of the shares entitled to vote or the corporation offers to purchase shares from all the holders on the same terms.

SPECIAL MEETINGS


     Special meetings of the Shareholders may be called at any time for any purpose by a majority of the Fargo Board. Special meetings will also be called by the chairman upon the written request of 15% of the outstanding shares of the Fargo Common Stock.



     Under New York law, if there is a failure to elect a sufficient number of directors to conduct the business of the corporation for a period of one month after the date fixed by or under the bylaws for the annual meeting of shareholders or for a period of 13 months after the last annual meeting, the board of directors is required to call a special meeting for the election of directors. If the board fails to do so within 14 days of the expiration of such period or if it is so called but such directors are not elected within two months, holders of 10% of the shares entitled to vote in an election of directors may demand the call of a special meeting for an election of directors. At any such special meeting called on demand of shareholders, notwithstanding other quorum requirements set forth in the NYBCL, the shareholders attending, in person or by proxy, and entitled to vote in an election of directors will constitute a quorum for the purpose of electing directors, but not for the transaction of any other business.

     Special meetings of the shareholders of Hubbell may be called by the Chairman of the Board or the Hubbell Board. Upon the written request of the holders of 10% or more of the votes entitled to vote at the meeting, the Chairman of the Board must call a special shareholders' meeting for the purposes specified in the request. If the Chairman fails to call such a special meeting within fifteen days after receipt of the request to call such a special meeting, the requesting shareholders may call the meeting themselves. Shareholders of Hubbell may obtain a court order calling for a special meeting if one is not timely held after proper demand.


     Under both New York and Connecticut law, only business related to the purpose or purposes stated in the notice to shareholders may be transacted at a special meeting.


QUORUM REQUIREMENTS



     The NYBCL provides that the holders of a majority of the shares entitled to vote thereat shall constitute a quorum at a meeting of shareholders, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified item of business. The NYBCL further provides that when a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders, and that the shareholders present may adjourn the meeting despite the absence of a quorum.



     While the NYBCL provides for the certificate of incorporation or by-laws to modify quorum requirements, the Fargo Charter is silent on the issue of quorums, and the Fargo By-Laws provide that, except as otherwise provided by law, at all meetings of Shareholders the holders of a majority of the shares of Fargo entitled to vote thereat must be present in person or by proxy in order to constitute a quorum for the transaction of business.



     The CBCA mandates that a quorum consist of a majority of the votes entitled to be voted on the matter. The Hubbell By-Laws provide that no action required by law, the Hubbell Charter or the Hubbell By-Laws to be authorized or taken by the holders of a designated proportion of the voting power of shares or of the shares of any particular class or of each class, may be authorized or taken by a lesser proportion. The holders of a majority of the voting power of the shares entitled to vote represented at any such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, and any business may be transacted at such adjourned meeting which might have been transacted at the meeting as originally notified. The shareholders present at a duly-held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.


SHAREHOLDERS' ACTION WITHOUT A MEETING

     Any action which may be taken by vote of the Shareholders may be taken without a meeting on written consent, setting forth the action so taken, signed in person or by proxy, by the holders of all outstanding shares entitled to vote thereon.

     Any action which may be taken at a meeting of Hubbell shareholders may be taken without a meeting by unanimous written consent.

PREEMPTIVE RIGHTS

     Subject to certain exceptions, the NYBCL provides that the holders of voting shares of any class have certain preemptive rights.

     Hubbell shareholders have no preemptive or other rights to subscribe to or purchase any new shares of stock of Hubbell.

DIVIDENDS

     Fargo may declare and pay dividends on its outstanding shares except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. In general, dividends may be declared or paid out of earned surplus only. When any dividend is paid or any other distribution is made, in whole or in part, from sources other than earned surplus, it must be accompanied by a written notice disclosing the amounts by which such dividend or distribution affects stated capital, capital surplus and earned surplus, or, if such amounts are not yet determinable, disclosing the approximate effect of such dividend on stated capital, capital surplus and earned surplus and stating that such amounts are not yet determinable.


     Hubbell may make a distribution to shareholders with respect to their shareholdings unless, after giving effect to such distribution, (i) Hubbell would not be able to pay its debts as they become due in the usual course of business or (ii) Hubbell's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Hubbell were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.


     See generally, "DESCRIPTION OF CAPITAL STOCK OF HUBBELL -- Dividend Rights"and "DESCRIPTION OF CAPITAL STOCK OF FARGO -- Dividend Rights".

STOCK REPURCHASES

     Fargo may, subject to restrictions imposed by law, repurchase or redeem its shares out of capital surplus except when Fargo is insolvent or would thereby be made insolvent. Fargo may repurchase its shares out of stated capital (while meeting the foregoing requirement) if the purchase is made for the purpose of
(i) eliminating fractions of shares, (ii) collecting or compromising indebtedness of Fargo or (iii) paying Shareholders the fair value of their shares in connection with the exercise of statutory appraisal rights.

     Fargo may purchase its own shares provided it does not use its funds or property for such purchases when doing so would cause any impairment of its capital, except as otherwise permitted by law. Such reacquired shares may not be voted by Fargo either directly or indirectly.


     Hubbell may acquire its own shares and shares so acquired automatically become authorized but unissued shares.


ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     The issuance to officers, directors or employees of rights or options to purchase shares of Fargo must be authorized by a majority of all outstanding shares entitled to vote thereon, or authorized by and consistent with a plan adopted by such vote of shareholders. In the absence of preemptive rights, such authorization is not required in New York for the issuance of rights or options in substitution for or upon the assumption of rights or options of a corporation with which the issuing corporation is merging or consolidating.

     Hubbell does not require shareholder approval for the issuance to officers, directors or employees of rights or options to purchase shares.

LOANS TO DIRECTORS

     Fargo may not make loans to directors except where authorized by a vote of the shareholders (where the shares of the interested director are not entitled to vote). The CBCA does not specifically prohibit the making of a loan to a director or officer.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Both Fargo and Hubbell may divide their boards of directors into classes with staggered terms of offices. Neither the Fargo Charter nor the Fargo By-Laws nor the Hubbell Charter nor the Hubbell By-Laws provide for a classified board.

DUTIES OF DIRECTORS

     Fargo's directors may consider constituencies other than the holders of Fargo's capital stock and may consider both the long-term and short-term interests of Fargo and such constituencies when taking any action, including action taken in connection with a change or potential change in the control of Fargo. Directors may consider the effect that Fargo's actions may have in the short-term and the long-term upon (i) potential growth, development, productivity and profitability of Fargo; (ii) current employees; (iii) retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from Fargo; (iv) Fargo's customers and creditors and
(v) the ability of Fargo to provide continuously goods, services, employment opportunities and employment benefits and make other contributions to the communities in which it does business.


     When considering a merger, consolidation, business combination or the sale of all or substantially all of Hubbell's assets, in addition to the director's duty to act in good faith and with the care an ordinarily prudent person in a like position would exercise under similar circumstances, a director of Hubbell must consider, in determining what he or she reasonably believes to be in the best interests of Hubbell, (i) the long-term as well as the short-term interests of Hubbell, (ii) the interests of the shareholders, long-term as well as short-term, (iii) the interests of Hubbell's employees, customers, creditors and suppliers, (iv) community and societal considerations including those of any community in which any office or other facility is located and (v) any other factors which he or she reasonably considers appropriate in determining the best interests of Hubbell.


INTERESTED DIRECTOR TRANSACTIONS

     No transaction between Fargo and one or more of its directors or an entity in which one or more of its directors are directors or officers or have a financial interest will be void or voidable solely for that reason. In addition, no such transaction will be void or voidable solely because the director is present at or votes at the meeting of the board of directors or committee which authorizes the transaction. In order to avoid such a transaction being void or voidable, it must, after disclosure of material facts (unless such facts were known), (i) be approved by the disinterested directors or a committee of disinterested directors by a vote sufficient for such purpose without counting the vote of any interested director (or, if the vote of disinterested directors is insufficient to constitute an act of the board under New York law, by the unanimous vote of the disinterested directors) or (ii) be approved by a vote of the shareholders. Alternatively, the transaction will not be void or voidable if it is shown to have been fair to the corporation at the time it was approved by the board of directors, a committee thereof or the shareholders.


     No transaction effected or proposed to be effected by Hubbell, its subsidiary or any other entity in which the corporation has a controlling interest may be enjoined, set aside, or give rise to an award of damages or other sanctions because a director of Hubbell, or any person with whom or which he has a personal, economic or other association, has an interest in the transaction which is not a director's conflicting interest transaction as defined in the CBCA. A director's conflicting interest transaction will not be so enjoined, set aside, or give rise to damages if: (i) the transaction received the affirmative vote of a majority, but no fewer than two, of the disinterested directors on the board of directors or on a duly empowered committee of the board who voted on the transaction after adequate disclosure to them; (ii) the transaction received a majority of the votes entitled to be cast by the holders of all shares not beneficially owned by the director with the conflict and/or by any persons related to the director; or (iii) the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to Hubbell.


LIMITATIONS ON DIRECTORS' LIABILITY

     Fargo may limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) involved intentional misconduct or a knowing violation of law or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The NYBCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans.

     The Fargo Charter provides for limitations on directors' liability to the full extent permitted by New York law.


     Under the Hubbell Charter, the personal liability of a director to Hubbell or its shareholders for monetary damages for breach of duty while acting in his or her capacity as a director is limited to the amount of the compensation received by the director for serving Hubbell during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in the CSCA, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to Hubbell under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Hubbell, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to Hubbell, or (v) create liability under
Section 33-321 of the CSCA. The Hubbell Charter provides that such limitation will not limit or preclude the liability of a director for any act or omission occurring prior to May 11, 1990.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Indemnification of directors and officers of Fargo may be provided to the extent authorized by Fargo's certificate of incorporation or bylaws or by a vote adopted by the Shareholders. However, the NYBCL does not permit indemnification with respect to any matter as to which the director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     No indemnification of directors in shareholder derivative suits may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which the director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action is brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision.

     Under the Fargo Charter, Fargo agrees to indemnify and reimburse directors of the corporation to the full extent permitted under New York law.


     Under the CBCA, Hubbell must indemnify a director, officer, and any other employee or agent of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director, officer or other employee or agent of the corporation against reasonable expenses incurred by him in connection with the proceeding. Additionally, Hubbell must indemnify the director, officer or other employee or agent of the corporation, made party to a proceeding if (i) he conducted himself in good faith and (ii) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (B) in all other cases, that his conduct was at least not opposed to its best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The CBCA forbids indemnification (i) in connection with a proceeding by or in the right of the corporation in which the director, officer or other employee or agent was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification under the CBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The indemnification requirements under the CBCA remain limited by the provision that requires such indemnification be authorized in the specific case after a determination that indemnification is permissible in the circumstances because the director, officer or other employee or agent has met the standard of conduct set forth by the CBCA.

REMOVAL OF DIRECTORS

     Any or all of the directors of Fargo may be removed for cause by a vote of the Shareholders and that the certificate of incorporation or bylaws may provide for removal without cause by vote of the Shareholders. The Fargo By-Laws contain a provision permitting directors to be removed without cause by vote of the Shareholders.


     Shareholders of Hubbell may remove one or more directors with or without cause, at a meeting called for the purpose of removing such director or directors, provided that notice of the meeting states that the purpose of the meeting is the removal of such director or directors. The CBCA also enables a corporation or 10% of its shareholders to seek removal of a director through court action in cases of fraud, dishonesty or gross abuse of power, if removal is in the best interest of the corporation.


NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Newly created directorships and vacancies occurring for any reason other than removal without cause, may be filled by vote of a majority of the Fargo directors then in office. A director elected to fill a vacancy may hold office until the next annual meeting of the shareholders and until his or her successor has been elected and taken office.

     Vacancies on the Hubbell Board, including a vacancy resulting from an increase in the number of directors, may be filled for the unexpired term by action of the sole remaining director, or by unanimous written consent of all remaining directors without a meeting, or by a majority vote of the remaining directors, at a special meeting called for such purpose or at any regular meeting of the Hubbell Board, though such directors are less than a quorum and though such majority is less than a quorum. Hubbell shareholders may elect a director at any time to fill a vacancy which has not been filled by the directors at a special meeting of the shareholders called for such purpose.

DISSENTERS' RIGHTS OF APPRAISAL

     Dissenters' rights are granted to Shareholders (i.e., the right to cash payment of the fair value of one's shares determined by judicial appraisal) in the case of a merger or consolidation, a sale of all or substantially all of the corporation's assets, and (in the case of a shareholder whose shares are adversely affected thereby) on certain amendments to the certificate of incorporation, as the case may be. The NYBCL, in determining the "fair value" for payment of shares, mandates that the court consider the nature of the transaction and its effect on the corporation and its shareholders, and the concepts and methods of valuation then customary in the relevant financial and securities markets. See "APPRAISAL RIGHTS OF DISSENTING FARGO SHAREHOLDERS."


     The CBCA provides dissenters' rights to objecting shareholders (i) entitled to vote on a merger or share exchange, (ii) in a short form merger, (iii) on the sale or exchange of all or substantially all of the assets of a corporation (except when done pursuant to court order or a liquidation plan resulting in distributions to shareholders within one year), (iv) on an amendment to the certificate of incorporation that materially and adversely affects rights in respect of dissenters' shares or (v) in any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a directors' resolution provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.


     Under the CBCA, the dissenter's right of appraisal is the dissenter's exclusive remedy.

LISTING

     Fargo is a privately-owned company and there is no established public trading market for its capital stock. Hubbell's Common Stock is listed on the NYSE and its Common Stock Rights are also listed on the NYSE.

               APPRAISAL RIGHTS OF DISSENTING FARGO SHAREHOLDERS

     Holders of shares of Fargo Common Stock (collectively, "Fargo Shares") are entitled to appraisal rights under Sections 623 and 910 of the NYBCL. The following summary of the applicable provisions of Sections 623 and 910 of the NYBCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910 of the NYBCL, copies of which are attached to this Prospectus/Proxy Statement as Exhibit C. A person having a beneficial interest in Fargo Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     THIS DISCUSSION AND EXHIBIT C SHOULD BE REVIEWED CAREFULLY BY ANY SHAREHOLDER OF FARGO WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 623.

     A holder of Fargo Shares as of the Record Date who elects to dissent from the approval of the Merger Agreement and who has not voted in favor thereof is entitled under the provisions of Sections 623 and 910 of the NYBCL, as an alternative to receiving the Merger Consideration for such holder's Fargo Shares, to a judicial determination of the fair value in cash of such holder's Fargo Shares.

     Any holder of Fargo Shares who elects to exercise such holder's dissenter's rights with respect to the Merger Agreement must file a written objection to the proposal to approve and adopt the Merger Agreement (the "Merger Proposal") with Fargo before the Special Meeting, or at the Special Meeting but before the vote on the Merger Proposal is taken, which objection includes (i) a notice of such holder's election to dissent, (ii) such holder's name and residence address,
(iii) the number and classes of Fargo Shares as to which such holder dissents and (iv) a demand for payment of the fair value of such holder's Fargo Shares. Such objection is not required for any holder of Fargo Shares to whom Fargo did not give notice of the Special Meeting. For purposes of perfecting dissenters' rights pursuant to Section 623, the written objection of a holder of Fargo Shares will be deemed filed with Fargo upon receipt of such objection by Fargo. Neither voting against nor failure to vote for the Merger Agreement will constitute the written objection required to be filed by an objecting shareholder. Failure to vote against the Merger Agreement, however, will not constitute a waiver of rights under Sections 623 and 910 of the NYBCL, provided that a written objection has been properly filed. A Shareholder voting to approve the Merger Proposal will be deemed to have waived such Shareholder's dissenter's rights.

     A Shareholder may not dissent as to less than all Fargo Shares held of record that such holder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the Fargo Shares of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the Fargo Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand should be made in that capacity, and if the Fargo Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state, in such demand, that the agent is acting as agent for the record owner or owners of such Fargo Shares.

     A record holder, such as a broker or an agent, who holds Fargo Shares as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners who desire to demand appraisal with respect to the Fargo Shares held for such beneficial owners.

     All notices of election to dissent should be addressed to Fargo at 130 Salt Point Road, Poughkeepsie, New York 12603-1016; Attention: Secretary.

     Within ten days after the date of the shareholders' vote approving the Merger Proposal, Fargo, as the Surviving Corporation, will give written notice of such approval by registered mail to each holder of Fargo

Shares who timely filed a written objection to the Merger Proposal, or from whom written objection was not required, and who did not vote in favor of the Merger Proposal.


     At the time of filing a notice of election to dissent or within one month thereafter, a dissenting holder of Fargo Shares must submit the certificate or certificates representing such holder's Fargo Shares to Fargo, for conspicuous notation thereon of the election to dissent, after which such certificates will be returned to such holder or other person who submitted them on behalf of the holder. Any such holder who fails to submit such certificates for notation will, at the election of Fargo or the Surviving Corporation, exercised by written notice to such holder within 45 days from the date of filing of the notice to dissent, lose such holder's dissenter's rights unless a court, for good cause shown, otherwise directs.



     Within 15 days after the expiration of the period within which holders of Fargo Shares may file their notices of election to dissent, or within 15 days after the Effective Time, whichever is later (but in no case later than 90 days after the Shareholders' vote approving the Merger Proposal), Fargo or the Surviving Corporation, as the case may be, is required to make a written offer by registered mail to each Shareholder who has filed a notice of election to dissent to pay for such holder's Fargo Shares at a specified price which Fargo or the Surviving Corporation, as the case may be, considers to be their fair value. Such offer will be accompanied by a statement setting forth the aggregate number of Fargo Shares with respect to which notices of election to dissent from approval and adoption of the Merger Agreement have been received and the aggregate number of holders of such Fargo Shares. If the Merger has been consummated at the time such offer is made, such offer will also be accompanied by (i) advance payment to each dissenting holder who has submitted such holder's certificates to Fargo for notation thereon of such holder's election to dissent of an amount equal to 80% of the amount of such offer, or (ii) as to each dissenting holder who has not yet submitted such certificates for such notation, a statement that advance payment to such holder of an amount equal to 80% of the amount of such offer will be made by the Surviving Corporation promptly upon submission of such certificates. If the Merger has not been consummated at the time of such offer, such advance payment or statement as to advance payment will be sent to each holder entitled thereto forthwith upon consummation of the Merger. Every advance payment or statement as to advance payment will include advice to such holder that acceptance of such advance payment by a dissenting holder will not constitute a waiver of such holder's dissenter's rights. If the Merger has not been consummated by the expiration of the above-mentioned 90-day period, Fargo's offer may be conditioned upon the consummation of the Merger. If within 30 days after the making of a written offer by Fargo or the Surviving Corporation, as the case may be, Fargo or the Surviving Corporation and any dissenting holder agree upon the price to be paid for such shareholder's Fargo Shares, payment therefor will be made within 60 days after the making of such offer or the Effective Time, whichever is later, upon the surrender of the certificates representing such Fargo Shares.


     From and after the Effective Time, any payments with respect to any demands for appraisal or in settlement of any such demands will be made by the Surviving Corporation in all circumstances, but only to the extent not prohibited by
Section 623(j) of the NYBCL, which is described below. Hubbell has no obligation to make such payments to the holders of Dissenting Shares.


     If Fargo or the Surviving Corporation fails to make such an offer within the 15-day period described in the preceding paragraph, or if it makes an offer but Fargo or the Surviving Corporation and a dissenting holder do not agree within 30 days of the making of the offer upon the price to be paid for such holder's Fargo Shares, Fargo or the Surviving Corporation must, within twenty days of such 15- or 30-day period, as the case may be, institute a special proceeding in the New York Supreme Court, Dutchess County (the "Court"), to determine the rights of dissenting holders and fix the fair value of their Fargo Shares. It is the current intention of Fargo to institute any such proceeding within the 20-day period; however, if Fargo does not institute such proceeding within the 20-day period, any dissenting holder may, within 30 days after such 20-day period, institute a proceeding for the same purposes. If such proceeding is not instituted within such 30-day period, dissenting holders who have not agreed with Fargo as to the price to be paid for their Fargo Shares will lose their dissenters' rights, unless the Court, for good cause shown, otherwise directs.


     All dissenting holders, other than those who will have agreed with Fargo or the Surviving Corporation as to the price to be paid for their Fargo Shares, will be made parties to such appraisal proceeding. The Court will determine whether each dissenting holder, as to whom Fargo or the Surviving Corporation requests the Court to make such determination, is entitled to receive payment for such holder's Fargo Shares. If Fargo or the Surviving Corporation does not request any such determination or if the Court finds that such dissenting shareholder is so entitled, the Court will then determine the fair value of such holder's Fargo Shares as of the close of business on the day prior to the date the Merger Agreement was approved by the Shareholders. In fixing the fair value of the Fargo Shares, the Court will consider the nature of the transaction giving rise to the holder's right to receive payment for such holder's Fargo Shares under the NYBCL, the effects of such transaction on Fargo and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining the fair value of the shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. Within sixty days after the completion of any such Court proceeding, Fargo or the Surviving Corporation will be required to pay to each dissenting holder the amount found to be due, with interest thereon at such rate as the Court finds to be equitable, from the date the Merger is consummated to the date of the payment, upon surrender to Fargo or the Surviving Corporation by such holder of the certificates representing such Fargo Shares. If the Court finds that the refusal of any dissenting holder to accept the offer of Fargo was arbitrary, vexatious, or otherwise not in good faith, no interest will be allowed to such holder. From and after the Effective Time, any amount found to be due to dissenting shareholders, and any interest allowed, will be paid by the Surviving Corporation to the extent not prohibited by Section 623(j) of the NYBCL.

     The parties to such appraisal proceeding will bear their own costs and expenses, including the fees and expenses of their counsel and any experts employed by them, except that the Court, in its discretion, (i) may apportion and assess all or any part of the costs, expenses, and fees incurred by dissenting holders against Fargo or the Surviving Corporation if, among other things, the Court finds that the fair value of the Fargo Shares materially exceeds the offer by Fargo or the Surviving Corporation or (ii) may apportion and assess all or any part of the costs, expenses, and fees incurred by Fargo or the Surviving Corporation against all of the dissenting holders, including any dissenting holders who have withdrawn their notices of election to dissent from the Merger, who the Court finds were arbitrary, vexatious, or otherwise not acting in good faith in refusing any offer of payment Fargo or the Surviving Corporation may have made.

     Any shareholder who has filed a notice of election to dissent will not, after the Effective Time, have any of the rights of a shareholder with respect to such holder's Fargo Shares, other than the right to be paid the fair value of such Fargo Shares under the NYBCL and any other right provided under the NYBCL for shareholders who have filed such a notice. Any notice of election to dissent may be withdrawn by a dissenting shareholder at any time prior to such shareholder's acceptance in writing of an offer made by Fargo or the Surviving Corporation as described above, but in no case later than 60 days after the Effective Time (or if Fargo or the Surviving Corporation fails to make a timely offer to pay such shareholder the fair value of such holder's Fargo Shares as described above, at any time within 60 days after any date such an offer is made), or thereafter with the written consent of the Surviving Corporation. In order to be effective, withdrawal of a notice of election to dissent must be accompanied by the return to the Surviving Corporation of any advance payment to the shareholder made by the Surviving Corporation, as described above. Any dissenting shareholder who withdraws such holder's notice of election to dissent or otherwise loses such holder's dissenter's rights will thereupon have the right only to receive (i) the Merger Consideration and (ii) an amount equal to the amount of cash, if any, required to be deposited by Hubbell or Merger Sub with the Exchange Agent pursuant to Section 2.2(v)(B) of the Merger Agreement divided by the total number of Outstanding Fargo Shares for each of such holder's Fargo Shares.

     Under Section 623(j) of the NYBCL, no payment of the fair value of their Fargo Shares may be made to dissenting shareholders by the Surviving Corporation if the Surviving Corporation were to be insolvent or if such payment would render the Surviving Corporation insolvent. In that event, each dissenting shareholder would be required to either (i) withdraw such holder's notice of election to dissent or (ii) retain such holder's status as a claimant against the Surviving Corporation. If a dissenting shareholder were to elect to remain a claimant against the Surviving Corporation, such dissenting shareholder's rights would be subordinated to the rights of the Surviving Corporation's creditors but would be superior to those of non-dissenting shareholders, should the Surviving Corporation be liquidated. If the Surviving Corporation were not liquidated, the dissenting shareholder would retain such holder's right to payment for such holder's Fargo Shares, which obligation the Surviving Corporation would be required to meet once it was no longer insolvent or if such payment would not render the Surviving Corporation insolvent. If a dissenting shareholder fails to exercise either such option within 30 days after the Surviving Corporation has given such holder written notice that payment cannot be made because of the restrictions of Section 623(j) of the NYBCL, the Surviving Corporation would be required to exercise such option by written notice to such holder within 20 days after the expiration of such period of 30 days. For purposes of NYBCL Section 623(j), an "insolvent corporation" is a corporation that is unable to pay its debts as they come due in the usual course of its business.



     If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Surviving Corporation makes any payment in respect of the fair value of any Dissenting Shares (each, a "Transfer"), the Surviving Corporation (a) made the Transfer with intent to hinder, delay or defraud creditors or (b) received less than a reasonably equivalent value or fair consideration for the Transfer and
(i) was insolvent at the time of the Transfer, (ii) was rendered insolvent by reason of the Transfer, (iii) was engaged or about to engage in a business or transaction for which the assets remaining with the Surviving Corporation constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, the court could find that the Transfer constituted a "fraudulent conveyance" under applicable federal or state law. If the Transfer were determined to be a fraudulent conveyance, there is a risk that holders of Dissenting Shares, as recipients of the Transfers, would be ordered to turn over to the Surviving Corporation, its creditors or its trustee in bankruptcy, all or a portion of the payments in respect of Dissenting Shares. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Surviving Corporation would be considered insolvent if at the time of the Transfer in question the fair value (or fair saleable value) of its assets was less than the amount required to pay its total debts and liabilities (including contingent liabilities) as they become absolute and matured, or if the sum of the Surviving Corporation's debts (including any contingent liabilities) at the time of the Transfer is greater than the fair value of all of the Surviving Corporation's properties. The Transfers could be deemed to be a fraudulent conveyance even if the Surviving Corporation is not deemed to be an "insolvent corporation" for purposes of NYBCL Section 623.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information, to Fargo's knowledge, as of the Record Date, regarding beneficial ownership of Fargo Common Stock by (i) each person who beneficially owns more than 5% of the Fargo Common Stock, (ii) each director and executive officer of Fargo and (iii) all directors and executive officers of Fargo as a group. To Fargo's knowledge, each person holds sole voting and/or investment power over the shares shown unless otherwise indicated.


                                                              AMOUNT AND          PERCENTAGE
                                                              NATURE OF            OF CLASS
                                                              BENEFICIAL      (* DESIGNATES LESS
                   NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)          THAN 1%)
    -------------------------------------------------------  ------------     ------------------
    James and Mary Frances McDonald(2).....................     14,155                6.0%
    Mary Wheaton(3)........................................     27,164               11.5%
    Ingeborg Myers.........................................     19,668(4)             8.3%
    C.B. Schmidt...........................................     32,000(5)            13.6%
    John R. Conklin........................................      4,320                1.8%
    Richard C. Raible......................................      3,225(6)             1.4%
    Susan Gallagher........................................        786             *
    Jack F. Myers..........................................     19,668(7)             8.3%
    Ray Boedecker..........................................      1,000             *
    Santo Lagano...........................................      1,475(8)          *
    Stephanie B. Schmidt...................................     32,000(9)            13.6%
    Roger Smith............................................         20             *
    Scott R. Wheaton, Jr. .................................      8,824(10)            3.7%
    All directors and executive officers as a group
      (10 persons).........................................     71,318               30.3%


---------------
 (1) Unless otherwise indicated, the listed shareholder has sole voting and investment power.

 (2) Mr. and Mrs. McDonald's address is P.O. Box 782, Yachats, Oregon 97498.

 (3) Mrs. Wheaton's address is P.O. Box 378, Millbrook, New York 12545.

 (4) Includes 9,793 shares owned by Ms. Myers' husband, Jack Myers. Mrs. Myers' address is 16 Delano Drive, Rhinebeck, New York 12572.

 (5) Includes 17,560 shares owned by Mr. Schmidt's wife, Stephanie Schmidt, and 2,000 shares owned by a trust of which Mrs. Schmidt is co-trustee.

 (6) Includes 2,894 shares owned by Mr. Raible's wife.

 (7) Includes 9,875 shares owned by Mr. Myers' wife.

 (8) Includes 1,270 shares owned by Mr. Lagano's wife.

 (9) Includes 12,440 shares owned by Ms. Schmidt's husband, C.B. Schmidt, and 2,000 shares owned by a trust of which Mrs. Schmidt is co-trustee.

(10) Includes an aggregate of 75 shares owned by three trusts, of which Mr. Wheaton is the trustee, for Mr. Wheaton's children and 580 shares owned by Mr. Wheaton's wife.

                                    EXPERTS

     The consolidated financial statements of Hubbell and subsidiaries incorporated in this Prospectus/Proxy Statement by reference to Hubbell's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Fargo and subsidiaries as of December 31, 1995, 1994, and 1993 and for the years then ended included in the Prospectus/Proxy Statement have been so included in reliance on the report (which contains an explanatory paragraph relating to restatement of the consolidated financial statements as explained in Note 11) of D'Arcangelo & Co., LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS


     The legality of the shares of Class B Common Stock offered hereby will be passed upon for Hubbell by Richard W. Davies, Esq. As of December 31, 1996, Mr. Davies, Vice President, General Counsel and Secretary of Hubbell, owned 18,550 shares of Class A Common Stock and 19,300 shares of Class B Common Stock of Hubbell and 17,000 shares of Class A Common Stock and 53,863 shares of Class B Common Stock of Hubbell obtainable within sixty days of December 31, 1996 by the exercise of stock options pursuant to Hubbell's 1973 Stock Option Plan for Key Employees.



     Certain federal income tax matters related to the Merger will be passed upon for Hubbell and Fargo by ST&B (a partnership which includes professional corporations), New York, New York. As of December 31, 1996, lawyers of ST&B who have participated in the preparation of the Registration Statement of which this Prospectus/Proxy Statement is a part, beneficially owned 2,493 shares of Class A Common Stock and 455 shares of Class B Common Stock of Hubbell. In addition, a member of ST&B serves as a director of Hubbell.


                               OTHER INFORMATION

     All information contained or incorporated by reference in this Prospectus/Proxy Statement concerning Hubbell and its subsidiaries has been furnished by Hubbell. All information contained in this Prospectus/Proxy Statement concerning Fargo and its subsidiaries has been furnished by Fargo. No person has been authorized to give any information or to make any representations other than those in this Prospectus/Proxy Statement, and, if given, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Prospectus/Proxy Statement at any time, nor any solicitation made hereunder, shall under any circumstances imply that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of this Prospectus/Proxy Statement.

     Fargo management does not know of any other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Hubbell documents are incorporated by reference in this Prospectus/Proxy Statement: (i) Hubbell's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Hubbell's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the descriptions of the Class A Common Stock, Class B Common Stock, the Class A Rights and the Class B Rights set forth in Hubbell's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents and reports filed by Hubbell pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting will be deemed to be incorporated by reference into this Prospectus/Proxy Statement from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus/Proxy Statement will be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.


     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF STOCK OF HUBBELL OR FARGO, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, TO HUBBELL INCORPORATED, 584 DERBY MILFORD ROAD, ORANGE, CONNECTICUT 06477-4024 (TELEPHONE NUMBER (203) 799-4100, ATTENTION: OFFICE OF THE SECRETARY). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY FEBRUARY 7, 1997.


     All information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Hubbell or Merger Sub has been supplied by Hubbell, and all such information relating to Fargo has been supplied by Fargo.

                              FINANCIAL STATEMENTS


                            FARGO MFG. COMPANY, INC.



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                        PAGE
                                                                                        ----
Independent Auditor's Report..........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Stockholders' Equity.......................................   F-5
Consolidated Statements of Income.....................................................   F-6
Consolidated Statements of Cash Flows.................................................   F-7
Notes to Financial Statements.........................................................   F-9

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Fargo Mfg. Company, Inc.


Poughkeepsie, New York


     We have audited the accompanying consolidated balance sheets of Fargo Mfg. Company, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fargo Mfg. Company, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the financial statements, certain errors resulting in overstatement of previously reported net income and retained earnings as of December 31, 1995, 1994 and 1993, were discovered by management of the Company during the current year. Accordingly, the 1995, 1994 and 1993 financial statements have been restated to correct the errors.


D'Arcangelo & Co., LLP



February 2, 1996


(except for Note 11, as to which the date is November 1, 1996)


Poughkeepsie, New York

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                       DECEMBER 31, 1995, 1994, AND 1993


                             AND SEPTEMBER 30, 1996



                                                                 DEC. 31, 1995   DEC. 31, 1994   DEC. 31, 1993
                                                                 -------------   -------------   -------------
                                                SEPT. 30, 1996
                                                --------------
                                                 (UNAUDITED)
                                                                        (IN THOUSANDS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents.....................     $  6,487         $ 3,605         $ 2,728         $ 1,771
U.S. Treasury Bills...........................        1,112           1,290              --              --
Accounts receivable
  Trade.......................................        4,968           4,123           3,546           2,824
  Other.......................................           --              14              16              16
Inventories...................................        2,565           3,323           3,554           3,817
Prepaid expenses..............................           75              45              41              17
Income taxes receivable.......................           --              55              82              --
Deferred income tax asset.....................           10              20              12               4
                                                    -------         -------         -------         -------
  Total current assets........................       15,217          12,475           9,979           8,449
                                                    -------         -------         -------         -------
PROPERTY, PLANT AND EQUIPMENT
Land..........................................           25              25              25              25
Buildings.....................................        1,095           1,095           1,095           1,095
Improvements..................................        1,852           1,852           1,772           1,626
Construction in progress -- machinery.........          175             982             207              46
Machinery and equipment.......................        5,511           4,877           4,686           4,564
Patterns and dies.............................        3,156           5,879           5,474           5,076
Furniture and fixtures........................          593             566             598             581
Computer equipment............................          696             600             526             451
Automotive equipment..........................          371             351             238              57
                                                    -------         -------         -------         -------
                                                     13,474          16,227          14,621          13,521
Less: accumulated depreciation................        9,968          12,508          11,630          10,743
                                                    -------         -------         -------         -------
  Total property, plant and equipment.........        3,506           3,719           2,991           2,778
                                                    -------         -------         -------         -------
OTHER ASSETS
Deferred income tax asset.....................          272             211             206             196
Cash surrender value of officers' life
  insurance...................................          171             162             343             316
Notes receivable..............................           23              25              25              25
Deposits......................................           12              18              14              71
                                                    -------         -------         -------         -------
  Total other assets..........................          478             416             588             608
                                                    -------         -------         -------         -------
     Total assets.............................     $ 19,201         $16,610         $13,558         $11,835
                                                    =======         =======         =======         =======



                       (consolidated balance sheets continued on following page)



   The accompanying notes are an integral part of these financial statements.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES



                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)



                       DECEMBER 31, 1995, 1994, AND 1993


                             AND SEPTEMBER 30, 1996



                                                                 DEC. 31, 1995   DEC. 31, 1994   DEC. 31, 1993
                                                                 -------------   -------------   -------------
                                                SEPT. 30, 1996
                                                --------------
                                                 (UNAUDITED)            (IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of capital lease
  obligations.................................     $    145         $   145         $    34         $    --
Accounts payable..............................          916             981             774             620
Accrued payroll and related taxes.............          779             569             212             284
Accrued expenses..............................          662             206             183              72
Dividends payable.............................          104              92              82              76
Income taxes payable..........................          321             141             112              73
                                                    -------         -------         -------         -------
  Total current liabilities...................        2,927           2,134           1,397           1,125
LONG-TERM LIABILITIES
Deferred employment obligation................          508             510             498             526
Capital lease obligations, excluding current
  portion.....................................           84              97             125              --
Deferred income taxes.........................          463             293             155              77
                                                    -------         -------         -------         -------
  Total liabilities...........................        3,982           3,034           2,175           1,728
                                                    -------         -------         -------         -------
COMMITMENTS AND CONTINGENCIES (NOTES 4 AND 6)
STOCKHOLDERS' EQUITY
Common stock, no par value, authorized 360,000
  shares; issued 257,810 shares at stated
  value of $1.25 per share....................          322             322             322             322
Retained earnings.............................       14,320          12,653          11,170          10,183
Surplus arising from transactions in treasury
  stock.......................................        1,683           1,680           1,262           1,072
Foreign currency translation adjustment.......          (78)            (78)            (89)            (78)
                                                    -------         -------         -------         -------
                                                     16,247          14,577          12,665          11,499
Less: common stock held in the treasury at
  cost........................................       (1,028)         (1,001)         (1,282)         (1,392)
                                                    -------         -------         -------         -------
  Total stockholders' equity..................       15,219          13,576          11,383          10,107
                                                    -------         -------         -------         -------
     Total liabilities and stockholders'
       equity.................................     $ 19,201         $16,610         $13,558         $11,835
                                                    =======         =======         =======         =======


   The accompanying notes are an integral part of these financial statements.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                    AND NINE MONTHS ENDED SEPTEMBER 30, 1996



                                                     SURPLUS                   FOREIGN
                                  COMMON STOCK     ARISING FROM               CURRENCY      TREASURY STOCK        TOTAL
                                ----------------     TREASURY     RETAINED   TRANSLATION   -----------------   STOCKHOLDERS
                                SHARES    AMOUNT      STOCK       EARNINGS   ADJUSTMENT    SHARES    AMOUNT       EQUITY
                                -------   ------   ------------   --------   -----------   -------   -------   ------------
                                                        (IN THOUSANDS, EXCEPT SHARE NUMBERS)
BALANCE AT DECEMBER 31, 1992,
 AS ORIGINALLY REPORTED.......  257,810    $322       $  796      $  9,825      $ (50)     (50,200)  $(1,526)    $  9,367
PRIOR PERIOD ADJUSTMENT.......                                        (291)                                          (291)
                                -------    ----       ------       -------       ----      -------   -------      -------
BALANCE AT DECEMBER 31, 1992,
  RESTATED....................  257,810     322          796         9,534        (50)     (50,200)   (1,526)       9,076
Net income 1993...............                                         939                                            939
Dividends on common stock.....                                        (290)                                          (290)
Purchase of treasury stock....                                                              (4,350)     (196)        (196)
Sale of treasury stock........                           276                                13,443       330          606
Foreign currency translation
  adjustment..................                                                    (28)                                (28)
                                -------    ----       ------       -------       ----      -------   -------      -------
BALANCE AT DECEMBER 31,
  1993........................  257,810     322        1,072        10,183        (78)     (41,107)   (1,392)      10,107
Net income 1994...............                                       1,304                                          1,304
Dividends on common stock.....                                        (317)                                          (317)
Purchase of treasury stock....                                                              (2,436)     (118)        (118)
Sale of treasury stock........                           190                                 8,623       228          418
Foreign currency translation
  adjustment..................                                                    (11)                                (11)
                                -------    ----       ------       -------       ----      -------   -------      -------
BALANCE AT DECEMBER 31,
  1994........................  257,810     322        1,262        11,170        (89)     (34,920)   (1,282)      11,383
Net income 1995...............                                       1,830                                          1,830
Dividends on common stock.....                                        (347)                                          (347)
Purchase of treasury stock....                                                              (6,668)     (354)        (354)
Sale of treasury stock........                           418                                19,837       635        1,053
Foreign currency translation
  adjustment..................                                                     11                                  11
                                -------    ----       ------       -------       ----      -------   -------      -------
BALANCE AT DECEMBER 31,
  1995........................  257,810    $322       $1,680      $ 12,653      $ (78)     (21,751)  $(1,001)    $ 13,576
Net income nine months
  ended(1) September 30,
  1996........................                                       1,978                                          1,978
Dividends on common stock.....                                        (311)                   (655)                  (311)
Purchase of treasury stock....                                                                 288       (38)         (38)
Sale of treasury stock........                             3                                              11           14
                                -------    ----       ------       -------       ----      -------   -------      -------
BALANCE AT SEPTEMBER 30,
  1996........................  257,810    $322       $1,683      $ 14,320      $ (78)     (22,118)  $(1,028)    $ 15,219
                                =======    ====       ======       =======       ====      =======   =======      =======


---------------

(1) Figures with regard to the nine months ended September 30, 1996 are unaudited.


   The accompanying notes are an integral part of these financial statements.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


               AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995



                                           NINE MONTHS ENDED                           YEAR ENDED
                                    -------------------------------   ---------------------------------------------
                                    SEPT. 30, 1996   SEPT. 30, 1995   DEC. 31, 1995   DEC. 31, 1994   DEC. 31, 1993
                                    --------------   --------------   -------------   -------------   -------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND SHARE NUMBERS)
                                              (UNAUDITED)
Net sales.........................     $ 23,055         $ 19,396        $  26,765       $  26,133       $  24,622
Cost of sales.....................       15,645           14,069           18,974          19,841          18,169
                                       --------         --------         --------        --------        --------
Gross profit......................        7,410            5,327            7,791           6,292           6,453
                                       --------         --------         --------        --------        --------
OPERATING EXPENSES
Research and development..........          653              550              752             715             650
Selling and distribution..........        2,092            1,976            2,612           2,876           2,772
General and administrative........        1,576            1,263            1,788           1,456           1,531
Provision for doubtful accounts...           --               --                2              15              --
                                       --------         --------         --------        --------        --------
  Total expenses..................        4,321            3,789            5,154           5,062           4,953
                                       --------         --------         --------        --------        --------
OPERATING INCOME..................        3,089            1,538            2,637           1,230           1,500
                                       --------         --------         --------        --------        --------
OTHER INCOME/(EXPENSES)
Interest income...................          177              118              180              67              25
Miscellaneous income..............           14               14                1             542              67
Excess of increase in cash
  surrender value over officers'
  life insurance premiums.........            9                9               11              24              24
Interest expense..................          (96)             (70)            (122)            (77)            (71)
Gain/(loss) on foreign exchange
  transaction.....................           --              (15)             (15)             (8)             10
Proceeds from officer's life
  insurance.......................           --               --              116              --              --
                                       --------         --------         --------        --------        --------
  Total other income..............          104               56              171             548              55
                                       --------         --------         --------        --------        --------
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT ADJUSTMENT....        3,193            1,594            2,808           1,778           1,555
                                       --------         --------         --------        --------        --------
PROVISION FOR INCOME TAXES........        1,215              634              978             474             604
                                       --------         --------         --------        --------        --------
INCOME BEFORE EFFECT OF A CHANGE
  IN ACCOUNTING PRINCIPLE.........        1,978              960            1,830           1,304             951
                                       --------         --------         --------        --------        --------
CUMULATIVE EFFECT ON PRIOR YEARS
  OF ACCOUNTING CHANGE............           --               --               --              --              12
                                       --------         --------         --------        --------        --------
NET INCOME........................     $  1,978         $    960        $   1,830       $   1,304       $     939
                                       ========         ========         ========        ========        ========
NET EARNINGS PER SHARE............     $   8.39         $   4.32        $    8.11       $    5.97       $    4.42
                                       ========         ========         ========        ========        ========
AVERAGE SHARES OUTSTANDING........      235,774          222,420          225,543         218,553         212,355
                                       ========         ========         ========        ========        ========


   The accompanying notes are an integral part of these financial statements.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


               AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995



                                                  NINE MONTHS ENDED                                YEAR ENDED
                                          ---------------------------------     -------------------------------------------------
                                          SEPT. 30, 1996     SEPT. 30, 1995     DEC. 31, 1995     DEC. 31, 1994     DEC. 31, 1993
                                          --------------     --------------     -------------     -------------     -------------
                                                     (UNAUDITED)              (IN THOUSANDS)
Operating activities
NET INCOME..............................      $1,978            $    960           $ 1,830           $ 1,304           $   939
Adjustments to reconcile net income to
  net cash provided by operating
  activities
  Depreciation..........................         798                 586               954               943               852
  Loss/(gain) on sale of property, plant
    and equipment.......................          (5)                 --                13                (5)              (13)
  Provision for bad debts...............          --                  --                 3                15                --
  Increase in cash surrender value of
    officers' life insurance............          (9)                 (9)              (11)              (24)              (32)
  Gain on surrender of officer's life
    insurance...........................          --                  --              (116)               --                --
  Net change in deferred taxes..........         119                 113               124                95                79
  Loss/(gain) on foreign exchange
    transactions........................          --                  --                15                 8               (10)
  (Increase)/decrease in Accounts
    receivable..........................        (831)               (261)             (575)             (721)              353
    Inventories.........................         758                 714               231               262               194
    Prepaid expenses....................         (30)                (26)               (4)              (24)                9
    Income taxes receivable.............          55                  27                27               (82)               --
    Notes receivable....................           1                  --                --                --                 4
    Deposits............................           6                 (21)               (4)              (67)              (52)
  Increase/(decrease) in Accounts
    payable.............................         (64)                 76               206               155                (5)
    Accrued payroll and related taxes...         210                 126               561               (72)              (60)
    Accrued expenses....................         456                 301              (181)               92               (90)
    Income taxes payable................         180                 (95)               30               (39)               53
    Deferred employment obligation......          (2)                 36                12               (10)               51
                                              ------             -------           -------            ------            ------
         Net cash provided by operating
           activities...................       3,620               2,527             3,115             1,830             2,272
                                              ------             -------           -------            ------            ------
INVESTING ACTIVITIES
Investment in Treasury Bills............         179                (390)           (1,290)               --                --
Proceeds from officer's life
  insurance.............................          --                  --               309                --                --
Purchases of property, plant and
  equipment.............................        (617)             (1,067)           (1,707)             (804)             (938)
Proceeds from sale of property, plant
  and equipment.........................          36                  --                14                 8                36
                                              ------             -------           -------            ------            ------
         Net cash used in investing
           activities...................        (402)             (1,457)           (2,674)             (796)             (902)
                                              ------             -------           -------            ------            ------
FINANCING ACTIVITIES
Net increase/(decrease) in capital lease
  obligations...........................         (13)                 17                83               (34)               --
Sale of treasury stock..................          15               1,018             1,053               417               606
Purchase of treasury stock..............         (38)               (331)             (354)             (118)             (196)
  Dividends paid........................        (300)               (246)             (357)             (323)             (282)
Debenture notes payable.................          --                  --                --                --              (400)
                                              ------             -------           -------            ------            ------
  Net cash provided by/(used in)
    financing activities................        (336)                458               425               (58)             (272)
                                              ------             -------           -------            ------            ------
EFFECT OF EXCHANGE RATES ON CASH........          --                  --                11               (19)              (18)
                                              ------             -------           -------            ------            ------
  Net increase in cash and cash
    equivalents.........................       2,882               1,528               877               957             1,080
Cash and cash equivalents -- beginning
  of period.............................       3,605               2,728             2,728             1,771               691
                                              ------             -------           -------            ------            ------
Cash and cash equivalents -- end of
  period................................      $6,487            $  4,256           $ 3,605           $ 2,728           $ 1,771
                                              ======             =======           =======            ======            ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION
Cash paid during the year for
  Interest..............................      $  115            $     70           $   102           $    39           $    34
  Income taxes..........................         917                 530               718               376               485
Noncash investing and financing
  activities
  Automotive equipment acquired through
    capital lease obligations...........          81                  38               140               194                --

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES


                         NOTES TO FINANCIAL STATEMENTS



              DECEMBER 31, 1995, 1994, 1993 AND SEPTEMBER 30, 1996


    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


     (FIGURES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA AND SHARE NUMBERS)



1.  BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Principal business activities

     Fargo manufactures electrical connectors and related components for the electric utility industry.

     Estimates

     Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

     Revenue recognition

     Fargo records revenue upon shipment of inventory to its customers.

     Inventory

     Inventory is valued at the lower of cost or market on a first-in, first-out basis.


     Property, plant and equipment



     Land, buildings and equipment are carried at cost. Depreciation is accumulated by the straight-line method for assets acquired prior to January 1, 1981, and accelerated methods for assets acquired after December 31, 1980 over the estimated useful lives of the assets. Depreciation expense amounted to $954, $943, and $852, for 1995, 1994 and 1993, respectively.


     Principles of consolidation


     The accompanying consolidated financial statements include the accounts of Fargo and its wholly-owned subsidiaries -- Fargo, Inc., Fargo Mfg. Company (Canada) Ltd., and FISC. All significant intercompany transactions have been eliminated in consolidation.


     Investments

     Marketable debt securities consist of U.S. Treasury Bills which are carried in the financial statements at cost, which approximates fair value. The maturity of these securities is less than one year.

     Accounts receivable

     Fargo uses the direct write-off method to recognize bad debts on trade accounts receivable. If the reserve method of accounting for uncollectible accounts receivable were used, it would not have a material effect on the financial statements.

     Cash and cash equivalents


     For purposes of the consolidated statements of cash flows, Fargo considers cash in operating bank accounts, cash in money market accounts, cash on hand, and certificates of deposit with maturities of 90 days or less as cash and cash equivalents.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



              DECEMBER 31, 1995, 1994, 1993 AND SEPTEMBER 30, 1996


    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


     (FIGURES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA AND SHARE NUMBERS)



1.  BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)

     Reclassifications

     Certain accounts in the 1994 and 1993 financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements. These reclassifications have had no effect on net income as previously reported.

2.  INVENTORY

     Inventories at December 31, 1995, 1994 and 1993 and at September 30, 1996 consist of the following:

                                                           DEC. 31, 1995    DEC. 31, 1994    DEC. 31, 1993
                                         SEPT. 30, 1996    -------------    -------------    -------------
                                         --------------
                                         (UNAUDITED)
    Raw Materials.....................       $1,338           $ 1,841          $ 1,718          $ 1,606
    Work-in-Process...................          704               812              897            1,095
    Finished Goods....................          475               622              847            1,035
    Shipping Supplies.................           48                48               92               81
                                             ------            ------           ------           ------
      Total...........................       $2,565           $ 3,323          $ 3,554          $ 3,817
                                             ======            ======           ======           ======

3.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject Fargo to concentration of credit risk consist principally of temporary cash investments and trade receivables. Fargo maintains its cash balances with two financial institutions. At December 31, 1995, Fargo's uninsured cash balances total $2,836. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising Fargo's customer base and their dispersion across many different geographic areas.

4.  LEASE COMMITMENTS

     Fargo leases most of its automotive equipment under capital leases. The economic substance of the leases is that Fargo is financing the acquisition of the assets through the leases. Accordingly, Fargo has capitalized automotive equipment in the amounts of $333 and $194, less accumulated depreciation of $95 and $30, as of December 31, 1995 and 1994, respectively.

     The following is a schedule by years of future minimum payments required under the leases together with their present value as of December 31, 1995:

        Year ending: December 31, 1996........................................  $163
                      December 31, 1997.......................................   106
                                                                                ----
        Total minimum lease payments..........................................   269
        Less: amount representing interest....................................    26
                                                                                ----
          Present value of minimum lease payments.............................  $243
                                                                                ====

     Fargo leases other equipment on an as needed basis.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



              DECEMBER 31, 1995, 1994, 1993 AND SEPTEMBER 30, 1996


    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


     (FIGURES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA AND SHARE NUMBERS)


4.  LEASE COMMITMENTS--(CONTINUED)
     As of December 31, 1995, the future minimum lease payments under existing operating leases are:

        Year ending: December 31, 1996..........................................    $4

     Total rental expense attributable to operating leases in 1995, 1994 and 1993 amounted to $5, $49 and $145, respectively.

5.  BANK LINES OF CREDIT

     Fargo has available two separate, unsecured lines of credit totaling $6,500 with two banks. Specific terms are subject to agreement at or before any advances. Both lines of credit will expire on June 30, 1996 unless renewed or extended by each respective bank in writing. No advances were outstanding under either line of credit as of December 31, 1995, 1994 and 1993.

6.  CONTINGENCIES

     No provision has been accrued for deferred income taxes on $2,228, which represents the accumulated income of FISC through December 31, 1992. Since an election has been made to treat this corporation as an interest charged domestic international sales corporation (DISC), management expects that Federal income taxes on such accumulated income will be permanently deferred. In accordance with SFAS No. 109, deferred income taxes have been recorded on the portion of DISC income eligible for tax deferral in years beginning January 1, 1993. See
Note 11.

     In March of 1995, the New York State Department of Environmental Conservation notified Fargo that it had been identified as a Potentially Responsible Party for the cost to clean up the FICA landfill in the Town of Poughkeepsie. Fargo has indicated to the DEC that it did not place any hazardous substances into the FICA landfill waste stream, and is currently negotiating a settlement with the DEC. Based upon the nature of the negotiations to date, Fargo believes that any possible settlement would be in the approximate range of $15 to $20. Fargo has not accrued a liability for this amount.

     During 1996 and 1995, Fargo continued a voluntary environmental remediation project at its Poughkeepsie plant. The remediation process actually began in 1988. The current cost to maintain the cleanup system is approximately $7 to $15 per year, which is charged to income as the costs are incurred each year.

     Environmental exposures are difficult to assess and estimate for numerous reasons including the complexity and differing interpretations of governmental regulations, the lack of reliable data, the number of potentially responsible parties and their financial capabilities, the multiplicity of possible solutions, and the years of remedial and monitoring activity required. Although it can give no assurances, Fargo believes that any final settlement of the aforementioned environmental exposures will not have a material adverse effect on its consolidated financial position and results of operations.

7.  DEFINED CONTRIBUTION PLAN

     Fargo maintains defined contribution plans for both hourly and salary employees. Annual contributions are determined by the Fargo Board based on available business profits at the end of the plan year not in excess of 15% of the total compensation of all participants. Contributions to the plans amounted to $400, $380 and $390 in 1995, 1994 and 1993, respectively.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



              DECEMBER 31, 1995, 1994, 1993 AND SEPTEMBER 30, 1996


    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


     (FIGURES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA AND SHARE NUMBERS)


8.  INCOME TAXES

     Effective January 1, 1993, Fargo adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. The financial statements for prior years have not been restated and the cumulative effect of the change in accounting principle is included in determining net income for the year ended December 31, 1993.

     Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to deferred employment obligations, inventory capitalization costs and depreciable assets. The provision for income taxes consists of taxes currently due plus deferred taxes.

     The provision for income taxes consists of:


                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1995     1994     1994
                                                                    ----     ----     ----
    Currently due
    Federal.......................................................  $761     $367     $417
    Foreign.......................................................     8      (60)      --
    State and local...............................................    85      108      120
                                                                    ----     ----     ----
      Total current...............................................   854      415      537
                                                                    ----     ----     ----
    Deferred taxes/(benefit)
    Federal.......................................................   123       57       65
    Foreign.......................................................    (1)      --       --
    State and local...............................................     2        2        2
                                                                    ----     ----     ----
      Total deferred..............................................   124       59       67
                                                                    ----     ----     ----
         Total provision..........................................  $978     $474     $604
                                                                    ====     ====     ====


     Fargo's total deferred tax assets and deferred tax liabilities are as follows:


                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Federal
    Total deferred tax asset......................................  $196     $181     $166
    Total deferred tax liability..................................   289      148       75
                                                                    ----     ----     ----
      Deferred tax asset/(liability)..............................   (93)      33       91
                                                                    ----     ----     ----
    Foreign
    Deferred tax liability........................................    --        4       --
                                                                    ----     ----     ----
    State
    Total deferred tax asset......................................    35       37       34
    Total deferred tax liability..................................     4        3        3
                                                                    ----     ----     ----
      Deferred tax asset..........................................    31       34       31
                                                                    ----     ----     ----
         Net deferred tax assets/(liabilities)....................  $(62)    $ 63     $122
                                                                    ====     ====     ====

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



              DECEMBER 31, 1995, 1994, 1993 AND SEPTEMBER 30, 1996


    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


     (FIGURES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA AND SHARE NUMBERS)


8.  INCOME TAXES--(CONTINUED)
     There were no valuation allowances for deferred tax assets. Deferred taxes have been presented in the Fargo's financial statements as follows:


                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Current deferred tax asset....................................  $ 20     $ 12     $  4
    Noncurrent deferred tax asset.................................   211      206      196
                                                                    ----     ----     ----
      Total deferred tax asset....................................  $231     $218     $200
                                                                    ====     ====     ====
         Noncurrent deferred tax liability........................  $293     $155     $ 78
                                                                    ====     ====     ====


     Fargo has available carryovers of New York State investment tax credits and employment incentive credits of approximately $180. The credits are used on a first-in, first-out basis to reduce Fargo's New York State income tax liability subject to limitations under New York State tax law. The carryovers may be carried forward for up to seven years after the year of origination. Fargo utilizes the flow-through method of accounting for investment tax credits whereby credits are accounted for as a reduction of the provision for income taxes in the year in which the credits arise.

     In 1994, the Internal Revenue Service (the "Service") completed an examination of Fargo's Federal income tax returns for the years 1987-1993. The adjustments made by the Service for these years resulted in a net tax refund to Fargo in the amount of $5.

9.  NET EARNINGS PER SHARE OF COMMON STOCK

     On March 19, 1993, the Fargo Board authorized a two-for-one stock split in the form of a 100% stock dividend payable on March 31, 1993 to stockholders of record on March 30, 1993. A total of 128,905 shares of common stock were issued in connection with the split. The stated value of each share was changed from $2.50 to $1.25. All references in the financial statements to average number of shares outstanding and related prices and per share amounts have been restated to reflect the split.

     Net earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.


10.  DEFERRED EMPLOYMENT OBLIGATION


     Fargo is obligated to two former key employees of the Corporation. Under the plan, Fargo has agreed to pay each covered employee a certain sum annually for fifteen years upon their retirement or, in the event of their death, to their designated beneficiary. Fargo has purchased individual life insurance contracts with respect to each employee covered by this program. Fargo is the owner and beneficiary of the insurance contracts. The former employees are general creditors of Fargo with respect to these benefits. The expense associated with the plan was $72, $18, and $51 for 1995, 1994 and 1993, respectively.


11.  RESTATEMENT


     During 1996 management of Fargo determined that its previously issued financial statements for 1995 did not fully comply with Statement of Financial Accounting Standards (SFAS) No. 109.

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



              DECEMBER 31, 1995, 1994, 1993 AND SEPTEMBER 30, 1996


    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


     (FIGURES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA AND SHARE NUMBERS)



11.  RESTATEMENT--(CONTINUED)

     Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes, requires an asset and liability approach in accounting for income taxes. Fargo initially adopted SFAS No. 109 as required in its 1993 financial statements.

     Fargo has determined that for financial reporting purposes the indefinite reversal criterion no longer applies for post 1992 years to the portion of the earnings of its domestic international sales corporation (DISC) that is eligible for tax deferral. Fargo has recorded a deferred tax on the portion of the DISC income that is eligible for deferral from federal income tax for the years ended December 31, 1995, 1994 and 1993. The financial statements have been restated to reflect this change. In accordance with SFAS No. 109, no deferred tax provision is required for the portion of the DISC income that is eligible for tax deferral that has accumulated through December 31, 1992. See Note 6.

     Fargo's previously issued financial statements for 1995 had restated its previously issued 1994 and 1993 financial statements in connection with the accounting for its deferred employment obligation. Previously Fargo did not recognize the balance sheet obligation related to the plan. Upon reconsideration, Fargo determined that the obligation should be recorded at present value. Fargo has also changed its accounting for automotive equipment leases effective January 1, 1994. In previous years, the lease payments were recorded as an expense when paid. Upon reconsideration, Fargo has determined that the economic substance of the leases requires capitalization of the equipment and the related obligation on the balance sheet. These restatement adjustments reduced previously reported retained earnings as of December 31, 1992 by $291, which is net of the deferred tax benefit of $194 and previously reported results of operations are as follows:

                                                                 1995        1994        1993
                                                                -------     -------     -------
Income before income taxes
  As previously reported......................................  $ 2,808     $ 1,763     $ 1,606
  As restated.................................................    2,808       1,778       1,555
Provision for income taxes
  As previously reported......................................      836         397         548
  As restated.................................................      978         474         604
Net income
  As previously reported......................................    1,972       1,366       1,047
  As restated.................................................    1,830       1,304         939
Net earnings per share
  as previously reported......................................     8.74        6.25        4.93
  As restated.................................................     8.11        5.97        4.42
Retained earnings
  As previously reported......................................   12,946      11,632      10,582
  As restated.................................................   12,653      11,170      10,183
Book value per share
  as previously reported......................................    58.75       53.14       48.48
  As restated.................................................    57.51       51.07       46.64

                   FARGO MFG. COMPANY, INC. AND SUBSIDIARIES



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



              DECEMBER 31, 1995, 1994, 1993 AND SEPTEMBER 30, 1996


    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


     (FIGURES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA AND SHARE NUMBERS)



12.  DIVIDENDS


     Fargo declared the following cash dividends during the 1996 year:


                        STOCKHOLDERS OF                           DIVIDEND
DATE DECLARED                RECORD            DATE PAYABLE       PER SHARE
------------------     ------------------     ---------------     ---------
March 15, 1996         March 29, 1996         April 8, 1996         $0.44
June 21, 1996          June 30, 1996          July 8, 1996          $0.44
September 20, 1996     September 30, 1996     October 7, 1996       $0.44



13.  RETIREMENT PLAN


     On January 1, 1996, Fargo amended its retirement plan by adding a 401(k) feature which includes a Fargo match. The amended plan also includes a provision to allow participants to self-direct their account balances among a choice of five investments.


14.  TREASURY STOCK


     The Company held the following number of shares as treasury stock:


                                                                                  SHARES
                                                                                  ------
    September 30, 1996..........................................................  22,118
    December 31, 1995...........................................................  21,751
    December 31, 1994...........................................................  34,920
    December 31, 1993...........................................................  41,107

                                    PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS



ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Under the CBCA, unless limited by its certificate of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. As to other employees or agents of the corporation who were wholly successful in such defense, the indemnification is permissive rather than mandatory. Additionally, the CBCA permits indemnification of a director or officer, as well as other employees or agents of the corporation, made party to a proceeding if (i) he conducted himself in good faith and (ii) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (B) in all other cases, that his conduct was at least not opposed to its best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The CBCA forbids indemnification (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under the CBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.



     Under the CBCA, a corporation such as Hubbell which was incorporated under the laws of Connecticut prior to January 1, 1996 is required, except to the extent that the certificate of incorporation expressly provides otherwise, to provide its directors or officers with the full amount of indemnification that the corporation is permitted to provide such directors or officers pursuant to the CBCA. This requirement remains limited by the provision in the CBCA that requires, prior to indemnification of a director or officer, that the corporation be authorized in the specific case after a determination that indemnification of the director or officer is permissible in the circumstances because he has met the standard of conduct set forth by the CBCA. The determination must be made (i) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (ii) if a quorum cannot be obtained, by majority vote of a committee duly designated by the board of directors, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel or (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.


     The CBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director or officer against liability asserted or incurred by him in that capacity or arising from his status as a director or officer, whether or not the corporation would have power to indemnify him against the same liability under the CBCA.

     Hubbell has in effect liability insurance policies covering certain claims against any of its officers or directors by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed or alleged to have been committed by such person in his capacity as an officer or director.

ITEM 21.  EXHIBIT AND FINANCIAL STATEMENT SCHEDULES


 2.1*    --  Agreement and Plan of Merger, dated as of November 13, 1996, among the Registrant,
             Fargo Mfg. Company, Inc. and FMC Acquisition Corporation (attached as Exhibit A to the Prospectus/Proxy Statement).
 2.2*    --  Form of Escrow Agreement among the Registrant, Fargo Mfg. Company, Inc., Jack F.
             Myers, as Shareholder Representative and The Chase Manhattan Bank, as Escrow Agent
             (attached as Exhibit B to the Prospectus/Proxy Statement).
 2.3     --  Amendment No. 1, dated as of January 8, 1997, to Agreement and Plan of Merger,
             dated as of November 13, 1996, among the Registrant, FMC Acquisition Corporation and Fargo Mfg. Company, Inc. (which includes as Exhibit A thereto a revised form of the Escrow Agreement).
 3.1     --  Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3a of the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1996).
 3.2     --  By-Laws of the Registrant (incorporated by reference to Exhibit 3b of Registrant's
             Annual Report on Form 10-K for the year ended December 31, 1989).
 4.1     --  Rights Agreement, dated as of December 13, 1988, between the Registrant and
             Manufacturers Hanover Trust Company (now known as ChaseMellon Shareholder
             Services, L.L.C.) as Rights Agent (incorporated by reference to Exhibit 6 to the
             Registrant's Registration Statement on Form 8-A dated March 3, 1992).
 5.1     --  Opinion of Richard W. Davies, Esq. regarding the legality of the securities being offered.
 8.1     --  Opinion of Simpson Thacher & Bartlett regarding certain tax matters.
21       --  Subsidiaries of Registrant.
23.1     --  Consent of Price Waterhouse LLP.
23.2     --  Consent of Richard W. Davies, Esq. (included in Exhibit 5.1).
23.3     --  Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).
23.4     --  Consent of D'Arcangelo & Co., LLP.
24.1*    --  Powers of Attorney.
99.1     --  Form of Proxy Card.
99.2     --  Restated Certificate of Incorporation of Fargo Mfg. Company, Inc.
99.3     --  Amended and Restated By-Laws of Fargo Mfg. Company, Inc.


---------------

* Previously filed.


ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof,


     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;



     (d) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;



     (e) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4;



     (f) that every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;



     (g) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;



     (h) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and



     (i) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Orange, State of Connecticut, on January 9, 1997.


                                          HUBBELL INCORPORATED

                                          By:      /s/ RICHARD W. DAVIES
                                            ------------------------------------
                                            Richard W. Davies
                                            Vice President, General Counsel and
                                              Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                              HUBBELL INCORPORATED


                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  -------------------------------  ----------------
                      *                        Chairman of the Board,            January 9, 1997
---------------------------------------------  President, Chief Executive
               G.J. Ratcliffe                  Officer and Director

                      *                        Executive Vice President (Chief   January 9, 1997
---------------------------------------------  Financial and Accounting
            Harry B. Rowell, Jr.               Officer)

                      *                        Director                          January 9, 1997
---------------------------------------------
                 E.R. Brooks

                      *                        Director                          January 9, 1997
---------------------------------------------
           George W. Edwards, Jr.

                      *                        Director                          January 9, 1997
---------------------------------------------
               Joel S. Hoffman

                      *                        Director                          January 9, 1997
---------------------------------------------
             Horace G. McDonell

                      *                        Director                          January 9, 1997
---------------------------------------------
              Andrew McNally IV

                      *                        Director                          January 9, 1997
---------------------------------------------
               Daniel J. Meyer

                      *                        Director                          January 9, 1997
---------------------------------------------
                J.A. Urquhart

                      *                        Director                          January 9, 1997
---------------------------------------------
               Malcolm Wallop



* The undersigned, by signing his name hereto, does hereby sign this Amendment No. 1 to the Registration Statement on behalf of each of the above-indicated directors and officers of the Registrant pursuant to powers of attorney signed by such directors and officers.


                                                 /s/ RICHARD W. DAVIES

                                          --------------------------------------
                                                    Richard W. Davies
                                                     Attorney-in-fact

                                 EXHIBIT INDEX


 2.1*     --  Agreement and Plan of Merger, dated as of November 13, 1996, among the
              Registrant, Fargo Mfg. Company, Inc. and FMC Acquisition Corporation (attached as
              Exhibit A to the Prospectus/Proxy Statement).
 2.2*     --  Form of Escrow Agreement among the Registrant, Fargo Mfg. Company, Inc., Jack F.
              Myers, as Shareholder Representative and The Chase Manhattan Bank, as Escrow
              Agent (attached as Exhibit B to the Prospectus/Proxy Statement).
 2.3      --  Amendment No. 1, dated as of January 8, 1997, to Agreement and Plan of Merger,
              dated as of November 13, 1996, among the Registrant, FMC Acquisition Corporation and Fargo Mfg. Company, Inc. (which includes as Exhibit A thereto a revised form of the Escrow Agreement).
 3.1      --  Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3a of the Registrant's Quarterly Report on Form 10-Q for the
              period ended June 30, 1996).
 3.2      --  By-Laws of the Registrant (incorporated by reference to Exhibit 3b of
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1989).
 4.1      --  Rights Agreement, dated as of December 13, 1988, between the Registrant and
              Manufacturers Hanover Trust Company (now known as ChaseMellon Shareholder
              Services, L.L.C.) as Rights Agent (incorporated by reference to Exhibit 6 to the
              Registrant's Registration Statement on Form 8-A dated March 3, 1992).
 5.1      --  Opinion of Richard W. Davies, Esq. regarding the legality of the securities being offered.
 8.1      --  Opinion of Simpson Thacher & Bartlett regarding certain tax matters.
21        --  Subsidiaries of Registrant.
23.1      --  Consent of Price Waterhouse LLP.
23.2      --  Consent of Richard W. Davies, Esq. (included in Exhibit 5.1).
23.3      --  Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).
23.4      --  Consent of D'Arcangelo & Co., LLP.
24.1*     --  Powers of Attorney.
99.1      --  Form of Proxy Card.
99.2      --  Restated Certificate of Incorporation of Fargo Mfg. Company, Inc.
99.3      --  Amended and Restated By-Laws of Fargo Mfg. Company, Inc.


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* Previously filed.